Exhibit 99.1

Explanatory Note:  We are updating Item 6. Selected Financial Data, Item 7. Management’s Discussion and Analysis, and Item 8. Financial Statements and Supplementary Data of our Annual Report on Form 10-K for the year ended December 31, 2008, filed on February 26, 2009, as supplemented on our Current Report on Form 8-K, filed on September 28, 2009, in order to present the Arizona and Bluegrass power generation  facilities as discontinued operations for all periods presented.  Unaffected items of our Annual Report on Form 10-K for the year ended December 31, 2008, as previously supplemented, have not been repeated in this Current Report on Form 8-K.

Item 6.  Selected Financial Data

The selected financial information presented below was derived from, and is qualified by reference to, our Consolidated Financial Statements, including the notes thereto, contained elsewhere herein.  The selected financial information should be read in conjunction with the Consolidated Financial Statements and related notes and Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Dynegy’s Selected Financial Data

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(in millions, except per share data)
Statement of Operations Data (1):
Revenues	$3,324	$2,918	$1,758	$2,004	$2,250
Depreciation and amortization expense	(346)	(306)	(208)	(199)	(211)
Impairment and other charges	—	—	(9)	(46)	(78)
General and administrative expenses	(157)	(203)	(196)	(468)	(330)
Operating income (loss)	744	576	220	(826)	(52)
Interest expense and debt conversion expense	(427)	(384)	(631)	(389)	(453)
Income tax (expense) benefit	(90)	(140)	116	391	152
Income (loss) from continuing operations	188	105	(242)	(796)	(149)
Income (loss) from discontinued operations (3)	(17)	166	(92)	891	137
Cumulative effect of change in accounting principles	—	—	1	(5)	—
Net income (loss)	$171	$271	$(333)	$90	$(12)
Net income (loss) attributable to Dynegy Inc. common stockholders	174	264	(342)	68	(37)
Basic earnings (loss) per share from continuing operations attributable to Dynegy Inc. common stockholders	$0.23	$0.13	$(0.55)	$(2.11)	$(0.46)
Basic net income (loss) per share attributable to Dynegy Inc. common stockholders	0.20	0.35	(0.75)	0.18	(0.10)
Diluted earnings (loss) per share from continuing operations attributable to Dynegy Inc. common stockholders	$0.23	$0.13	$(0.55)	$(2.11)	$(0.46)
Diluted net income (loss) per share attributable to Dynegy Inc. common stockholders	0.20	0.35	(0.75)	0.18	(0.10)
Shares outstanding for basic EPS calculation	840	752	459	387	378
Shares outstanding for diluted EPS calculation	842	754	509	513	504
Cash dividends per common share	$—	$—	$—	$—	$—
Cash Flow Data:
Net cash provided by (used in) operating activities	$319	$341	$(194)	$(30)	$5
Net cash provided by (used in) investing activities	(102)	(817)	358	1,824	262
Net cash provided by (used in) financing activities	148	433	(1,342)	(873)	(115)
Cash dividends or distributions to partners, net	—	—	(17)	(22)	(22)
Capital expenditures, acquisitions and investments	(640)	(504)	(163)	(315)	(314)

	December 31,
	2008	2007	2006	2005	2004
	(in millions)
Balance Sheet Data (2):
Current assets	$2,803	$1,663	$1,989	$3,706	$2,728
Current liabilities	1,702	999	1,166	2,116	1,802
Property and equipment, net	8,934	9,017	4,951	5,323	6,130
Total assets	14,213	13,221	7,537	10,126	9,843
Long-term debt (excluding current portion)	6,072	5,939	3,190	4,228	4,332
Notes payable and current portion of long-term debt	64	51	68	71	34
Series C convertible preferred stock	—	—	—	400	400
Capital leases not already included in long-term debt	4	5	6	—	—
Total equity	4,485	4,529	2,267	2,140	2,062

(1)
The Merger (April 2, 2007) and the Sithe Energies acquisition (February 1, 2005) were each accounted for in accordance with the purchase method of accounting and the results of operations attributable to the acquired businesses are included in our financial statements and operating statistics beginning on the acquisitions’ effective date for accounting purposes.

(2)
The Merger and the Sithe Energies acquisition were each accounted for under the purchase method of accounting.  Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the effective dates of each transaction.  Please read note (1) above for respective effective dates.

(3)	Discontinued operations include the results of operations from the following businesses:

•	The Arizona power generation facilities (entered into an agreement on August 9, 2009 to sell);

•	Bluegrass power generating facility (entered into an agreement on August 9, 2009 to sell);

•	Heard County power generating facility (sold second quarter 2009);

•	Calcasieu power generating facility (sold first quarter 2008);

•	CoGen Lyondell power generating facility (sold third quarter 2007); and

•	DMSLP (sold fourth quarter 2005).

Dynegy Holdings’ Selected Financial Data

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(in millions, except per share data)
Statement of Operations Data (1):
Revenues	$3,324	$2,918	$1,758	$2,004	$1,448
Depreciation and amortization expense	(346)	(306)	(208)	(199)	(200)
Impairment and other charges	—	—	(9)	(40)	(24)
General and administrative expenses	(157)	(184)	(193)	(375)	(285)
Operating income (loss)	744	595	223	(727)	(188)
Interest expense and debt conversion expense	(427)	(384)	(579)	(383)	(332)
Income tax (expense) benefit	(138)	(105)	89	372	160
Income (loss) from continuing operations	222	165	(217)	(723)	(236)
Income (loss) from discontinued operations (2)	(17)	166	(91)	809	135
Cumulative effect of change in accounting principles	—	—	—	(5)	—
Net income (loss)	$205	$331	$(308)	$81	$(101)
Net income (loss) attributable to Dynegy Holdings Inc.	$208	$324	$(308)	$81	$(104)
Cash Flow Data:
Net cash provided by (used in) operating activities	$319	$368	$(205)	$(24)	$(160)
Net cash provided by (used in) investing activities	(87)	(688)	357	1,839	(211)
Net cash provided by (used in) financing activities	146	369	(1,235)	(734)	289
Capital expenditures, acquisitions and investments	(626)	(350)	(155)	(169)	(219)

	December 31,
	2008	2007	2006	2005	2004
	(in millions)
Balance Sheet Data (1):
Current assets	$2,780	$1,614	$1,828	$3,457	$2,192
Current liabilities	1,681	999	1,165	2,212	1,773
Property and equipment, net	8,934	9,017	4,951	5,323	6,130
Total assets	14,174	13,107	8,136	10,580	10,129
Long-term debt (excluding current portion)	6,072	5,939	3,190	4,003	4,107
Notes payable and current portion of long-term debt	64	51	68	191	34
Capital leases not already included in long-term debt	4	5	6	—	—
Total equity	4,583	4,620	3,036	3,331	3,191

(1)
The Contributed Entities’ assets were contributed to DHI contemporaneously with the Merger.  This contribution was accounted for as a transaction between entities under common control.  As such, the assets and liabilities were recorded by DHI at Dynegy’s historical cost on Dynegy’s date of acquisition.  Please read Note 3—Business Combination and Acquisitions—LS Assets Contribution for further discussion.  Additionally, the Sithe Energies assets were contributed to DHI on April 2, 2007.  This contribution was accounted for as a transaction between entities under common control.  As such, the assets and liabilities were recorded by DHI at Dynegy’s historical cost on Dynegy’s date of acquisition, January 31, 2005.  In addition, DHI’s historical financial statements have been adjusted in all periods presented to reflect the contribution as though DHI had owned these assets beginning January 31, 2005.  Please read Note 3—Business Combination and Acquisitions—LS Assets Contribution for further discussion.

(2)	Discontinued operations include the results of operations from the following businesses:

•	The Arizona power generation facilities (entered into an agreement on August 9, 2009 to sell);

•	Bluegrass power generating facility (entered into an agreement on August 9, 2009 to sell);

•	Heard County power generating facility (sold second quarter 2009);

•	Calcasieu power generating facility (sold first quarter 2008);

•	CoGen Lyondell power generating facility (sold third quarter 2007); and

•	DMSLP (sold fourth quarter 2005).

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

We have updated Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations in this Current Report on Form 8-K to provide updated financial information which presents the Arizona  and Bluegrass power generation facilities as discontinued operations for all periods presented, as applicable in our Annual Report on Form 10-K for the year ended December 31, 2008, filed on February 26, 2009, supplemented in our Current Report on Form 8-K filed on September 28, 2009.  We have not otherwise updated our financial information or business discussion in this Item 7 for activities or events occurring after the date this information was presented in our 2008 Form 10-K.  You should read our Quarterly Reports on Form 10-Q for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009, respectively, and our Current Reports on Form 8-K, including exhibits included herein as Exhibit 99.2 and Exhibit 99.3, and any amendments thereto filed since our 2008 Form 10-K, for updated information.

The following discussion should be read together with the audited consolidated financial statements and the notes thereto included in this report.

OVERVIEW

We are holding companies and conduct substantially all of our business operations through our subsidiaries.  Our current business operations are focused primarily on the power generation sector of the energy industry.  We report the results of our power generation business as three separate segments in our consolidated financial statements: (i) GEN-MW; (ii) GEN-WE; and (iii) GEN-NE.  Because of the diversity among their respective operations, we report the results of each business as a separate segment in our consolidated financial statements.  Beginning in the first quarter 2008, the results of our former customer risk management business are included in Other as it does not meet the criteria required to be an operating segment as of January 1, 2008.  Accordingly, we have restated the corresponding items of segment information for prior periods.  Our consolidated financial results also reflect corporate-level expenses such as general and administrative, interest and depreciation and amortization.  Dynegy’s 50 percent investment in DLS Power Development, the dissolution of which will be completed in the first quarter of 2009, is included in Other for segment reporting purposes.

In addition to our operating generation facilities, we own an approximate 37 percent interest in PPEA which, through its wholly owned subsidiary, owns an approximate 57 percent undivided interest in Plum Point, a 665 MW coal-fired power generation facility under construction in Mississippi County, Arkansas, which is included in GEN-MW.  We also own a 50 percent interest in SCH, which owns an approximate 64 percent undivided interest in Sandy Creek, an 898 MW power generation facility under construction in McLennan County, Texas, which is included in GEN-WE.

The following is a brief discussion of each of our power generation segments, including a list of key factors that have affected, and are expected to continue to affect, their respective earnings and cash flows.  We also present a brief discussion of our corporate-level expenses.  This “Overview” section concludes with a discussion of our 2008 company highlights.  Please note that this “Overview” section is merely a summary and should be read together with the remainder of this Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, as well as our audited consolidated financial statements, including the notes thereto, and the other information included in this report.

Business Discussion

Power Generation Business

We generate earnings and cash flows in the three segments within our power generation business through sales of electric energy, capacity and ancillary services.  Primary factors affecting our earnings and cash flows in the power generation business include:

•
Prices for power, natural gas, coal and fuel oil, which in turn are largely driven by supply and demand.  Demand for power can vary due to weather and general economic conditions, among other things.  For example, a warm summer or a cold winter typically increases demand for electricity.  Power supplies similarly vary by region and are impacted significantly by available generating capacity, transmission capacity and federal and state regulation;

•
The relationship between prices for power and natural gas and prices for power and fuel oil, commonly referred to as the “spark spread”, which impacts the margin we earn on the electricity we generate.  We believe that our coal-fired generating facilities provide a certain level of predictability of earnings in the near term since our delivered cost of coal, particularly in the Midwest region, is relatively stable and positions us for potential increases in earnings and cash flows in an environment where power prices increase; and

•
Our ability to enter into commercial transactions to mitigate near term earnings volatility and our ability to better manage our liquidity requirements resulting from potential changes in collateral requirements as prices move.

Other factors that have affected, and are expected to continue to affect, earnings and cash flows for this business include:

•	Transmission constraints, congestion, and other factors that can affect the price differential between the locations where we deliver generated power and the liquid market hub;

•	Our ability to control capital expenditures, which primarily include maintenance, safety, environmental and reliability projects, and to control other costs through disciplined management;

•	Overall electricity demand patterns;

•	Our ability to optimize our assets by maintaining a high in-market availability, reliable run-time and safe, efficient operations; and

•	The cost of compliance with existing and future environmental requirements that are likely to be more stringent and more comprehensive.

Please read Item 1A.  Risk Factors for additional factors that could affect our future operating results, financial condition and cash flows.

In addition to these overarching factors, other factors have influenced, and are expected to continue to influence, earnings and cash flows for our three reportable segments within the power generation business as further described below.

Power Generation—Midwest Segment.  Our assets in the Midwest segment include a coal-fired fleet and a natural gas-fired fleet.  The following specific factors affect or could affect the performance of this reportable segment:

•
Our ability to maintain sufficient coal inventories, which is dependent upon the continued performance of the railroads for deliveries of coal in a consistent and timely manner, and its impact on our ability to serve the critical winter and summer on-peak loads;

•	Our requirement for the next four years to utilize a significant amount of cash for capital expenditures required to comply with the Consent Decree;

•	Changes in the MISO market design or associated rules; and

•	Changes in the existing PJM RPM capacity markets or in the bilateral MISO capacity markets and any resulting effect on future capacity revenues.

Power Generation—West Segment.  Our assets in the West segment are all natural gas-fired power generating facilities with the exception of our fuel oil-fired Oakland power generating facility.  The following specific factors impact or could impact the performance of this reportable segment:

•	Our ability to maintain the necessary permits to continue to operate our Moss Landing power generation facility with a once-through, seawater cooling system;

•	Our ability to maintain and operate our plants in a manner that ensures we receive full capacity payments under our various tolling agreements; and

•	The economic life of our facilities, which could be adversely impacted by contractual obligations, regulatory actions or other factors.

Power Generation—Northeast Segment.  Our assets in the Northeast segment include natural gas, fuel oil and coal-fired power generating facilities.  The following specific factors impact or could impact the performance of this reportable segment:

•
Our ability to maintain sufficient coal and fuel oil inventories, including continued deliveries of coal in a consistent and timely manner, and maintain access to natural gas, impacts our ability to serve the critical winter and summer on-peak loads; and

•	State-driven programs aimed at capping mercury and CO2 emissions will impose additional costs on our power generation facilities.

Other

Other includes corporate-level expenses such as general and administrative and interest.  Significant items impacting future earnings and cash flows include:

•	Interest expense, which reflects debt with a weighted-average rate of approximately 7 percent;

•
General and administrative costs, which will be impacted by, among other things, (i) staffing levels and associated expenses; (ii) funding requirements under our pension plans; and (iii) any future corporate-level litigation reserves or settlements; and

•	Income taxes, which will be impacted by our ability to realize our significant alternative minimum tax credits.

Other also includes our former CRM segment, which primarily consists of a minimal number of legacy power and natural gas trading positions that will remain until 2010 and 2017, respectively.

2008 Highlights

DLS Power Holdings and DLS Power Development Dissolution.  Effective January 1, 2009, Dynegy entered into an agreement with LS Associates to dissolve DLS Power Holdings and DLS Power Development, our development joint ventures with LS Power Associates.  Under the terms of this agreement, we acquired exclusive rights related to repowering and expansion opportunities at our existing facilities.  In return, LS Power Associates received a cash payment of approximately $19 million, as well as full rights to new greenfield development opportunities previously held by the joint venture.  As a result of this agreement, we recorded a $71 million pre-tax charge related to our investment in the joint ventures, which consisted of a $24 million impairment and a $47 million loss on dissolution.  This dissolution has no effect on our ownership rights in the Plum Point or Sandy Creek projects.  Please read Note 13—Variable Interest Entities—DLS Power Holdings and DLS Power Development for further discussion.

Rolling Hills.  On July 31, 2008, we completed the sale of the Rolling Hills power generation facility to an affiliate of Tenaska Capital Management, LLC for approximately $368 million, net of transaction costs.  We recorded a gain of approximately $56 million related to the sale of the facility in the third quarter 2008.  Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Dispositions and Contract Terminations—Rolling Hills for further discussion.

Contingent LC Facility.  On June 17, 2008, DHI entered into the Contingent LC Facility with Morgan Stanley.  Availability under the Contingent LC Facility is contingent on natural gas prices rising above $13/MMBtu during 2009.  In the event that the Contingent LC Facility is utilized, it will complement existing liquidity instruments as a source of additional letters of credit to meet our collateral requirements.  Such letters of credit will be available for the purpose of supporting certain commercial and trading contracts and related netting agreements described in the Credit Agreement.  Please read Note 16—Debt—Contingent LC Facility for further discussion.

Sandy Creek.  On June 6, 2008, SCEA sold an 11 percent undivided interest in the Sandy Creek Project to an unaffiliated third party, reducing its undivided interest in the project from approximately 75 percent to approximately 64 percent. Losses from unconsolidated investments include a net gain of approximately $13 million related to the sale.  Using cash on hand and the proceeds of the sale, SCEA repaid approximately $45 million in project related debt and approximately $7 million in affiliate debt.  In addition, we received a distribution of approximately $7 million during the second quarter 2008.  Please read Note 13—Variable Interest Entities—Sandy Creek for further discussion.

LIQUIDITY AND CAPITAL RESOURCES

Overview

In this section, we describe our liquidity and capital requirements including our sources and uses of liquidity and capital resources.  Our liquidity and capital requirements are primarily a function of our debt maturities and debt service requirements, collateral requirements, fixed capacity payments and contractual obligations, capital expenditures (including required environmental expenditures), potential funding commitments for our equity investment and working capital needs.  Examples of working capital needs include purchases of commodities, particularly natural gas and coal, facility maintenance costs and other costs such as payroll.

Our primary sources of internal liquidity are cash flows from operations, cash on hand, available capacity under our Credit Agreement, of which the revolver capacity of $1,080 million is scheduled to mature in April 2012 and the term letter of credit capacity of $850 million is scheduled to mature in April 2013, and available capacity under our Contingent LC Facility, as described further below.  Our primary sources of external liquidity are asset sales proceeds and proceeds from capital market transactions to the extent we engage in these transactions.  Operating cash flows provided by our power generation assets and the available cash we currently hold are expected to be sufficient to fund the operation of our business, as well as our planned capital expenditure program, including expenditures in connection with the Consent Decree, and debt service requirements over the next twelve months.  We maintain capacity under the Credit Agreement in order to post collateral in the form of letters of credit or cash, and we believe we have sufficient capacity should we be required to post additional collateral.  Please read Note 16—Debt—Fifth Amended and Restated Credit Facility for a discussion of the financial covenants contained in the Credit Agreement, as well as the discussion below regarding our Revolver Capacity.  Additionally, DHI may borrow money from time to time from Dynegy.

Market Conditions

The latter half of 2008 was characterized by turmoil in the financial markets that many have referred to as a liquidity crisis.  Several large financial institutions have failed, and stock prices across industries, including Dynegy’s, have fallen sharply.  These market conditions have resulted in a decreased willingness on the part of lenders to enter into new loans.  Although recent market developments have not had a material adverse impact on our ability to conduct our business, they have affected us directly in several ways:

•
Lehman Commercial Paper Inc. (“Lehman CP”), a lender under our Credit Agreement, entered bankruptcy proceedings.  As a result, our effective availability under the Credit Agreement may be reduced  by $70 million to $1.9 billion;

•
We recorded a reserve of $3 million as a result of the bankruptcy of LBH.  This reserve represents the uncollateralized portion of our $15 million net position arising from our outstanding commercial transactions with a subsidiary of LBH;

•
A large money market fund in which we invested a portion of our cash balance lowered its share price below $1, subsequently suspended distributions and commenced liquidation.  As a result, we reclassified our $127 million investment from cash equivalents to short-term investments and recorded a $2 million impairment.  We have received approximately $100 million of distributions as of December 31, 2008; and

•
A decrease in liquidity in the bilateral markets for forward power sales, resulting in increased exchange-traded transactions settling through our futures clearing manager that can potentially result in the need for additional cash collateral postings.

The banks and other counterparties with which we transact have also been affected by market developments in various ways, which could affect their ability to enter into transactions with us and further impact the way we conduct our business.

Also, as a result of the recent decline in the overall capital markets, the value of our pension plan assets has decreased as of December 31, 2008.  Please read Note 22—Employee Compensation, Savings and Pension Plan—Pension and Other Post-Retirement Benefits for further discussion.

Corporate Matters

On September 14, 2006, Dynegy entered into the Shareholder Agreement with the LS Entities that, among other things, limits the LS Entities’ ownership of Dynegy’s common stock and restricts the manner in which the LS Entities may transfer their shares of Class B common stock.  Specifically, subsequent to April 2, 2009, the LS Entities may:

•	continue to hold their 40 percent investment in Dynegy;

•
make an offer to purchase all of the outstanding shares of Dynegy’s common stock.  Upon such offer, we may either (i) accept the offer or (ii) if requested by the LS Entities, conduct an auction of Dynegy in which the LS Entities may elect whether or not to participate; or

•
freely transfer (i.e. sell) their shares of Dynegy’s Class B common stock to any person so long as such transfer would not result in such person owning more than 15 percent of the outstanding shares of Dynegy’s common stock.

Current Liquidity.  The following table summarizes our consolidated revolver capacity and liquidity position at February 20, 2009, December 31, 2008 and December 31, 2007:

	February 20, 2009	December 31, 2008	December 31, 2007
	(in millions)
Revolver capacity (1) (2) (3)	$1,080	$1,080	$1,150
Borrowings against revolver capacity	—	—	—
Term letter of credit capacity, net of required reserves	825	825	825
Plum Point and Sandy Creek letter of credit capacity	377	377	425
Available contingent letter of credit facility capacity (4)	—	—	—
Outstanding letters of credit	(1,104)	(1,135)	(1,279)

Unused capacity	1,178	1,147	1,121
Cash—DHI	675	670	292

Total available liquidity—DHI	1,853	1,817	1,413
Cash—Dynegy	183	23	36

Total available liquidity—Dynegy	$2,036	$1,840	$1,449
____________
(1)
Lehman CP filed for protection from creditors under the bankruptcy law in October 2008, thus potentially reducing the available capacity of the revolving portion of the Credit Agreement by $70 million.  Please read Note 16—Debt—Credit Agreement for further discussion.  We continue to believe that we maintain sufficient liquidity despite any such reduction in the available capacity under the revolving portion of our Credit Agreement.

(2)
We currently have 15 lenders participating in the revolving portion of our Credit Agreement with commitments ranging from $10 million to $105 million.  Other than the commitment from Lehman CP, we have not experienced, nor do we currently anticipate, any difficulties in obtaining funding from any of the remaining lenders at this time.  However, we continue to monitor the environment, and any lack of or delay in funding by a significant member or multiple members of our banking group could negatively affect our liquidity position.
(3)
Based on management’s current forecast of financial performance during 2009, DHI’s available liquidity under the Fifth Amended and Restated Credit Facility may be reduced temporarily in order to remain in compliance with the secured debt to adjusted EBITDA ratio.

(4)
Under the terms of the Contingent LC Facility, up to $300 million of capacity can become available, contingent on 2009 forward natural gas prices rising above $13/MMBtu.  Over the course of 2009, the ratio of availability per dollar increase in natural gas prices will be reduced, on a pro rata monthly basis, to zero by year-end.

Cash on Hand.  At February 20, 2009 and December 31, 2008, Dynegy had cash on hand of $858 million and $693 million, respectively, as compared to $328 million at the end of 2007. The increase in cash on hand at February 20, 2009 compared with December 31, 2008 is the result of cash provided by the operating activities of our generating business. The change in cash on hand at December 31, 2008 as compared to the end of 2007 is primarily attributable to cash provided by the operating activities of our generating business, proceeds received from the sale of our Rolling Hills and Calcasieu power generation facilities and reduced capital commitments in connection with the Sandy Creek Project due to the sale of an approximate 11 percent ownership interest, partly offset by capital expenditures and payments on our DNE Leveraged lease.

At February 20, 2009 and December 31, 2008, DHI had cash on hand of $675 million and $670 million, respectively, as compared to $292 million at the end of 2007. Cash provided by the operating activities of our generating business for the period from December 31, 2008 to February 20, 2009 was offset by the payment of $175 million dividend from DHI to Dynegy in January, 2009. The increase in cash on hand at December 31, 2008 as compared to the end of 2007 is primarily attributable to cash provided by the operating activities of our generating business and proceeds received from the sale of our Rolling Hills and Calcasieu power generation facilities and reduced capital commitments in connection with the Sandy Creek Project due to the sale of an approximate 11 percent ownership interest, partly offset by capital expenditures, dividends paid to Dynegy and payments on our DNE Leveraged lease.

Revolver Capacity.  On April 2, 2007, DHI entered into the Fifth Amended and Restated Credit Facility, which is our primary credit facility.  On May 24, 2007, DHI entered into an amendment to the Fifth Amended and Restated Credit Facility.  As of February 20, 2009, $1,104 million in letters of credit are outstanding but undrawn, and we have no revolving loan amounts drawn under the Fifth Amended and Restated Credit Facility.  The Fifth Amended and Restated Credit Facility has financial covenants which could restrict our ability to realize full capacity utilization based on levels of realized EBITDA, all as defined in Section 7.11 of the Fifth Amended and Restated Credit Facility.  Based on management’s current forecast of financial performance during 2009, DHI’s available liquidity under the Fifth Amended and Restated Facility may be reduced temporarily in order to remain in compliance with the secured debt to adjusted EBITDA ratio. Please read Note 16—Debt—Fifth Amended and Restated Credit Facility for further discussion of our amended credit facility.

Operating Activities

Historical Operating Cash Flows.  Dynegy’s cash flow provided by operations totaled $319 million for the twelve months ended December 31, 2008.  DHI’s cash flow provided by operations totaled $319 million for the twelve months ended December 31, 2008.  During the period, our power generation business provided positive cash flow from operations of $869 million from the operation of our power generation facilities, reflecting positive earnings for the period, partly offset by additional collateral requirements due to an increase in the volume of our hedging positions and increased payments associated with our DNE leveraged lease.  Corporate and other operations included a use of approximately $550 million in cash by Dynegy and DHI primarily due to interest payments to service debt, general and administrative expenses and a $17 million legal settlement payment previously reserved, partially offset by interest income.

Dynegy’s cash flow provided by operations totaled $341 million for the twelve months ended December 31, 2007.  DHI’s cash flow provided by operations totaled $368 million for the twelve months ended December 31, 2007.  During the period, our power generation business provided positive cash flow from operations of $934 million primarily due to positive earnings for the period, partly offset by an increased use of working capital.  Corporate and other operations included a use of approximately $593 million in cash by Dynegy and approximately $566 million in cash by DHI relating to corporate-level expenses and our former customer risk management business.

Dynegy’s cash flow used in operations totaled $194 million for the twelve months ended December 31, 2006.  DHI’s cash flow used in operations totaled $205 million for the twelve months ended December 31, 2006.  During the period, our power generation business provided positive cash flow from operations of $698 million primarily due to positive earnings for the period, decreases in working capital due to returns of cash collateral postings and decreased accounts receivable balances.  Corporate and other operations included a use of approximately $892 million in cash by Dynegy and approximately $903 million in cash by DHI relating to corporate-level expenses and our former customer risk management business.

Future Operating Cash Flows.  Our future operating cash flows will vary based on a number of factors, many of which are beyond our control, including the price of natural gas and its correlation to power prices, the cost of coal and fuel oil, the value of capacity and ancillary services and legal and regulatory requirements.  Additionally, the availability of our plants during peak demand periods will be required to allow us to capture attractive market prices when available.  Over the longer term, our operating cash flows also will be impacted by, among other things, our ability to tightly manage our operating costs, including maintenance costs, in balance with ensuring that our plants are available to operate when markets offer attractive returns.

Collateral Postings.  We use a significant portion of our capital resources, in the form of cash and letters of credit, to satisfy counterparty collateral demands.  These counterparty collateral demands reflect our non-investment grade credit ratings and counterparties’ views of our financial condition and ability to satisfy our performance obligations, as well as commodity prices and other factors.  The following table summarizes our consolidated collateral postings to third parties by line of business at February 20, 2009, December 31, 2008 and December 31, 2007:

	February 20, 2009	December 31, 2008	December 31, 2007
	(in millions)
By Business:
Generation business	$1,128	$1,064	$1,130
Other	189	189	202

Total	$1,317	$1,253	$1,332
By Type:
Cash (1)	$213	$118	$53
Letters of credit	1,104	1,135	1,279

Total	$1,317	$1,253	$1,332
____________
(1)
Cash collateral postings exclude the effect of cash inflows and outflows arising from the daily settlements of our exchange-traded or brokered commodity futures positions held with our futures clearing manager.

The changes in collateral postings are primarily due to the volume of forward power sales and fuel purchase transactions and the effect of changing commodity prices on such transactions.  Letters of credit posted under the letter of credit portion of our Credit Agreement and the stand-alone letter of credit facility posted in support of our Sandy Creek facility are supported with restricted cash.

Going forward, we expect counterparties’ collateral demands to continue to reflect changes in commodity prices, including seasonal changes in weather-related demand, as well as their views of our creditworthiness.  We believe that we have sufficient capital resources to satisfy counterparties’ collateral demands, including those for which no collateral is currently posted, for the foreseeable future.

We have structured our liquidity facilities to provide us with the flexibility to enable us to post additional collateral to support our financial positions as needed in the event that natural gas and power prices increase.  For example, at June 30, 2008, the average natural gas prices for the remainder of 2008 and for 2009 were $13.54/MMBtu and $12.47/MMBtu, respectively.  Even in this environment of high prices, we maintained $890 million of available liquidity.

Investing Activities

Capital Expenditures. We continue to tightly manage our operating costs and capital expenditures.  We had approximately $611 million, $379 million and $155 million in capital expenditures during 2008, 2007 and 2006.  Our capital spending by reportable segment was as follows:

	December 31,
	2008	2007	2006
	(in millions)
GEN-MW	$530	$300	$101
GEN-WE	29	17	24
GEN-NE	36	47	22
Other	16	15	8
Total	$611	$379	$155

Capital spending in our GEN-MW segment primarily consisted of environmental and maintenance capital projects, as well as approximately $203 million and $161 million spent on development capital related to the Plum Point Project during the years ended December 31, 2008 and 2007, respectively.  Capital spending in our GEN-WE and GEN-NE segments primarily consisted of maintenance projects.

We expect capital expenditures for 2009 to approximate $490 million, which is comprised of $431 million, $16 million, $28 million and $15 million in GEN-MW, GEN-WE, GEN-NE and other, respectively.  The $431 million of spending planned for GEN-MW includes $80 million related to construction of the Plum Point facility and approximately $245 million of environmental expenditures related to the Consent Decree.  The capital expenditures related to Plum Point will be funded by non-recourse project debt.  Please read Note 16—Debt—Plum Point Credit Agreement Facility for further discussion.  Other spending primarily includes maintenance capital projects, environmental projects and limited development projects.  The capital budget is subject to revision as opportunities arise or circumstances change.

The Consent Decree was finalized in July 2005.  It prohibits us from operating certain of our power generating facilities after specified dates unless certain emission control equipment is installed.  Our long-term capital expenditures in the GEN-MW segment will be significantly impacted by this Consent Decree.  We anticipate our costs associated with the Consent Decree projects, which we expect to incur through 2012, to be approximately $960 million, which includes approximately $290 million spent to date.  This estimate, which is broken down by year below, includes a number of assumptions about uncertainties that are beyond our control.  For instance, we have assumed for purposes of this estimate that labor and material costs will increase at four percent per year over the remaining project term.  The following are the estimated capital expenditures required to comply with the Consent Decree:

2009	2010	2011	2012
(in millions)
$245	$215	$165	$45

If the costs of these capital expenditures become great enough to render the operation of the affected facility or facilities uneconomical, we could, at our option, cease to operate the facility or facilities and forego these capital expenditures without incurring any further obligations under the Consent Decree.  Please read Note 20—Commitments and Contingencies—Other Commitments and Contingencies—Midwest Consent Decree for further discussion.

Finally, the SPDES permits renewal application at our Roseton power generating facility and the NPDES permit at our Moss Landing power generating facility have been challenged by local environmental groups which contend the existing once-through, seawater cooling systems currently in place should be replaced with closed-cycle cooling systems.  A decision to install a closed cycle cooling system at the Roseton or Moss Landing facilities would be made on a case-by-case basis considering all relevant factors at such time, including any relevant costs or applicable remediation requirements.  If mandated installation of closed cycle cooling systems at either of these facilities would result in a material capital expenditure that renders the operation of a plant uneconomical, we could, at our option, and subject to any applicable financing agreements or other obligations, reduce operations or cease to operate such facility and forego these capital expenditures.

Please read Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Disclosure of Contractual Obligations and Contingent Financial Commitments—Off-Balance Sheet Arrangements—DNE Leveraged Lease for further discussion of early lease termination payments.  Please read Note 20—Commitments and Contingencies—Legal Proceedings—Roseton State Pollutant Discharge Elimination System Permit and —Commitments and Contingencies—Legal Proceedings—Moss Landing National Pollutant Discharge Elimination System Permit for further discussion.

Asset Dispositions.  Proceeds from asset sales in 2008 totaled $451 million, net of transaction costs, related to the sales of the Rolling Hills power generating facility, Calcasieu power generating facility, the NYMEX shares and seats, and the beneficial interest in Oyster Creek.  Proceeds from asset sales in 2007 totaled $558 million and primarily consisted of $472 million from the sale of our CoGen Lyondell power generation facility and $82 million received in connection with the sale of a portion of our interest in the Plum Point Project.  Proceeds from asset sales in 2006 totaled $227 million, net, and primarily related to the sale of our Rockingham facility for $194 million.  Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations for further discussion.

On February 25, 2009, we entered into an agreement to sell our interest in the Heard County power generation facility to Oglethorpe.  This transaction closed on April 30, 2009.  Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Dispositions and Contract Terminations—Heard County for further discussion.

Consistent with industry practice, we regularly evaluate our generation fleet based primarily on geographic location, fuel supply, market structure and market recovery expectations.  We consider divestitures of non-core generation assets where the balance of the above factors suggests that such assets’ earnings potential is limited or that the value that can be captured through a divestiture outweighs the benefits of continuing to own and operate such assets.  Additional dispositions of one or more generation facilities or other investments could occur in 2009 or beyond.  Were any such sale or disposition to be consummated, the disposition could result in accounting charges related to the affected asset(s), and our future earnings and cash flows could be affected.

Other Investing Activities.  Dynegy made $16 million and $10 million in contributions to DLS Power Holdings during the years ended December 31, 2008 and 2007, respectively.  We received a distribution of approximately $7 million and repayment of approximately $3 million of an affiliate receivable upon the sale of a partial interest in Sandy Creek during the year ended December 31, 2008.  We received a distribution of approximately $13 million upon the sale of a partial interest in Sandy Creek during the year ended December 31, 2007.  Please read Note 13—Variable Interest Entities—Sandy Creek for further discussion.

Cash outflows related to short-term investments during the year ended December 31, 2008 increased by $27 million and $25 million for Dynegy and DHI, respectively, as a result of a reclassification from cash equivalents to short-term investments.  There was a $128 million, net of cash acquired, cash outflow during the year ended December 31, 2007 used in connection with the completion of the Merger.  Please read Note 3—Business Combinations and Acquisitions—LS Power Business Combination for more information.

Proceeds from the exchange of unconsolidated investments, net of cash acquired, totaled $165 million during the year ended December 31, 2006.  This included net cash proceeds of $205 million from the sale of our 50 percent ownership interest in West Coast Power to NRG.  Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Dispositions and Contract Terminations—West Coast Power for further information.  This was partially offset by a payment of $45 million for our acquisition of NRG’s 50 percent ownership interest in Rocky Road, which included $5 million of cash on hand.  Please read Note 3—Business Combinations and Acquisitions—Rocky Road for more information.

There was an $80 million cash inflow during the year ended December 31, 2008 due to changes in restricted cash balances primarily due to a reduction of our cash collateral as a result of SCEA’s sale of an 11 percent undivided interest in the Sandy Creek Project, the release of restricted cash and the use of restricted cash for the ongoing construction of the Plum Point project, partially offset by interest income.  The increase in restricted cash and investments of $871 million during the twelve months ended December 31, 2007 related primarily to a $650 million deposit associated with our cash collateralized facility, and $323 million posted in support of our proportionate share of capital commitments in connection with the Sandy Creek Project. These additional postings were partially offset by the release of Independence restricted cash in exchange for the posting of a letter of credit.  The decrease in restricted cash of $121 million during the twelve months ended December 31, 2006 related primarily to the return of our $335 million deposit associated with our former cash collateralized facility, offset by a $200 million deposit associated with our new cash collateralized facility and a $14 million increase in the Independence restricted cash balance.

Finally, Other included $7 million of insurance proceeds and $4 million of proceeds from the liquidation of an investment during the year ended December 31, 2008.  Other included $11 million of proceeds related to an interconnection agreement offset by $3 million of sales and use taxes during the year ended December 31, 2006.

Financing Activities

Historical Cash Flow from Financing Activities.  Dynegy’s net cash provided by financing activities during the twelve months ended December 31, 2008 totaled $148 million.  DHI’s net cash provided by financing activities during the twelve months ended December 31, 2008 totaled $146 million, which primarily related to $192 million of proceeds from long-term borrowings under the Plum Point Credit Agreement Facility, partly offset by a $45 million principal payment on our 9.00 percent Sithe secured bonds due 2013.

Dynegy’s net cash provided by financing activities during the twelve months ended December 31, 2007 totaled $433 million, which primarily related to $2,758 million of proceeds from long-term borrowings, net of approximately $35 million of debt issuance costs, partially offset by $2,320 million of payments.

DHI’s net cash provided by financing activities during the twelve months ended December 31, 2007 totaled $369 million, which primarily related to $2,758 million of proceeds from long-term borrowings, net of approximately $35 million of debt issuance costs, partially offset by $2,045 million of payments.  Cash used in financing activities includes dividend payments of $342 million to Dynegy.

Dynegy’s net cash used in financing activities during the twelve months ended December 31, 2006 totaled $1,342 million, which primarily related to $1,930 million of payments, partially offset by $1,071 million of proceeds from long-term borrowings, net of approximately $29 million of debt issuance costs.  In addition, Dynegy had debt conversion costs of $249 million and paid $400 million in cash, plus accrued and unpaid dividends totaling approximately $6.3 million, to redeem the Series C Preferred in May 2006.  Proceeds from the issuance of common stock consisted primarily of approximately $178 million from a public offering of 40.25 million shares of Dynegy’s  Class A common stock at $4.60 per share, net of underwriting fees.  Dividend payments totaling $17 million were also made on our Series C Preferred prior to its redemption.

DHI’s net cash used in financing activities during the twelve months ended December 31, 2006 totaled $1,235 million, which primarily related to $1,930 million of payments, partially offset by $1,071 million of proceeds from long-term borrowings, net of approximately $29 million of debt issuance costs.  In addition, DHI had debt conversion costs of $204 million and payments to Dynegy of $170 million, which consists of repayments of borrowings of $120 million and a one-time dividend payment of $50 million.

Summarized Debt and Other Obligations.  The following table depicts our consolidated third party debt obligations, including the present value of the DNE leveraged lease payments discounted at 10 percent, and the extent to which they are secured as of December 31, 2008 and 2007:

	December 31, 2008	December 31, 2007
	(in millions)
First secured obligations	$919	$920
Unsecured obligations	4,945	5,015

Total corporate obligations	5,864	5,935
Secured non-recourse obligations (1)	959	806

Total obligations	6,823	6,741
Less: DNE lease financing (2)	(700)	(770)
Other (3)	13	19

Total notes payable and long-term debt (4)	$6,136	$5,990
____________
(1)
Includes PPEA’s non-recourse project financing of $515 million and tax-exempt bonds of $100 million for its share of the construction of the Plum Point facility.  Although we own a 37 percent economic interest in PPEA, we consolidate PPEA and its debt, as we are the primary beneficiary of this VIE.  Also includes project financing associated with our Independence facility.  Please read Note 13—Variable Interest Entities for further discussion.

(2)	Represents present value of future lease payments discounted at 10 percent.
(3)	Consists of net premiums on debt of $13 million and $19 million at December 31, 2008 and 2007, respectively.
(4)	Does not include letters of credit.

During 2008, we continued our efforts to enhance our capital structure flexibility.  In June 2008, DHI entered into a Facility and Security Agreement (the “Contingent LC Facility”) with Morgan Stanley Capital Group Inc. (“Morgan Stanley”), as lender, issuing bank, collateral agent and paying agent.  Availability under the Contingent LC Facility is contingent on natural gas prices rising above $13/MMBtu during 2009.  For every dollar increase above $13/MMBtu in 2009 forward natural gas prices, $40 million in capacity will initially be available, up to a total of $300 million.  In the event that the Contingent LC Facility is utilized, it will complement existing liquidity instruments as a source of additional letters of credit to meet our collateral requirements.  Letter of credit availability will accrue ongoing fees at an annual rate of 3.2 percent.  Over the course of 2009, the ratio of availability per dollar increase in natural gas prices will be reduced, on a pro rata monthly basis, to zero by year-end.  Should forward natural gas and electricity prices increase to levels that are in excess of the forward prices experienced at June 30, 2008, creating the need for us to post significantly more collateral for our forward power sales or natural gas purchases, we believe cash flow from operations and available borrowings under our credit facilities (including the Contingent LC Facility) will be sufficient to meet our liquidity needs in the coming twelve months.  Such letters of credit will be available for the purpose of supporting certain commercial and trading contracts and related netting agreements described in the Credit Agreement.  As of December 31, 2008, no amounts were available under the Contingent LC Facility.

Additionally, during 2008, certain commodity counterparties were granted liens pari-passu with lenders under the Fifth Amended and Restated Credit Agreement.  The first liens were granted in lieu of other forms of collateral we may have needed to provide in support of commodity transactions.  As of December 31, 2008, our net discounted exposure on the agreements collateralized by liens was approximately $39 million.

In September 2008, LBH filed for protection from creditors under Chapter 11 bankruptcy law.  Lehman CP, the Lehman entity acting as one of our lenders for the revolving portion of our Credit Agreement, was not initially part of the bankruptcy estate.  However, in early October 2008, Lehman CP also filed for protection from creditors under the bankruptcy law.  Lehman CP’s lending obligations were not assumed by Barclays, which had acquired most of Lehman’s North American banking operations in September 2008.  The bankruptcy filing increases the likelihood that Lehman CP will not fund any borrowing requests under our Credit Agreement, thereby reducing our effective availability under the Credit Agreement by $70 million to $1.9 billion.

Please read Note 16—Debt for further discussion of these items.  Following these transactions, our debt maturity profile as of December 31, 2008 includes $64 million in 2009, $68 million in 2010, $575 million in 2011, $582 million in 2012, $1,004 million in 2013 and approximately $3,843 million thereafter.  Maturities for 2009 represent principal payments on the Sithe Senior Notes.

Financing Trigger Events. Our debt instruments and other financial obligations include provisions, which, if not met, could require early payment, additional collateral support or similar actions.  These trigger events include leverage ratios and other financial covenants, insolvency events, defaults on scheduled principal or interest payments, acceleration of other financial obligations and change of control provisions.  We do not have any trigger events tied to specified credit ratings or stock price in our debt instruments and are not party to any contracts that require us to issue equity based on credit ratings or other trigger events, although certain interest rate swaps to which Plum Point is a party could be terminated if a credit downgrade of Plum Point occurs and there is also a default by the insurer that has provided credit insurance for the swaps.

Financial Covenants.  Our Fifth Amended and Restated Credit Agreement contains certain financial covenants, including (i) a covenant (measured as of the last day of the relevant fiscal quarter as specified below) that requires DHI and certain of its subsidiaries to maintain a ratio of secured debt to adjusted EBITDA for DHI and its relevant subsidiaries of no greater than 2.75:1 (December 31, 2008 and March 31, 2009); and 2.5:1 (June 30, 2009 and thereafter); and (ii) a covenant that requires DHI and certain of its subsidiaries to maintain a ratio of adjusted EBITDA to consolidated interest expense for DHI and its relevant subsidiaries as of the last day of the measurement periods ending December 31, 2008 of no less than 1.5:1; ending March 31, 2009 and June 30, 2009 of no less than 1.625:1; and ending September 30, 2009 and thereafter of no less than 1.75:1.  We are in compliance with these covenants as of December 31, 2008.  In addition, we expect to be in compliance with these covenants in the near- and long-term based on management’s forecast of financial performance of the markets in which we operate. However, based on management’s current forecast of financial performance during 2009, DHI’s available liquidity under the Fifth Amended and Restated Credit Facility may be reduced temporarily in order to remain in compliance with the secured debt to adjusted EBITDA ratio.

Subject to certain exceptions, DHI and its relevant subsidiaries are subject to restrictions on asset sales incurring additional indebtedness, limitations on investments and certain limitations on dividends and other payments in respect of capital stock.  Our lenders agreed to amend certain of these restrictions or limitations effective as of February 13, 2009.  Based on our available liquidity as of December 31, 2008 and the additional capacity available under the Contingent LC Facility, we do not believe these limitations will affect our liquidity. Please read Note 16—Debt—Fifth Amended and Restated Credit Facility for further discussion of our amended credit facility.

Capital-Raising Transactions.  As part of our ongoing efforts to maintain a capital structure that is closely aligned with the cash-generating potential of our asset-based business, which is subject to cyclical changes in commodity prices, we may explore additional sources of external liquidity.  The timing of any transaction may be impacted by events, such as strategic growth opportunities, legal judgments or regulatory requirements, which could require us to pursue additional capital in the near term.  The receptiveness of the capital markets to an offering of debt or equity securities cannot be assured and may be negatively impacted by, among other things, our non-investment grade credit ratings, significant debt maturities, long-term business prospects and other factors beyond our control, including current market conditions.  Any issuance of equity by Dynegy likely would have other effects as well, including stockholder dilution.  Our ability to issue debt securities is limited by our financing agreements, including the Credit Agreement, as amended.  Please read Note 16—Debt for further discussion.

In addition, we continually review and discuss opportunities to participate in what we believe will be continuing consolidation of the power generation industry.  No such definitive transaction has been agreed to and none can be guaranteed to occur; however, we have successfully executed on similar opportunities in the past and could do so again in the future.  Depending on the terms and structure of any such transaction, we could issue significant debt and/or equity securities for capital-raising purposes.  We also could be required to assume substantial debt obligations and the underlying payment obligations.

Capital Allocation.  We continually review our investment options with respect to our capital resources.  We do not have any material debt maturities until 2011, and between now and then we expect to enhance our current capital resources through the results of our operating business.  We will seek to invest these capital resources in various projects and activities based on their return to stockholders.  Potential investments could include, among others: add-on or other enhancement projects associated with our current power generation assets; brownfield development projects; merger and acquisition activities; returns of capital to stockholders and early repayment of repurchase of debt. Any such future purchases of debt may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as we may determine.  Capital allocation determinations generally are subject to the discretion of Dynegy’s Board of Directors as well as availability of capital and related investment opportunities, and may be limited by the provisions of our financing agreements.  Any particular use of capital in an amount that is not considered material may be made without any prior public disclosure and could occur at any time.

Dividends on Dynegy Common Stock. Dividend payments on Dynegy’s common stock are at the discretion of its Board of Directors.  Dynegy did not declare or pay a dividend on its common stock for the year ended December 31, 2008 and it does not expect to pay a dividend on any class of its common stock in the foreseeable future.

Credit Ratings

Our credit rating status is currently non-investment grade; our senior unsecured debt is rated “B” by Standard & Poor’s, “B2” by Moody’s, and “B+” by Fitch.  Over the past several years, we have established a successful record of accomplishment with the financial community.  Specifically, we have made timely principal and interest payments, complied with our debt covenants and followed a disciplined approach to managing our capital structure while ensuring our growth and profitability.  As a result, we do not expect a credit rating downgrade in the foreseeable future.  However, any future downgrade of our credit rating, if one were to occur, would not have a material impact on our collateral posting requirements, nor would such a downgrade impact any of our debt covenants or the timing of our debt maturities.

Disclosure of Contractual Obligations and Contingent Financial Commitments

We have incurred various contractual obligations and financial commitments in the normal course of our operations and financing activities.  Contractual obligations include future cash payments required under existing contracts, such as debt and lease agreements.  These obligations may result from both general financing activities and from commercial arrangements that are directly supported by related revenue-producing activities.  Contingent financial commitments represent obligations that become payable only if specified events occur, such as financial guarantees.  Details on these obligations are set forth below.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2008.  Cash obligations reflected are not discounted and do not include accretion or dividends.

	Expiration by Period
	Total	Less than 1 Year	1 – 3 Years	3 - 5 Years	More than 5 Years
	(in millions)
Long-term debt (including current portion)	$6,136	$64	$643	$1,586	$3,843
Interest payments on debt	3,148	419	755	676	1,298
Operating leases	1,196	171	258	355	412
Capital leases	12	2	4	4	2
Capacity payments	345	46	95	92	112
Transmission obligations	193	6	12	12	163
Interconnection obligations	19	1	2	2	14
Construction service agreements	877	39	142	123	573
Pension funding obligations	80	27	53	—	—
Other obligations	41	14	10	6	11
Total contractual obligations	$12,047	$789	$1,974	$2,856	$6,428

Long-Term Debt (Including Current Portion).  Total amounts of Long-term debt (including current portion) are included in the December 31, 2008 consolidated balance sheet.  Please read Note 16—Debt for further discussion.

Interest Payments on Debt.  Interest payments on debt represent periodic interest payment obligations associated with our long-term debt (including current portion).  Please read Note 16—Debt for further discussion.

Operating Leases.  Operating leases includes the minimum lease payment obligations associated with our DNE leveraged lease.  Please read “—Liquidity and Capital Resources—Off-Balance Sheet Arrangements—DNE Leveraged Lease” for further discussion.  Amounts also include minimum lease payment obligations associated with office and office equipment leases.

In addition, we are party to two charter party agreements relating to two VLGCs previously utilized in our former global liquids business.  The aggregate minimum base commitments of the charter party agreements are approximately $14 million each year for the years 2009 through 2012, and approximately $17 million from 2013 through lease expiration.  The charter party rates payable under the two charter party agreements vary in accordance with market-based rates for similar shipping services.  The $14 million and $17 million amounts set forth above are based on the minimum obligations set forth in the two charter party agreements.  The primary terms of the charter party agreements expire September 2013 and September 2014, respectively.  On January 1, 2003, in connection with the sale of our global liquids business, we sub-chartered both VLGCs to a wholly owned subsidiary of Transammonia Inc.  The terms of the sub-charters are identical to the terms of the original charter agreements.  We continue to rely on the sub-charters with a subsidiary of Transammonia to satisfy the obligations of our two charter party agreements.  To date, the subsidiary of Transammonia has complied with the terms of the sub-charter agreements.

Capital Leases.  In January 2006, we entered into an obligation under a capital lease related to a coal loading facility, which is used in the transportation of coal to our Vermilion power generating facility.  Pursuant to our agreement with the lessor, we are obligated for minimum payments in the aggregate amount of $12 million over the remaining term of the lease.

Capacity Payments.  Capacity payments include fixed obligations associated with transmission, transportation and storage arrangements totaling approximately $345 million.

Transmission Obligations.  Transmission obligations represent an obligation with respect to transmission services for our Griffith facility.  This agreement expires in 2039.  Our obligation under this agreement is approximately $6 million per year through the term of the contract.

Interconnection Obligations.  Interconnection obligations represent an obligation with respect to interconnection services for our Ontelaunee facility.  This agreement expires in 2025.  Our obligation under this agreement is approximately $1 million per year through the term of the contract.

Construction Service Agreements.  Construction service agreements represent obligations with respect to long-term service agreements.  Our obligation under these agreements is approximately $877 million.

Pension Funding Obligations.  Amounts include estimated defined benefit pension funding obligations for 2009—$27 million, 2010—$24 million and 2011—$29 million.  These amounts reflect increases over prior amounts resulting from declines in investor performance as a result of the ongoing turmoil in the debt and equity markets.  Although we expect to continue to incur funding obligations subsequent to 2011, we cannot confidently estimate the amount of such obligations at this time and, therefore, have not included them in the table above.

Other Obligations.  Other obligations include the following items:

•	A payment of $8.5 million in 2009 related to Illinois rate relief legislation. Please read Note 20—Commitments and Contingencies—Illinois Auction Complaints for further discussion;

•	Payments associated with a capacity contract between Independence and Con Edison. The aggregate payments through the 2014 expiration are approximately $13 million as of December 31, 2008;

•
$6 million of reserves recorded in connection with FIN No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN No. 48”).  Please read Note 18—Income Taxes—Unrecognized Tax Benefits for further discussion;

•
Amounts related to a long-term coal agreement to assist in the delivery of coal to our Danskammer plant in Newburgh, New York.  The agreement extends until 2010, and the minimum aggregate payments through expiration total approximately $7 million as of December 31, 2008; and

•	Agreements for the supply of water to our generating facilities.

Contingent Financial Obligations

The following table provides a summary of our contingent financial obligations as of December 31, 2008 on an undiscounted basis.  These obligations represent contingent obligations that may require a payment of cash upon the occurrence of specified events.

	Expiration by Period
	Total	Less than 1 Year	1–3 Years	3-5 Years	More than 5 Years
	(in millions)
Letters of credit (1)	$1,135	$835	$300	$—	$—
Surety bonds (2)	7	7	—	—	—

Total financial commitments	$1,142	$842	$300	$—	$—
____________
(1)	Amounts include outstanding letters of credit.
(2)	Surety bonds are generally on a rolling 12-month basis. The $7 million of surety bonds are supported by collateral.

Off-Balance Sheet Arrangements

DNE Leveraged Lease.  In May 2001, we entered into an asset-backed sale-leaseback transaction to provide us with long-term financing for our acquisition of certain power generating facilities.  In this transaction, which was structured as a sale-leaseback to minimize our operating cost of the facilities on an after-tax basis and to transfer ownership to the purchaser, we sold four of the six generating units comprising the facilities to Danskammer OL LLC and Roseton OL LLC, each of which was newly formed by an unrelated third party investor, for approximately $920 million and we concurrently agreed to lease them back from these entities, which we refer to as the owner lessors.  The owner lessors used $138 million in equity funding from the unrelated third party investor to fund a portion of the purchase of the respective facilities.  The remaining $800 million of the purchase price and the related transaction expenses were derived from proceeds obtained in a private offering of pass-through trust certificates issued by two of our subsidiaries, Dynegy Danskammer, L.L.C. and Dynegy Roseton, L.L.C., which serve as lessees of the applicable facilities.  The pass-through trust certificate structure was employed, as it has been in similar financings historically executed in the airline and energy industries, to optimize the cost of financing the assets and to facilitate a capital markets offering of sufficient size to enable the purchase of the lessor notes from the owner lessors.  The pass-through trust certificates were sold to qualified institutional buyers in a private offering and the proceeds were used to purchase debt instruments, referred to as lessor notes, from the owner lessors.  The pass-through trust certificates and the lessor notes are held by pass-through trusts for the benefit of the certificate holders.  The lease payments on the facilities support the principal and interest payments on the pass-through trust certificates, which are ultimately secured by a mortgage on the underlying facilities.

As of December 31, 2008, future lease payments are $141 million for 2009, $95 million for 2010, $112 million for 2011, $179 million for 2012, $142 million for 2013, $143 million for 2014 and $248 million in the aggregate due from 2015 through lease expiration.  The Roseton lease expires on February 8, 2035 and the Danskammer lease expires on May 8, 2031.  We have no option to purchase the leased facilities at the end of their respective lease terms.  DHI has guaranteed the lessees’ payment and performance obligations under their respective leases on a senior unsecured basis.  At December 31, 2008, the present value (discounted at 10 percent) of future lease payments was $700 million.

The following table sets forth our lease expenses and lease payments relating to these facilities for the periods presented.

	2008	2007	2006
	(in millions)
Lease Expense	$50	$50	$50
Lease Payments (Cash Flows)	$144	$107	$60

If one or more of the leases were to be terminated because of an event of loss, because it had become illegal for the applicable lessee to comply with the lease or because a change in law had made the facility economically or technologically obsolete, DHI would be required to make a termination payment in an amount sufficient to compensate the lessor for termination of the lease, including redeeming the pass-through trust certificates related to the unit or facility for which the lease was terminated at par plus accrued and unpaid interest.  As of December 31, 2008, the termination payment at par would be approximately $930 million for all of the leased facilities, which exceeds the $920 million we received on the sale of the facilities.  If a termination of this type were to occur with respect to all of the leased facilities, it would be difficult for DHI to raise sufficient funds to make this termination payment.  Alternatively, if one or more of the leases were to be terminated because we determine, for reasons other than as a result of a change in law, that it has become economically or technologically obsolete or that it is no longer useful to our business, DHI must redeem the related pass-through trust certificates at par plus a make-whole premium in an amount equal to the discounted present value of the principal and interest payments still owing on the certificates being redeemed less the unpaid principal amount of such certificates at the time of redemption.  For this purpose, the discounted present value would be calculated using a discount rate equal to the yield-to-maturity on the most comparable U.S. Treasury security plus 50 basis points.

Commitments and Contingencies

Please read Note 20—Commitments and Contingencies, which is incorporated herein by reference, for further discussion of our material commitments and contingencies.

RESULTS OF OPERATIONS

Overview and Discussion of Comparability of Results.  In this section, we discuss our results of operations, both on a consolidated basis and, where appropriate, by segment, for the years ended December 31, 2008, 2007 and 2006.  At the end of this section, we have included our business outlook for each segment.

We report results of our power generation business as three separate geographical segments as follows: (i) GEN-MW, (ii) GEN-WE and (iii) GEN-NE.  Because of the diversity among their respective operations, we report the results of each business as a separate segment in our consolidated financial statements.  Beginning in the first quarter 2008, the results of our former customer risk management business are included in Other as it did not meet the criteria required to be an operating segment as of January 1, 2008.  Accordingly, we have restated the corresponding items of segment information for prior periods.  Our consolidated financial results also reflect corporate-level expenses such as general and administrative, interest and depreciation and amortization.  Dynegy’s 50 percent investment in DLS Power Development, which was terminated effective January 1, 2009, is included in Other for segment reporting.

Summary Financial Information.  The following tables provide summary financial data regarding Dynegy’s consolidated and segmented results of operations for 2008, 2007 and 2006, respectively.

Dynegy’s Results of Operations for the Year Ended December 31, 2008

	Power Generation
	GEN-MW	GEN-WE	GEN-NE	Other	Total
	(in millions)
Revenues	$1,621	$702	$1,006	$(5)	$3,324
Cost of sales	(583)	(415)	(705)	10	(1,693)
Operating and maintenance expense, exclusive of depreciation and amortization expense shown separately below	(203)	(98)	(180)	15	(466)
Depreciation and amortization expense	(205)	(77)	(54)	(10)	(346)
Impairment and other charges	—	—	—	—	—
Gain on sale of assets	56	11	—	15	82
General and administrative expense	—	—	—	(157)	(157)

Operating income (loss)	$686	$123	$67	$(132)	$744
Losses from unconsolidated investments	—	(40)	—	(83)	(123)
Other items, net	—	5	6	73	84
Interest expense					(427)

Income from continuing operations before income taxes					278
Income tax expense					(90)

Income from continuing operations					188
Loss from discontinued operations, net of taxes					(17)

Net income					171
Less: Net loss attributable to the noncontrolling interests					(3)
Net income attributable to Dynegy Inc.					$174

Dynegy’s Results of Operations for the Year Ended December 31, 2007

	Power Generation
	GEN-MW	GEN-WE	GEN-NE	Other	Total
	(in millions)
Revenues	$1,323	$506	$1,076	$13	$2,918
Cost of sales	(481)	(286)	(688)	19	(1,436)
Operating and maintenance expense, exclusive of depreciation and amortization expense shown separately below	(190)	(67)	(179)	(4)	(440)
Depreciation and amortization expense	(193)	(55)	(45)	(13)	(306)
Gain on sale of assets	39	—	—	4	43
General and administrative expense	—	—	—	(203)	(203)

Operating income (loss)	$498	$98	$164	$(184)	$576
Earnings (losses) from unconsolidated investments	—	6	—	(9)	(3)
Other items, net	—	—	—	56	56
Interest expense					(384)

Income from continuing operations before income taxes					245
Income tax expense					(140)

Income from continuing operations					105
Income from discontinued operations, net of taxes					166

Net income					271
Less: Net income attributable to the noncontrolling interests					7
Net income attributable to Dynegy Inc.					$264

Dynegy’s Results of Operations for the Year Ended December 31, 2006

	Power Generation
	GEN-MW	GEN-WE	GEN-NE	Other	Total
	(in millions)
Revenues	$966	$78	$609	$105	$1,758
Cost of sales	(316)	(64)	(370)	(44)	(794)
Operating and maintenance expense, exclusive of depreciation and amortization expense shown separately below	(163)	(4)	(160)	(7)	(334)
Depreciation and amortization expense	(164)	(3)	(24)	(17)	(208)
Impairment and other charges	—	(9)	—	—	(9)
Gain on sale of assets	—	—	—	3	3
General and administrative expense	—	—	—	(196)	(196)

Operating income (loss)	$323	$(2)	$55	$(156)	$220
Losses from unconsolidated investments	—	(1)	—	—	(1)
Other items, net	2	1	9	42	54
Interest expense and debt conversion costs					(631)

Loss from continuing operations before income taxes					(358)
Income tax benefit					116

Loss from continuing operations					(242)
Loss from discontinued operations, net of taxes					(92)
Cumulative effect of change in accounting principle, net of taxes					1
Net loss attributable to Dynegy Inc.					$(333)

The following tables provide summary financial data regarding DHI’s consolidated and segmented results of operations for 2008, 2007 and 2006, respectively.

DHI’s Results of Operations for the Year Ended December 31, 2008

	Power Generation
	GEN-MW	GEN-WE	GEN-NE	Other	Total
	(in millions)
Revenues	$1,621	$702	$1,006	$(5)	$3,324
Cost of sales	(583)	(415)	(705)	10	(1,693)
Operating and maintenance expense, exclusive of depreciation and amortization expense shown separately below	(203)	(98)	(180)	15	(466)
Depreciation and amortization expense	(205)	(77)	(54)	(10)	(346)
Impairment and other charges	—	—	—	—	—
Gain on sale of assets	56	11	—	15	82
General and administrative expense	—	—	—	(157)	(157)

Operating income (loss)	$686	$123	$67	$(132)	$744
Losses from unconsolidated investments	—	(40)	—	—	(40)
Other items, net	—	5	6	72	83
Interest expense					(427)

Income from continuing operations before income taxes					360
Income tax expense					(138)

Income from continuing operations					222
Loss from discontinued operations, net of taxes					(17)

Net income					205
Less: Net loss attributable to the noncontrolling interests					(3)
Net income attributable to Dynegy Holdings Inc.					$208

DHI’s Results of Operations for the Year Ended December 31, 2007

	Power Generation
	GEN-MW	GEN-WE	GEN-NE	Other	Total
	(in millions)
Revenues	$1,323	$506	$1,076	$13	$2,918
Cost of sales	(481)	(286)	(688)	19	(1,436)
Operating and maintenance expense, exclusive of depreciation and amortization expense shown separately below	(190)	(67)	(179)	(4)	(440)
Depreciation and amortization expense	(193)	(55)	(45)	(13)	(306)
Gain on sale of assets	39	—	—	4	43
General and administrative expense	—	—	—	(184)	(184)

Operating income (loss)	$498	$98	$164	$(165)	$595
Earnings from unconsolidated investments	—	6	—	—	6
Other items, net	—	—	—	53	53
Interest expense					(384)

Income from continuing operations before income taxes					270
Income tax expense					(105)

Income from continuing operations					165
Income from discontinued operations, net of taxes					166

Net income					331
Less: Net income attributable to the noncontrolling interests					7
Net income attributable to Dynegy Holdings Inc.					$324

DHI’s Results of Operations for the Year Ended December 31, 2006

	Power Generation
	GEN-MW	GEN-WE	GEN-NE	Other	Total
	(in millions)
Revenues	$966	$78	$609	$105	$1,758
Cost of sales	(316)	(64)	(370)	(44)	(794)
Operating and maintenance expense, exclusive of depreciation and amortization expense shown separately below	(163)	(4)	(160)	(7)	(334)
Depreciation and amortization expense	(164)	(3)	(24)	(17)	(208)
Impairment and other charges	—	(9)	—	—	(9)
Gain on sale of assets	—	—	—	3	3
General and administrative expense	—	—	—	(193)	(193)

Operating income (loss)	$323	$(2)	$55	$(153)	$223
Losses from unconsolidated investments	—	(1)	—	—	(1)
Other items, net	2	1	9	39	51
Interest expense and debt conversion costs					(579)

Loss from continuing operations before income taxes					(306)
Income tax benefit					89

Loss from continuing operations					(217)
Loss from discontinued operations, net of taxes					(91)
Net loss attributable to Dynegy Holdings Inc.					$(308)

The following table provides summary segments operating statistics for the years ended December 31, 2008, 2007 and 2006, respectively:

	Year Ended December 31,
	2008	2007	2006
GEN-MW
Million Megawatt Hours Generated (1)	24.4	24.9	21.4
In Market Availability for Coal Fired Facilities (2)	90%	93%	89%
Average Capacity Factor for Combined Cycle Facilities (3)	16%	19%	—
Average Quoted On-Peak Market Power Prices ($/MWh) (4):
Cinergy (Cin Hub)	$67	$61	$52
Commonwealth Edison (NI Hub)	$66	$59	$52
PJM West	$84	$71	$62
Average On-Peak Market Spark Spreads ($/MWh) (5):
PJM West	15	17	10

GEN-WE
Million Megawatt Hours Generated (6) (7)	8.6	7.7	0.9
Average Capacity Factor for Combined Cycle Facilities (3)	65%	75%	—
Average Quoted On-Peak Market Power Prices ($/MWh) (4):
North Path 15 (NP 15)	$80	$67	$61
Palo Verde	$72	$62	$58
Average On-Peak Market Spark Spreads ($/MWh) (5):
North Path 15 (NP 15)	$18	$16	$14
Palo Verde	$13	$13	$12

GEN-NE
Million Megawatt Hours Generated	7.9	9.4	4.4
In Market Availability for Coal Fired Facilities (2)	91%	90%	86%
Average Capacity Factor for Combined Cycle Facilities (3)	25%	37%	17%
Average Quoted On-Peak Market Power Prices ($/MWh) (4):
New York—Zone G	$101	$84	$76
New York—Zone A	$68	$64	$59
Mass Hub	$91	$78	$70
Average On-Peak Market Spark Spreads ($/MWh) (5):
New York—Zone A	$3	$12	$9
Mass Hub	$23	$23	$19
Fuel Oil	$(37)	$(16)	$(10)

Average natural gas price—Henry Hub ($/MMBtu) (8)	$8.85	$6.95	$6.74
____________
(1)	Excludes less than 0.1 million MWh generated by our Bluegrass power generation facility, which is classified as a discontinued operation, for the years ended December 31, 2008, 2007 and 2006.
(2)	Reflects the percentage of generation available during periods when market prices are such that these units could be profitably dispatched.
(3)
Reflects actual production as a percentage of available capacity.  Excludes the Arlington Valley and Griffith power generation facilities which are reported as discontinued operations with respect to the GEN-WE segment.

(4)	Reflects the average of day-ahead quoted prices for the periods presented and does not necessarily reflect prices realized by the Company.
(5)
Reflects the simple average of the spark spread available to a 7.0 MMBtu/MWh heat rate generator selling power at day-ahead prices and buying delivered natural gas or fuel oil at a daily cash market price and does not reflect spark spreads available to the Company.

(6)	Includes our ownership percentage in the MWh generated by our GEN-WE investment in the Black Mountain power generation facility for the years ended December 31, 2008, 2007 and 2006, respectively.

(7)
Excludes approximately 1.8 million MWh and 2.9 million MWh generated by our CoGen Lyondell power generation facility, which we sold in August 2007, and less than 0.1 million MWh generated by our Calcasieu and Heard County power generation facilities, which we sold on March 31, 2008 and April 30, 2009, respectively, for the years ended December 31, 2008, 2007 and 2006.  Excludes approximately 2.6 million MWh and 3.4 million MWh generated by our Arizona power generation facilities, which are classified as discontinued operations, for the years ended December 31, 2008 and 2007.

(8)	Reflects the average of daily quoted prices for the periods presented and does not reflect costs incurred by the Company.

The following tables summarize significant items on a pre-tax basis, with the exception of the tax items, affecting net income (loss) for the periods presented.

	Year Ended December 31, 2008
	Power Generation
	GEN-MW	GEN-WE	GEN-NE	Other	Total
	(in millions)
Gain on sale of Rolling Hills	$56	$—	$—	$—	$56
Release of state franchise tax and sales tax liability	—	—	—	16	16
Gain on sale of NYMEX shares	—	—	—	15	15
Gain on sale of Oyster Creek ownership interest	—	11	—	—	11
Gain on sale of Sandy Creek ownership interest	—	13	—	—	13
Gain on liquidation of foreign entity	—	—	—	24	24
Sandy Creek mark-to-market losses (1)	—	(40)	—	—	(40)
Taxes (2)	—	—	—	12	12
Discontinued operations (3)	(2)	(33)	—	4	(31)

Total—DHI	$54	$(49)	$—	$71	$76
Impairment of equity investment	—	—	—	(24)	(24)
Loss on dissolution of equity investment	—	—	—	(47)	(47)
Taxes (2)	—	—	—	6	6
Total—Dynegy	$54	$(49)	$—	$6	$11
____________
(1)	These mark-to-market losses represent our 50 percent share.
(2)	Represents the benefit of adjustments arising from the measurement of temporary differences.
(3)	Discontinued operations for GEN-WE includes a $47 million impairment of the Heard County power generation facility.

	Year Ended December 31, 2007
	Power Generation
	GEN-MW	GEN-WE	GEN-NE	Other	Total
	(in millions)
Discontinued operations (1)	$—	$257	$—	$14	$271
Legal and settlement charges	—	—	—	(17)	(17)
Illinois rate relief charge	(25)	—	—	—	(25)
Change in fair value of interest rate swaps, net of minority interest	(9)	—	—	39	30
Gain on sale of Sandy Creek ownership interest	—	10	—	—	10
Gain on sale of Plum Point ownership interest	39	—	—	—	39
Settlement of Kendall toll	—	—	—	31	31
Taxes	—	—	—	30	30

Total—DHI	5	267	—	97	369
Legal and settlement charges	—	—	—	(19)	(19)
Taxes	—	—	—	(20)	(20)
Total—Dynegy	$5	$267	$—	$58	$330
____________
(1)	Discontinued operations for GEN-WE includes a gain of $224 million on the sale of the CoGen Lyondell power generation facility.

	Year Ended December 31, 2006
	Power Generation
	GEN-MW	GEN-WE	GEN-NE	Other	Total
	(in millions)
Debt conversion costs	$—	$—	$—	$(204)	$(204)
Asset impairments	—	(9)	—	—	(9)
Legal and settlement charges	—	—	—	(53)	(53)
Sithe Subordinated Debt exchange charge	—	—	(36)	—	(36)
Acceleration of financing costs	—	—	—	(34)	(34)
Taxes	—	—	—	(29)	(29)
Discontinued operations (1)	(115)	(53)	—	29	(139)

Total—DHI	(115)	(62)	(36)	(291)	(504)
Debt conversion costs	—	—	—	(45)	(45)
Acceleration of financing costs	—	—	—	(2)	(2)
Discontinued operations	—	—	—	1	1
Total—Dynegy	$(115)	$(62)	$(36)	$(337)	$(550)
____________
(1)
Discontinued operations for GEN-MW includes an $110 million impairment of the Bluegrass power generation facility and GEN-WE includes a $36 million impairment of the Calcasieu power generation facility.

Year Ended 2008 Compared to Year Ended 2007

Operating Income

Operating income for Dynegy was $744 million for the year ended December 31, 2008, compared to $576 million for the year ended December 31, 2007.  Operating income for DHI was $744 million for the year ended December 31, 2008, compared to $595 million for the year ended December 31, 2007.

Our operating income for the year ended December 31, 2008 was driven, in part, by mark-to-market gains on forward sales of power associated with our generating assets, which are included in Revenues in the consolidated statements of operations.  Such gains, which totaled $252 million for the year ended December 31, 2008, were a result of a decrease in forward market power prices or forward spark spreads during 2008 combined with greater outstanding notional amounts of forward positions compared to the same period in the prior year.  Effective April 2, 2007, we chose to cease designating our commodity derivative instruments as cash flow hedges for accounting purposes.  Please read Note 7—Risk Management Activities, Derivatives and Financial Instruments for further discussion.  The resulting mark-to-market accounting treatment results in the immediate recognition of gains and losses within Revenues in the consolidated statements of operations due to changes in the fair value of the derivative instruments.  These mark-to-market gains and losses are not reflected in the consolidated statements of operations in the same period as the underlying power sales from generation activity for which the derivative instruments serve as economic hedges.  Except for those positions that settled in the year ended December 31, 2008, the expected cash impact of the settlement of these positions will be recognized over time through the end of 2010 based on the prices at which such positions are contracted.  Our overall mark-to-market position and the related mark-to-market value will change as we buy or sell volumes within the forward market and as forward commodity prices fluctuate.

Power Generation—Midwest Segment.  Operating income for GEN-MW was $686 million for the year ended December 31, 2008, compared to $498 million for the year ended December 31, 2007.  Such amounts do not include results from the Bluegrass power generation facility, which has been classified as a discontinued operation for all periods presented prior to disposition.

Revenues for the year ended December 31, 2008 increased by $298 million compared to the year ended December 31, 2007, cost of sales increased by $102 million and operating and maintenance expense increased by $13 million, resulting in a net increase of $183 million.  The increase was primarily driven by the following:

•
Mark-to-market gains – GEN-MW’s results for the year ended December 31, 2008 included mark-to-market gains of $191 million, compared to $36 million of mark-to-market losses for the year ended December 31, 2007.  Of the $191 million in 2008 mark-to-market gains, $5 million related to positions that settled in 2008, and the remaining $186 million related to positions that will settle in 2009 and 2010;

•
Kendall and Ontelaunee provided results of $109 million for the year ended December 31, 2008 compared to $62 million for the year ended December 31, 2007, exclusive of mark-to-market amounts discussed above.  The improved results in 2008 are the result of higher energy and capacity prices in PJM, and twelve months of results in 2008 compared with nine months in 2007, as the assets were acquired April 2, 2007;

•
Increased market prices – The average quoted on-peak prices in the Cin Hub and PJM West pricing regions (the liquid market hubs where our forward power sales occurred) increased from $61 and $71 per MWh, respectively, for the year ended December 31, 2007 to $67 and $84 per MWh, respectively, for the year ended December 31, 2008;

•	Additional capacity sales of approximately $35 million, as a result of improved capacity prices for 2008 compared with 2007; and

•	In 2007, we recorded a pre-tax charge of $25 million in Cost of sales to support a rate relief package for Illinois electric consumers.

These items were offset by the following:

•
Decreased volumes – In spite of the addition of the Midwest plants acquired through the Merger on April 2, 2007, generated volumes decreased by 2 percent, from 24.9 million MWh for the year ended December 30, 2007, to 24.4 million MWh for the year ended December 31, 2008.  The decrease in volumes was primarily driven by forced outages, lower off-peak volumes due to mild temperatures and transmission congestion as a result of flooding;

•	Increased fuel costs, due largely to higher natural gas prices; and

•
Wider basis differentials – In 2008, the price differential between the locations where we deliver generated power and the liquid market hubs where our forward power sales occurred was wider, in part due to congestion and transmission outages and regional weather differences, as compared to the same period in the prior year.  These wider price differentials had a negative impact on our results as the price we received for delivered power at our physical delivery locations did not increase to the same extent as that of the liquid traded hubs.

Depreciation expense increased from $193 million for the year ended December 31, 2007 to $205 million for the year ended December 31, 2008, primarily as a result of the addition of Kendall and Ontelaunee.

Operating income for the year ended December 31, 2008 included a $56 million pre-tax gain from the sale of our Rolling Hills power generation facility, reflected in Gain on sale of assets in our consolidated statements of operations.  Operating income for the year ended December 31, 2007 included a $39 million pre-tax gain related to the sale of a portion of our ownership interest in PPEA Holdings.

Power Generation—West Segment.  Operating income for GEN-WE was $123 million for the year ended December 31, 2008, compared to operating income of $98 million for the year ended December 31, 2007.  Such amounts do not include results from the CoGen Lyondell, Calcasieu, Heard County, Arizona power generation facilities, which have been classified as discontinued operations for all periods presented prior to disposition.

Revenues for the year ended December 31, 2008 increased by $196 million compared to the year ended December 31, 2007, cost of sales increased by $129 million and operating and maintenance expense increased by $31 million, resulting in a net increase of $36 million.  The increase was primarily driven by the following:

•
Mark-to-market gains – GEN-WE’s results for the year ended December 31, 2008 included mark-to-market gains of $50 million, compared to $32 million of mark-to-market gains for the year ended December 31, 2007.  Of the $50 million in 2008 mark-to-market gains, $2 million of losses related to positions that settled in 2008, and the remaining $52 million related to positions that will settle in 2009 and 2010; and

•
Increased volumes – Generated volumes were 8.6 million MWh for the year ended December 31, 2008, up from 7.7 million MWh for the year ended December 31, 2007.  The volume increase was primarily driven by the West plants acquired on April 2, 2007, which provided total results, including operating expense, of $143 million for the year ended December 31, 2008, compared with $111 million for the same period in 2007, exclusive of mark-to-market amounts discussed above.  Results for 2008 were negatively impacted by a forced outage and increased fuel costs due to higher natural gas prices.

In May 2008, we sold a beneficial interest in Oyster Creek Limited to General Electric for approximately $11 million, and recognized a gain on the sale of approximately $11 million, reflected in Gain on sale of assets in our consolidated statements of operations.  Depreciation expense increased from $55 million for the year ended December 31, 2007 to $77 million for year ended December 31, 2008 primarily as a result of the addition of the acquired plants.

Power Generation—Northeast Segment.  Operating income for GEN-NE was $67 million for the year ended December 31, 2008, compared to $164 million for the year ended December 31, 2007.

Revenues for the year ended December 31, 2008 decreased by $70 million compared to the year ended December 31, 2007, cost of sales increased by $17 million and operating and maintenance expense increased by $1 million, resulting in a net decrease of $88 million.  The decrease was primarily driven by the following:

•	Decreased spark spreads – Although on-peak market power prices in New York Zone A increased by 7 percent, Zone A spark spreads contracted as fuel prices rose at a greater rate than power prices;

•
Decreased volumes – In spite of the addition of the Northeast plants acquired through the Merger on April 2, 2007, generated volumes decreased by 16 percent, from 9.4 million MWh for the year ended December 31, 2007 to 7.9 million MWh for the year ended December 31, 2008.  The volumes added by the new Northeast plants were more than offset by declines due to decreased spark spreads and reduced dispatch opportunities as compared to the same period in the prior year;

•
Decreased results from the Bridgeport and Casco Bay assets, which provided results of $42 million for the year ended December 31, 2008, compared with $90 million for the year ended December 31, 2007, exclusive of mark-to-market amounts discussed below.  Although the Bridgeport and Casco Bay assets provided a full year of results in 2008 compared with nine months in 2007, volumes were down during the key summer months as a result of compressed spark spreads and reduced dispatch opportunities;

•	Decreased capacity sales of approximately $15 million, exclusive of the Bridgeport and Casco Bay results discussed above, as a result of lower capacity prices for 2008 compared with 2007; and

•	Increased fuel cost, due largely to higher coal prices for our Danskammer facility.

These items were partially offset by mark-to-market gains.  GEN-NE’s results for the year ended December 31, 2008 included mark-to-market gains of $11 million, compared to mark to market losses of $40 million for the year ended December 31, 2007.  Of the $11 million in 2008 mark-to-market gains, $3 million related to positions that settled in 2008, and the remaining $8 million related to positions that will settle in 2009 and 2010.

Depreciation expense increased from $45 million for the year ended December 31, 2007 to $54 million for the year ended December 31, 2008, primarily as a result of the addition of Bridgeport and Casco Bay.

Other.  Dynegy’s other operating loss for the year ended December 31, 2008 was $132 million, compared to an operating loss of $184 million for the year ended December 31, 2007.  DHI’s other operating loss for the year ended December 31, 2008 was $132 million, compared to an operating loss of $165 million for the year ended December 31, 2007.  Operating losses in both periods were comprised primarily of general and administrative expenses offset by results from our former customer risk management business.  Included in 2008 was an approximate $15 million gain related to our sale of our remaining NYMEX shares and both membership seats.  Results for 2008 also included a benefit of approximately $16 million related to the release of liabilities for state franchise tax and sales taxes, as well as a $9 million benefit from the release of a liability associated with an assignment of a natural gas transportation contract.  2007 included a $31 million pre-tax gain associated with the acquisition of Kendall.  Prior to the acquisition, Kendall held a power tolling contract with our CRM business.  Upon completion of the Merger, this contract became an intercompany agreement, and was effectively eliminated on a consolidated basis, resulting in the $31 million gain.  Please read Note 3—Business Combinations and Acquisitions—LS Power Business Combination for further discussion.

Dynegy’s consolidated general and administrative expenses were $157 million and $203 million for the year ended December 31, 2008 and 2007, respectively.  General and administrative expenses for the year ended December 31, 2007 included legal and settlement charges of $36 million and a charge of approximately $6 million in connection with the accelerated vesting of restricted stock and stock option awards previously granted to employees, which vested in full upon closing of the Merger.

DHI’s consolidated general and administrative expenses were $157 million and $184 million for the year ended December 31, 2008 and 2007, respectively.  General and administrative expenses for the year ended December 31, 2007 includes legal and settlement charges of $17 million and a charge of approximately $6 million in connection with the accelerated vesting of restricted stock and stock option awards previously granted to employees, which vested in full upon closing of the Merger.

Earnings (Losses) from Unconsolidated Investments

Dynegy’s losses from unconsolidated investments were $123 million for the year ended December 31, 2008 of which $83 million related to Dynegy’s investment in DLS Power Development, included in Other.  These losses included a $24 million impairment charge, a $47 million loss on dissolution as a result of our decision to dissolve this venture and $12 million of equity losses.  GEN-WE recognized $40 million of losses related to its investment in the Sandy Creek Project.  These losses were comprised of $53 million primarily associated with our share of the partnership’s losses, partially offset by $13 million for our share of the gain on SCEA’s sale of an 11 percent undivided interest in the Sandy Creek Project.  The $53 million consisted of $40 million mark-to-market losses primarily related to interest rate swap contracts and $13 million of financing costs.  Please read Note 13—Variable Interest Entities—Sandy Creek for further discussion.  Losses from unconsolidated investments were $3 million for the year ended December 31, 2007.  GEN-WE recognized $6 million from the investment in Sandy Creek largely due to its $10 million share of the gain on SCEA’s sale of a 25 percent undivided interest in the Sandy Creek Project.  This income was more than offset by $9 million of losses related to Dynegy’s interest in DLS Power Holdings.

DHI’s losses from unconsolidated investments were $40 million for the year ended December 31, 2008 related to its investment in the Sandy Creek Project.  These losses were comprised of $53 million primarily associated with our share of the partnership’s losses, partially offset by our $13 million share of the gain on SCEA’s sale of an 11 percent undivided interest in the Sandy Creek Project.  The $53 million consisted of $40 million mark-to-market losses primarily related to interest rate swap contracts and $13 million of financing costs.  Please read Note 13—Variable Interest Entities—Sandy Creek for further discussion.  Earnings from unconsolidated investments were $6 million for the year ended December 31, 2007.  GEN-WE recognized $6 million from its investment in the Sandy Creek Project largely due to its $10 million share of the gain on SCEA’s sale of a 25 percent undivided interest in the Sandy Creek Project.

Other Items, Net

Dynegy’s other items, net, totaled $84 million of income for the year ended December 31, 2008, compared to $56 million of income for the year ended December 31, 2007.  DHI’s other items, net, totaled $83 million of income for the year ended December 31, 2008, compared to $53 million of income for the year ended December 31, 2007.  We recorded a $24 million gain related to the liquidation of our investment in a foreign entity during 2008, as the amount accumulated in the translation adjustment component of equity related to that entity was recognized in income upon liquidation of the entity.  In addition, during the first quarter 2008, we recognized income of $6 million related to insurance proceeds received in excess of the book value of damaged assets.  The remaining increase in other income was associated with higher interest income due to larger cash balances in 2008.

Interest Expense

Our interest expense totaled $427 million for the year ended December 31, 2008, compared to $384 million for the year ended December 31, 2007.  The increase was primarily attributable to the project debt assumed in connection with the Merger, which was subsequently replaced, and secondarily to the associated growth in the size and utilization of our Credit Agreement.  Included in interest expense for the year ended December 31, 2007 was approximately $24 million of mark-to-market income from interest rate swap agreements associated with the Plum Point Term Facility.  Effective July 1, 2007, these agreements were designated as cash flow hedges.  Also included in interest expense for the year ended December 31, 2007 was approximately $12 million of income from interest rate swap agreements, prior to being terminated that were associated with the portion of the debt repaid in late May 2007.  The mark-to-market income included in interest expense for 2007 is offset by net losses of approximately $7 million in connection with the repayment of a portion of the project indebtedness assumed in connection with the Merger.

Income Tax Expense

Dynegy reported an income tax expense from continuing operations of $90 million for the year ended December 31, 2008, compared to an income tax expense from continuing operations of $140 million for the year ended December 31, 2007.  The 2008 effective tax rate was 32 percent, compared to 57 percent in 2007.  Income tax expense from continuing operations for the year ended December 31, 2008 included a benefit of $10 million related to a permanent difference arising from a gain associated with the liquidation of a foreign entity.  Additionally, income tax expense from continuing operations included a benefit of $18 million and expense of $21 million for the years ended December 31, 2008 and 2007, respectively, related to adjustments to state tax expense arising from the measurement of temporary differences.  For the year ended December 31, 2007, Dynegy’s higher effective state tax rate was driven by changes in levels of business activity in states in which we do business.

DHI reported an income tax expense from continuing operations of $138 million for the year ended December 31, 2008, compared to an income tax expense from continuing operations of $105 million for the year ended December 31, 2007.  The 2008 effective tax rate was 38 percent, compared to 39 percent in 2007.  Income tax expense from continuing operations for the year ended December 31, 2008 included a benefit of $10 million related to a permanent difference arising from a gain associated with the liquidation of a foreign entity.  Additionally, income tax expense from continuing operations included a benefit of $12 million and expense of $19 million for the years ended December 31, 2008 and 2007, respectively, related to adjustments to state tax expense arising from the measurement of temporary differences.  For the year ended December 31, 2007, DHI’s higher effective state tax rate was driven by changes in levels of business activity in states in which we do business.

Discontinued Operations

Income (Loss) From Discontinued Operations Before Taxes

During the year ended December 31, 2008, Dynegy’s pre-tax loss from discontinued operations was $31 million ($17 million after-tax).  Dynegy’s GEN-WE segment included a $47 million impairment of our Heard County power generating facility partly offset by $14 million of income from the operation of our Arizona power generation facilities.  Dynegy’s GEN-MW segment included losses of $2 million from the operation of the Bluegrass power generating facility.  In addition, Dynegy recorded income of $4 million related to the receipt of business interruption insurance proceeds in its former NGL segment.  During the year ended December 31, 2007, Dynegy’s pre-tax income from discontinued operations was $268 million ($166 million after-tax).  Dynegy’s GEN-WE segment included $257 million from the operation of the CoGen Lyondell, Calcasieu, Heard County and Arizona power generation facilities, which includes a pre-tax gain of $224 million associated with the completion of our sale of the CoGen Lyondell power generation facility.  Dynegy’s GEN-MW segment included losses of $3 million from the operation of the Bluegrass power generating facility.  Dynegy’s U.K. CRM business included income of $15 million, primarily related to a favorable settlement of a legacy receivable.

During the year ended December 31, 2008, DHI’s pre-tax loss from discontinued operations was $31 million ($17 million after-tax).  DHI’s GEN-WE segment included a $47 million impairment of our Heard County power generating facility partly offset by $14 million of income from the operation of our Arizona power generation facilities.  DHI’s GEN-MW segment included losses of $2 million from the operation of the Bluegrass power generating facility.  In addition, DHI recorded income of $4 million related to the receipt of business interruption insurance proceeds in its former NGL segment.  During the year ended December 31, 2007, DHI’s pre-tax income from discontinued operations was $269 million ($166 million after-tax).  DHI’s GEN-WE segment included $225 million from the operation of the CoGen Lyondell and Calcasieu power generation facilities which includes a pre-tax gain of $224 million associated with the completion of our sale of the CoGen Lyondell power generation facility.  DHI’s GEN-MW segment included losses of $3 million from the operation of the Bluegrass power generating facility.  DHI’s U.K. CRM business included income of $15 million, primarily related to a favorable settlement of a legacy receivable.

Income Tax Benefit (Expense) From Discontinued Operations

We recorded an income tax benefit from discontinued operations of $14 million during the year ended December 31, 2008, compared to an income tax expense of $102 million for Dynegy and $103 million for DHI for the year ended December 31, 2007.  The effective rates for the years ended December 31, 2008 and 2007 were 45 percent and 38 percent, respectively.

Noncontrolling Interest

We recorded $3 million of noncontrolling interest income for the year ended December 31, 2008, compared with $7 million of noncontrolling interest expense recorded in 2007 related to Plum Point development project.  The change in noncontrolling interest income and expense is primarily related to the mark-to-market interest income recorded in 2007 related to the interest rate swap agreements associated with the Plum Point Credit Agreement.  Please read “Interest Expense” above for further discussion.

Year Ended 2007 Compared to Year Ended 2006

Operating Income

Operating income for Dynegy was $576 million for the year ended December 31, 2007, compared to $220 million for the year ended December 31, 2006.  Operating income for DHI was $595 million for the year ended December 31, 2007, compared to $223 million for the year ended December 31, 2006.

Power Generation—Midwest Segment.  Operating income for GEN-MW was $498 million for the year ended December 31, 2007, compared to $323 million for the year ended December 31, 2006.  Operating income for 2007 included a $39 million pre-tax gain related to the partial sale of our ownership interest in PPEA Holdings.  Such amounts do not include results from our Bluegrass power generation facility, which has been classified as a discontinued operation for all periods presented prior to disposition.

Revenues for the year ended December 31, 2007 increased by $357 million compared to the year ended December 31, 2006, cost of sales increased by $165 million and operating and maintenance expense increased by $27 million, resulting in a net increase of $165 million.  The increase was primarily driven by the following:

•	Higher volumes – Generated volumes increased by 16 percent, up from 21.4 million MWh for the year ended December 31, 2006 to 24.9 million MWh for the year ended December 31, 2007;

•
Increased market prices – The average quoted on-peak prices in Cin Hub pricing region increased from $52 per MWh for the year ended December 31, 2006 to $61 per MWh for the year ended December 31, 2007;

•
Improved pricing as a result of the Illinois reverse power procurement auction – Beginning January 1, 2007, we began operating under two new energy product supply agreements with subsidiaries of Ameren Corporation through our participation in the Illinois reverse power procurement auction in 2006.  Under these new agreements, we provide up to 1,400 MWh around the clock for prices of approximately $64.77 per megawatt-hour; and

•
The addition of the new Midwest plants acquired through the Merger – The Kendall and Ontelaunee plants acquired on April 2, 2007 contributed to the increase in generated volumes and provided results of $62 million for the year ended December 31, 2007, exclusive of mark-to-market losses discussed below.

These items were offset by the following:

•
Mark-to-market losses – GEN-MW’s results for the year ended December 31, 2007 included mark-to-market losses of $36 million related to forward sales, compared to $15 million of mark-to-market gains for the year ended December 31, 2006.  Of the $36 million in 2007 mark-to-market losses, $13 million related to previously recognized mark-to-market gains that settled in 2007, and the remaining $23 million related to positions that will settle in 2008 and beyond.  Please read Note 7—Risk Management Activities, Derivatives and Financial Instruments—Accounting for Derivative Instruments and Hedging Activities—Cash Flow Hedges for a discussion of our decision to no longer designate derivative transactions as cash flow hedges beginning with the second quarter 2007; and

•
A $25 million charge related to the Illinois rate relief package – In July 2007, we entered into agreements with various parties to make payments of up to $25 million in connection with legislation providing for rate relief for Illinois electric consumers.  During September 2007, we made an initial payment of $7.5 million.  During 2007, we recorded a pre-tax charge of $25 million, included as a cost of sales on our consolidated statements of operations.

Depreciation expense increased from $164 million for the year ended December 31, 2006 to $193 million for the year ended December 31, 2007, primarily as a result of the new Midwest plants and capital projects placed into service in 2006.

Power Generation—West Segment.  Operating income for GEN-WE was $98 million for the year ended December 31, 2007, compared to a loss of $2 million for the year ended December 31, 2006.  The 2006 results relate to our Rockingham generation facility.  Such amounts do not include results from our CoGen Lyondell, Calcasieu, Heard County, Arizona power generation facilities, which have been classified as discontinued operations for all periods presented prior to disposition.

Revenues for the year ended December 31, 2007 increased by $428 million compared to the year ended December 31, 2006, cost of sales increased by $222 million and operating and maintenance expense increased by $63 million, resulting in a net increase of $143 million.  The increase was primarily driven by the following:

•
The addition of the new West plants acquired through the Merger – Generated volumes were 7.7 million MWh for the year ended December 31, 2007, up from 0.9 million MWh for the year ended December 31, 2006.  The volume increase was primarily driven by the new West plants, which provided total results of $111 million for the year ended December 31, 2007, exclusive of mark-to-market gains discussed below.  The volume increase from the new West plants was slightly offset by a reduction due to the sale of the Rockingham generation facility in late 2006; and

•
Mark-to-market gains – GEN-WE’s results for the year ended December 31, 2007 included mark-to-market gains of $32 million related to heat rate call-options and forward sales agreements, compared to zero for the year ended December 31, 2006.  Of the $32 million in 2007 mark-to-market gains, $10 million related to risk management liabilities acquired in the Merger that settled in 2007, and the remaining $22 million related to positions that will settle in 2008 and beyond.  Please read Note 7—Risk Management Activities, Derivatives and Financial Instruments—Accounting for Derivative Instruments and Hedging Activities—Cash Flow Hedges for a discussion of our decision to no longer designate derivative transactions as cash flow hedges beginning with the second quarter 2007.

Depreciation expense increased from $3 million for the year ended December 31, 2006 to $55 million for the year ended December 31, 2007 primarily as a result of the new West plants.  In addition, during 2006, we recorded a $9 million impairment of our Rockingham facility, resulting from the announcement of our sale of the facility.

Power Generation—Northeast Segment.  Operating income for GEN-NE was $164 million for the year ended December 31, 2007, compared to $55 million for the year ended December 31, 2006.

Revenues for the year ended December 31, 2007 increased by $467 million compared to the year ended December 31, 2006, cost of sales increased by $318 million and operating and maintenance expense increased by $19 million, resulting in a net increase of $130 million.  The increase was primarily driven by the following:

•
Increased market prices and spark spreads – On peak market prices in New York Zone G and Zone A increased by 11 percent and 8 percent, respectively.  Spark spreads widened due to higher power prices.  Average market spark spreads increased 33 percent and 21 percent for New York Zone A and Mass Hub, respectively;

•
Higher volumes, partially driven by the addition of the new Northeast plants acquired through the Merger – Generated volumes increased by 114 percent, up from 4.4 million MWh for the year ended December 31, 2006 to 9.4 million MWh for the year ended December 31, 2007.  The volume increase was partially driven by the new Northeast plants.  The Bridgeport and Casco Bay plants provided total results of $90 million for the year ended December 31, 2007, exclusive of mark-to-market losses discussed below.  The volume increase was also a result of higher spark spreads and cooler weather in the first quarter 2007, which led to greater run times than in 2006; and

•	A fuel oil inventory write-down of approximately $6 million was recorded in the year ended December 31, 2006.

These items were offset by the following:

•
Mark-to-market losses – GEN-NE’s results for the year ended December 31, 2007 included mark-to-market losses of $40 million related to forward sales, compared to losses of $26 million for the year ended December 31, 2006.  Of the $40 million in 2007 mark-to-market losses, $32 million related to risk management assets acquired in the Merger that settled in 2007.  The remaining $8 million related to positions that will settle in 2008 and beyond.  Please read Note 7—Risk Management Activities, Derivatives and Financial Instruments—Accounting for Derivative Instruments and Hedging Activities—Cash Flow Hedges for a discussion of our decision to no longer designate derivative transactions as cash flow hedges beginning with the second quarter 2007; and

•
Results were favorably impacted in 2006 by $12 million due to an opportunistic sale of emissions credits that were not required for near-term operations of our facilities.  Similar sales of $10 million occurred in 2007.

Depreciation expense increased from $24 million for the year ended December 31, 2006 to $45 million for the year ended December 31, 2007.  This was primarily due to the new Northeast plants.

Other.  Dynegy’s other operating loss for the year ended December 31, 2007 was $184 million, compared to an operating loss of $156 million for the year ended December 31, 2006.  DHI’s other operating loss for the year ended December 31, 2007 was $165 million, compared to an operating loss of $153 million for the year ended December 31, 2006.  Operating losses in both periods were comprised primarily of general and administrative expenses offset by results from our former customer risk management business.  Results for 2007 include a $31 million pre-tax gain associated with the acquisition of Kendall.  Prior to the acquisition, Kendall held a power tolling contract with our CRM business.  Upon completion of the Merger, this contract became an intercompany agreement, and was effectively eliminated on a consolidated basis, resulting in the $31 million gain.  Please read Note 3—Business Combinations and Acquisitions—LS Power Business Combination for further discussion.  Results for 2007 and 2006 reflect legal and settlement charges of approximately $15 million and $53 million, respectively, resulting from additional activities during the period that negatively affected management’s assessment of probable and estimable losses associated with the applicable proceedings.  The 2007 legal and settlement charges were partially offset by a $4 million gain on the sale of NYMEX securities.  The 2006 legal and settlement charges were partially offset by mark-to-market income on our legacy coal, natural gas, emissions, and power positions.

Dynegy’s consolidated general and administrative expenses increased to $203 million for the year ended December 31, 2007 from $196 million for the year ended December 31, 2006.  General and administrative expenses for the year ended December 31, 2007 included legal and settlement charges of $36 million, compared with legal and settlement charges of $53 million in the same period of 2006.  For the years ended December 31, 2007 and 2006, $15 million and $53 million, respectively, of this general and administrative expense was related to legal and settlement charges reported in our CRM business, as discussed above.  Additionally, general and administrative expenses for 2007 included a charge of approximately $6 million in connection with the accelerated vesting of restricted stock and stock option awards previously granted to employees, which vested in full upon closing of the Merger.  The remaining increase from 2006 to 2007 was primarily a result of higher salary and employee benefit costs due to the Merger.

DHI’s consolidated general and administrative expenses decreased to $184 million for the year ended December 31, 2007 from $193 million for the year ended December 31, 2006.  General and administrative expenses for the year ended December 31, 2007 included legal and settlement charges of $17 million, compared with legal and settlement charges of $53 million in the same period of 2006.  For the years ended December 31, 2007 and 2006, $15 million and $53 million, respectively, of this general and administrative expense was related to legal, respectively charges reported in our CRM segment, as discussed above.  The decrease in legal and settlement charges from 2006 to 2007 was partially offset by a charge of approximately $6 million in 2007 related to the accelerated vesting of restricted stock and stock option awards previously granted to employees, which vested in full upon closing of the Merger.  Additionally, salary and employee benefit costs were higher in 2007 as a result of the Merger.

Earnings (Losses) from Unconsolidated Investments

Dynegy’s losses from unconsolidated investments were $3 million for the year ended December 31, 2007 compared to losses of $1 million for the year ended December 31, 2006.  Earnings in 2007 included $10 million from the GEN-WE investment in the Sandy Creek largely due to its share of the gain on SCEA’s sale of a 25 percent undivided interest in the Sandy Creek Project.  Please read Note 13—Variable Interest Entities—Sandy Creek for further information.  This income was partially offset by losses related to Dynegy’s interest in DLS Power Holdings.  Earnings in 2006 related to the GEN-WE investment in Black Mountain.

DHI’s earnings from unconsolidated investments were $6 million for the year ended December 31, 2007, compared with losses of $1 million the year ended December 31, 2006.  Earnings in 2007 included $10 million from the GEN-WE investment in the Sandy Creek largely due to its share of the gain on SCEA’s sale of a 25 percent undivided interest in the Sandy Creek Project. Please read Note 13—Variable Interest Entities—Sandy Creek for further information.  Earnings in 2006 related to the GEN-WE investment in Black Mountain.

Other Items, Net

Dynegy’s other items, net totaled $56 million of income for the year ended December 31, 2007, compared to $54 million of income for the year ended December 31, 2006.

DHI’s other items, net totaled $53 million of income for the year ended December 31, 2007, compared to $51 million of income for the year ended December 31, 2006.

Interest Expense

Dynegy’s interest expense and debt conversion costs totaled $384 million for the year ended December 31, 2007, compared to $631 million for the year ended December 31, 2006.  DHI’s interest expense and debt conversion costs totaled $384 million for the year ended December 31, 2007, compared to $579 million for the year ended December 31, 2006.

The decrease was primarily attributable to debt conversion costs and acceleration of financing costs resulting from our liability management program executed in the second quarter of 2006 as well as a $36 million charge associated with the Sithe Subordinated Debt exchange.  Included in interest expense for the year ended December 31, 2007 was approximately $24 million of mark-to-market income from interest rate swap agreements associated with the Plum Point Credit Agreement Facility.  Effective July 1, 2007, these agreements were designated as cash flow hedges.  Also included in interest expense for the year ended December 31, 2007 was approximately $12 million of income from non-designated interest rate swap agreements that, prior to being terminated, were associated with the portion of the debt repaid in late May 2007.  The mark-to-market income included in interest expense for 2007 was offset by net losses of approximately $7 million in connection with the repayment of a portion of the project indebtedness assumed in connection with the Merger.  These items were offset by higher interest expense incurred in 2007 due to higher 2007 debt balances resulting from the Merger.

Income Tax (Expense) Benefit

Dynegy reported an income tax expense from continuing operations of $140 million for the year ended December 31, 2007, compared to an income tax benefit from continuing operations of $116 million for the year ended December 31, 2006.  The 2007 effective tax rate was 57 percent, compared to 32 percent in 2006.  The income tax expense in 2007 included a $4 million benefit resulting from the change in New York state tax law and a $3 million expense resulting from a net increase in tax reserves.  Additionally, Dynegy realized a higher state income tax expense resulting from adjusting Dynegy’s temporary differences to a higher overall effective state tax rate.  The higher effective state tax rate was driven by changes in levels of business activity in states in which we do business and the higher state tax rates in the states in which the Contributed Entities are located.  Excluding the impact of changes in levels of business activity and changes in company structure, the 2007 calculation would result in an effective tax rate of 36 percent.

DHI reported an income tax expense from continuing operations of $105 million for the year ended December 31, 2007, compared to an income tax benefit from continuing operations of $89 million for the year ended December 31, 2006.  The 2007 effective tax rate was 39 percent, compared to 29 percent in 2006.  The income tax expense in 2007 included a $14 million benefit resulting from the change in New York state tax law and a $16 million benefit resulting from the release of tax reserves.  Additionally, DHI realized a higher state income tax expense resulting from adjusting DHI’s temporary differences to a higher overall effective state tax rate.  The higher effective state tax rate was driven by changes in levels of business activity in states in which we do business and the higher state tax rates in the states in which the Contributed Entities are located.  Excluding the impact of changes in levels of business activity and changes in company structure, the 2007 calculation would result in an effective tax rate of 31 percent.

Discontinued Operations

Income From Discontinued Operations Before Taxes

Discontinued operations include the Calcasieu, CoGen Lyondell, Heard County and the Arizona power generation facilities in our GEN-WE segment, the Bluegrass power generation facility in our GEN-MW region, DMSLP in our former NGL segment and our U.K. CRM business.

During the year ended December 31, 2007, Dynegy’s pre-tax income from discontinued operations was $268 million ($166 million after-tax).  Dynegy’s GEN-WE segment included income of $257 million from the operation of the CoGen Lyondell, Calcasieu and the Arizona power generation facilities, consisting primarily of a pre-tax gain of $224 million associated with the completion of our sale of the CoGen Lyondell power generation facility.  Dynegy’s GEN-MW segment included losses of $3 million from the operation of the Bluegrass power generating facility.  Dynegy’s U.K. CRM included income of $15 million, primarily related to a favorable settlement of a legacy receivable.

During the year ended December 31, 2006, Dynegy’s pre-tax loss from discontinued operations was $138 million ($92 million after-tax).  Dynegy’s GEN-WE segment included losses of $53 million from the operation of the CoGen Lyondell and Calcasieu power generation facilities.  The loss includes a $36 million impairment associated with the Calcasieu power generation facility.  Dynegy’s GEN-MW segment included losses of $115 million from the operation of the Bluegrass power generation facility, which includes a $110 million pre-tax impairment charge due to changes in the market that resulted in economic constraints on the facility.  Dynegy’s U.K. CRM included earnings of $23 million for the year ended December 31, 2006, primarily related to a favorable settlement of a legacy receivable.  Dynegy also recorded pre-tax income of $6 million attributable to NGL.

During the year ended December 31, 2007, DHI’s pre-tax income from discontinued operations was $269 million ($166 million after-tax).  DHI’s GEN-WE segment included income of $257 million from the operation of the CoGen Lyondell, Calcasieu and the Arizona power generation facilities, consisting primarily of a pre-tax gain of $224 million associated with the completion of our sale of the CoGen Lyondell power generation facility.  DHI’s GEN-MW segment included losses of $3 million from the operation of the Bluegrass power generating facility.  DHI’s U.K. CRM included income of $15 million, primarily related to a favorable settlement of a legacy receivable.

During the year ended December 31, 2006, DHI’s pre-tax loss from discontinued operations was $139 million ($91 million after-tax).  DHI’s GEN-WE segment included losses of $53 million from the operation of the CoGen Lyondell and Calcasieu power generation facilities.  The loss includes a $36 million impairment associated with the Calcasieu power generation facility.  DHI’s GEN-MW segment included losses of $115 million from the operation of the Bluegrass power generation facility, which includes a $110 million pre-tax impairment charge due to changes in the market that resulted in economic constraints on the facility.  DHI’s U.K. CRM included earnings of $23 million for the year ended December 31, 2006, primarily related to a favorable settlement of a legacy receivable.  DHI also recorded pre-tax income of $6 million attributable to NGL.

Income Tax (Expense) Benefit From Discontinued Operations

Dynegy recorded an income tax expense from discontinued operations of $102 million during the year ended December 31, 2007, compared to an income tax benefit from discontinued operations of $46 million during the year ended December 31, 2006.  The income tax expense in 2007 included a $9 million benefit from a net release of tax reserves.  The effective tax rate was impacted by the $47 million of goodwill allocated to the CoGen Lyondell power generation facility upon its sale.  As there was no tax basis in the goodwill, there were no tax benefits associated with the allocated goodwill.

DHI recorded an income tax expense from discontinued operations of $103 million during the year ended December 31, 2007, compared to an income tax benefit from discontinued operations of $48 million during the year ended December 31, 2006.  The income tax expense in 2007 included an $8 million benefit from a net release of tax reserves.  The effective tax rate for 2007 was impacted by the $47 million of goodwill allocated to the CoGen Lyondell power generation facility upon its sale.  As there was no tax basis in the goodwill, there were no tax benefits associated with the allocated goodwill.

Cumulative Effect of Change in Accounting Principles

On January 1, 2006, we adopted SFAS No. 123(R), “Share-Based Payment” (SFAS No. 123(R)).  In connection with its adoption, Dynegy realized a cumulative effect loss of approximately $1 million, net of tax expense of zero.  Please read Note 2—Summary of Significant Accounting Policies—Employee Stock Options for further information.

Noncontrolling Interest

We recorded $7 million of noncontrolling interest expense related to Plum Point facility in the year ended December 31, 2007.  The noncontrolling interest expense was primarily due to the mark-to-market interest income recorded during the three months ended June 30, 2007 related to the interest rate swap agreements associated with the Plum Point Credit Agreement.  Please read “Interest Expense” above for further discussion.

Outlook

Our fleet includes a diverse mixture of assets with various fuel, dispatch and merit order characteristics within each of our three regions.  In commercializing our assets, we seek to achieve a balance between protecting cash flow in the near/intermediate term, while maintaining the ability to capture value longer term as markets tighten.  We expect that a majority of our sales will be achieved by selling energy and capacity through a combination of spot market sales and near-term contracts over a rolling 12–36 month time frame in time periods that we describe as Current, Current +1, and Current +2.  At any given point in time, we will seek to balance predictability of earnings and cash flow with achieving the highest level of earnings and cash flow possible over the Current, Current +1 and Current +2 periods.  In these periods we understand that short-term market volatility can negatively impact our profitability, and we will seek to reduce those negative impacts through the disciplined use of near- and intermediate-term forward sales.  As a result, our fleet-wide forward sales profile is fluid and subject to change.  We expect to make fewer forward sales beyond the Current+2 period in order to realize the anticipated benefit of improved market prices over time as the supply and demand balance tightens.

We expect that our future financial results will continue to reflect sensitivity to fuel and commodity prices, market structure and prices for electric energy, ancillary services, capacity and emissions allowances, transportation and transmission logistics, weather conditions and IMA.  Our commercial team actively manages commodity price risk associated with our unsold power production by trading in the forward markets that are correlated with our assets.  We also participate in various regional auctions and bilateral opportunities.  Our regional commercial strategies are particularly driven by the types of units that we have within a given region and the operating characteristics of those units.

The latter part of 2008 was characterized by turmoil in the financial markets.  Several large financial institutions have failed, and stock prices across industries, including ours, have fallen sharply.  These market conditions have resulted in a decreased willingness on the part of lenders to enter into new loans.  We believe there has been a reduction in the number of counterparties participating in, and the volume of transactions available for execution in, the bilateral energy markets, making it more difficult to optimize the value of our assets.  Please read Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources for further discussion of the impact of recent market developments on our business.

To the extent that we choose not to enter into forward sales, the gross margin from our assets is a function of price movements in the coal, natural gas, fuel oil, electric energy and capacity markets.

The following summarizes unique business issues impacting our individual regions’ outlook.

GEN-MW.  Our Consent Decree requires substantial emission reductions from our Illinois coal-fired power generating plants and the completion of several supplemental environmental projects in the Midwest.  We have achieved all emission reductions scheduled to date under the Consent Decree and are installing additional emission control equipment to meet future Consent Decree emission limits.  We anticipate our costs associated with the Consent Decree projects, which we expect to incur through 2012, to be approximately $960 million, which includes approximately $290 million spent to date.  This estimate required a number of assumptions about uncertainties beyond our control.  For instance, we have assumed, for purposes of this estimate, that labor and material costs will increase at four percent per year over the remaining project term.   The following are the estimated capital expenditures required to comply with the Consent Decree:

2009	2010	2011	2012
(in millions)
$245	$215	$165	$45

If the costs of these capital expenditures become great enough to render the operation of the affected facility or facilities uneconomical, we could, at our option, cease to operate the facility or facilities and forego these capital expenditures without incurring any further obligations under the Consent Decree.  Please read Note 20—Commitments and Contingencies—Other Commitments and Contingencies—Consent Decree for further discussion.

Our Midwest coal requirements are 100 percent contracted through 2010.  For 2009, the prices associated with these contracts are fixed.  Approximately 25 percent of our 2010 coal requirements are currently unpriced, and will be priced in September 2009.  The new prices determined in September will become effective January 1, 2010.  We expect that any price changes will be consistent with the historical price trend over the past several years.

PJM recently implemented a forward capacity auction, the Reliability Pricing Model.  The auction has resulted in an increase in the value of capacity in not only PJM, but in the neighboring MISO as well, compared to periods before the auction was in place.  We participated in the auction process, resulting in sales of capacity for the following planning years:

Planning Year	Net Capacity	Weighted Average Capacity Price
	(in MWs)	($ per MW-day)

2008-2009	885	112
2009-2010	2,240	123 (1)
2010-2011	2,057	174
2011-2012	2,061	110
___________________
(1)	Calculated as the weighted average of 1,723 MWs at $102 per MW-day for RTO and 517 MWs at $191 per MW-day for MAAC+APS.

GEN-WE.  In 2009, we expect our Morro Bay facility to benefit from a new tolling arrangement with a utility in California.  Approximately two thirds of power plant capacity in the West is contracted for under a variety of tolling agreements with load-serving entities and Reliability Must Run agreements with the California ISO.  A significant portion of the remaining capacity is sold as a Resource Adequacy product in the California market, and much of the production associated with the plants without tolls or Reliability Must Run agreements has been hedged.  As a result, the earnings of our West region tend to be less volatile than in our other regions.

GEN-NE.  We continue to maintain sufficient coal and fuel oil inventories to effectively manage our operations.  We have contracted 100 percent and approximately 35 percent of our expected coal supply for 2009 and 2010, respectively, for our Danskammer power generation facility primarily from South American suppliers at delivered prices that are competitively priced compared to domestic suppliers.  Multiple sourcing options are under evaluation for the remainder of our 2010 supply needs.  Markets for coal, like other world energy commodity markets, experienced significant volatility during 2008, and this volatility is likely to continue through 2009-2010.  However, coal prices in both the international and domestic markets have decreased significantly from their historic highs reached in the middle of 2008.  We are exploring various alternative contractual commitments and financial options, as well as facility modifications, to ensure stable fuel supplies and to further mitigate cost and supply risks for near and long-term coal supplies.

The volatility in fuel oil commodity pricing should provide us opportunities to capture additive short-term market value through strategic purchases of fuel oil in the spot market.  Lower commodity prices of fuel oil have further positioned our Roseton facility, which is capable of burning natural gas and fuel oil, to capture these market opportunities.

In New England, the ISO-NE is in the process of restructuring its capacity market and will be transitioning to a forward capacity market in 2010.  During the transition from the pre-existing capacity markets in ISO-NE to the forward capacity market, all listed ICAP resources will receive monthly capacity payments, adjusted for each power year.  The transitional payments for capacity commenced in December 2006, with a price of $3.05/KW-month, and gradually rise to $4.10/KW-month through September 1, 2010, when the forward capacity market will be fully effective.  Capacity auctions for the 2010/2011 and 2011/2012 were held in 2008 and resulted in capacity payments of $4.50 KW/month and $4.50 KW/month respectively for our assets in New England.

SEASONALITY

Our revenues and operating income are subject to fluctuations during the year, primarily due to the impact seasonal factors have on sales volumes and the prices of power and natural gas.  Power marketing operations and generating facilities have higher volatility and demand, respectively, in the summer cooling months.  This trend may change over time as demand for natural gas increases in the summer months as a result of increased natural gas-fired electricity generation.

CRITICAL ACCOUNTING POLICIES

Our Accounting Department is responsible for the development and application of accounting policy and control procedures.  This department conducts these activities independent of any active management of our risk exposures, is independent of our business segments and reports to the Chief Financial Officer.

The process of preparing financial statements in accordance with GAAP requires our management to make estimates and judgments.  It is possible that materially different amounts could be recorded if these estimates and judgments change or if actual results differ from these estimates and judgments.  We have identified the following seven critical accounting policies that require a significant amount of estimation and judgment and are considered important to the portrayal of our financial position and results of operations:

•	Revenue Recognition and Valuation of Risk Management Assets and Liabilities;

•	Valuation of Tangible and Intangible Assets;

•	Accounting for Contingencies, Guarantees and Indemnifications;

•	Accounting for Asset Retirement Obligations;

•	Accounting for Variable Interest Entities;

•	Accounting for Income Taxes; and

•	Valuation of Pension and Other Post-Retirement Plans Assets and Liabilities.

Revenue Recognition and Valuation of Risk Management Assets and Liabilities

We earn revenue from our facilities in three primary ways: (i) sale of energy generated by our facilities; (ii) sale of ancillary services, which are the products of a generation facility that support the transmission grid operation, allow generation to follow real-time changes in load, and provide emergency reserves for major changes to the balance of generation and load; and (iii) sale of capacity.  We recognize revenue from these transactions when the product or service is delivered to a customer, unless they meet the definition of a derivative, as defined by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended, (“SFAS No. 133”).  Please read “Derivative Instruments—Generation” for further discussion of the accounting for these types of transactions.

Derivative Instruments–Generation.  We enter into commodity contracts that meet the definition of a derivative under SFAS No. 133.  These contracts are often entered into to mitigate or eliminate market and financial risks associated with our generation business.  These contracts include power sales contracts, fuel purchase contracts, heat rate call options, and other instruments used to mitigate variability in earnings due to fluctuations in market prices.  SFAS No. 133 provides for three different ways to account for these types of contracts: (i) as an accrual contract, if the criteria for the “normal purchase normal sale” exception are met and documented; (ii) as a cash flow or fair value hedge, if the criteria are met and documented; or (iii) as a mark-to-market contract with changes in fair value recognized in current period earnings.  All derivative commodity contracts that do not qualify for the “normal purchase normal sale” exception are recorded at fair value in risk management assets and liabilities on the consolidated balance sheets.  If the derivative commodity contract has been designated as a cash flow hedge, the changes in fair value are recognized in earnings concurrent with the hedged item.  Changes in the fair value of derivative commodity contracts that are not designated as cash flow hedges are recorded currently in earnings.  Because derivative contracts can be accounted for in three different ways, and as the “normal purchase normal sale” exception and cash flow and fair value hedge accounting are elective, the accounting treatment used by another party for a similar transaction could be different from the accounting treatment we use.  To the extent a party elects to apply cash flow hedge accounting for qualifying transactions, there is generally less volatility in the income statement as the effective portion of the changes in the fair values of the derivative instruments is recognized through equity.

We do not offset fair value amounts recognized for derivative instruments executed with the same counterparty under a master netting agreement and we did not elect to adopt the netting provisions allowed under FSP FIN 39-1, “Amendment of FASB Interpretation No. 39”, which allows an entity to offset the fair value amounts recognized for cash collateral paid or cash collateral received against the fair value amounts recognized for derivative instruments executed with the same counterparty under a master netting agreement.  As a result, our consolidated balance sheets present derivative assets and liabilities, as well as cash collateral paid or received, on a gross basis.

Cash inflows and cash outflows associated with the settlement of these risk management activities are recognized in net cash provided by (used in) operating activities on the consolidated statements of cash flows.

Derivative Instruments–Financing Activities.  We are exposed to changes in interest rate risk through our variable and fixed rate debt.  In order to manage our interest rate risk, we enter into interest rate swap agreements that meet the definition of a derivative under SFAS No. 133.  SFAS No. 133 requires us to mark-to-market all derivative instruments on the balance sheet.  If the derivative is designated as a cash flow hedge, the effective portions of the changes in the fair value of the derivative are recorded in OCI and the realized gains and losses related to these derivatives are recognized in earnings in the same period as the settlement of the underlying hedged transaction.  If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized currently in earnings.  If the derivative is not designated as a hedge, the change in value is recognized currently in earnings.  To the extent a party elects to apply hedge accounting for qualifying transactions, there is generally less volatility in the income statement as a portion of the changes in the fair value of the derivative instruments is recognized through equity.

Cash inflows and cash outflows associated with the settlement of these risk management activities are recognized in net cash provided by (used in) operating activities on the consolidated statements of cash flows.

Fair Value Measurements.  Fair value, as defined in SFAS No. 157, is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price).  However, as permitted under SFAS No. 157, we utilize a mid-market pricing convention (the mid-point price between bid and ask prices) as a practical expedient for valuing the majority of our assets and liabilities measured and reported at fair value.  Where appropriate, valuation adjustments are made to account for various factors, including the impact of our credit risk, our counterparties’ credit risk and bid-ask spreads.  We utilize market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique.  These inputs can be readily observable, market corroborated, or generally unobservable.  We primarily apply the market approach for recurring fair value measurements and endeavor to utilize the best available information.  Accordingly, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.  We classify fair value balances based on the observability of those inputs.  SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).  The three levels of the fair value hierarchy defined by SFAS No. 157 are as follows:

•
Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date.  Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.  Level 1 primarily consists of financial instruments such as listed equities.

•
Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.  Level 2 includes those financial instruments that are valued using models or other valuation methodologies.  These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures.  Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.  Instruments in this category include non-exchange-traded derivatives such as over the counter forwards, options and repurchase agreements.

•
Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources.  These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.  Level 3 instruments include those that may be more structured or otherwise tailored to our needs.  At each balance sheet date, we perform an analysis of all instruments subject to SFAS No. 157 and include in Level 3 all of those whose fair value is based on significant unobservable inputs.

The determination of the fair values incorporates various factors required under SFAS No. 157.  These factors include not only the credit standing of the counterparties involved and the impact of credit enhancements (such as cash deposits, letters of credit and priority interests), but also the impact of our nonperformance risk on our liabilities.  Valuation adjustments are generally based on capital market implied ratings evidence when assessing the credit standing of our counterparties and when applicable, adjusted based on management’s estimates of assumptions market participants would use in determining fair value.

Assets and liabilities from risk management activities may include exchange-traded derivative contracts and OTC derivative contracts.  Some exchange-traded derivatives are valued using broker or dealer quotations, or market transactions in either the listed or OTC markets.  In such cases, these exchange-traded derivatives are classified within Level 2.  OTC derivative trading instruments include swaps, forwards, options and complex structures that are valued at fair value.  In certain instances, these instruments may utilize models to measure fair value.  Generally, we use a similar model to value similar instruments.  Valuation models utilize various inputs that include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, other observable inputs for the asset or liability, and market-corroborated inputs.  Where observable inputs are available for substantially the full term of the asset or liability, the instrument is categorized in Level 2.  Certain OTC derivatives trade in less active markets with a lower availability of pricing information.  In addition, complex or structured transactions, such as heat-rate call options, can introduce the need for internally-developed model inputs that might not be observable in or corroborated by the market.  When such inputs have a significant impact on the measurement of fair value, the instrument is categorized in Level 3.  Other assets represent available-for-sale securities.

Valuation of Tangible and Intangible Assets

We evaluate long-lived assets, such as property, plant and equipment and investments, when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable.  Factors we consider important, which could trigger an impairment analysis, include, among others:

•	significant underperformance relative to historical or projected future operating results;

•	significant changes in the manner of our use of the assets or the strategy for our overall business;

•	significant negative industry or economic trends; and

•	significant declines in stock value for a sustained period.

We assess the carrying value of our property, plant and equipment and intangible assets subject to amortization in accordance with SFAS No. 144.  If an impairment is indicated, the amount of the impairment loss recognized would be determined by the amount the book value exceeds the estimated fair value of the assets.  The estimated fair value may include estimates based upon discounted cash-flow projections, recent comparable market transactions or quoted prices to determine if an impairment loss is required.  For assets identified as held for sale, the book value is compared to the estimated sales price less costs to sell.  There is a significant amount of judgment involved in cash-flow estimates, including assumptions regarding market convergence, discount rates and capacity.  The assumptions used by another party could differ significantly from our assumptions.  Please read Note 6—Impairment Charges for discussion of impairment charges we recognized in 2008 and 2006.

We follow the guidance of APB 18, “The Equity Method of Accounting for Investments in Common Stock” (“APB 18”), SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”), and EITF Issue 02-14, “Whether an Investor Should Apply the Equity Method of Accounting to Investments Other Than Common Stock” (“EITF 02-14”), when reviewing our investments.  The book value of the investment is compared to the estimated fair value, based either on discounted cash flow projections or estimated market prices, if available, to determine if an impairment is required.  We record a loss when the decline in value is considered other than temporary.  Please read Note 13—Variable Interest Entities—DLS Power Holdings and DLS Power Development for further discussion of our accounting for the impairment of our investment in DLS Power Holdings.

We assess the carrying value of our goodwill in accordance with SFAS No. 142. Our goodwill test is performed annually on November 1 and when circumstances warrant. We generally determine the fair value of our reporting units using the income approach and utilize market information such as recent sales transactions for comparable assets within the regions in which we operate to corroborate the fair values derived from the income approach.  The discounted cash flows for each reporting unit are based on discrete financial forecasts developed by management for planning purposes.  Cash flows beyond the discrete forecasts are estimated using a terminal value calculation, which incorporates historical and forecasted financial trends and considers long-term earnings growth rates based on growth rates observed in the power sector.  There is a significant amount of judgment in the determination of the fair value of our reporting units, including assumptions around market convergence, discount rates, capacity and growth rates.  We evaluated the sensitivity of our more significant assumptions, including our discount rates and terminal value assumptions.  Based on the results of this analysis, we concluded that a change in these assumptions within a range that we consider reasonable would not cause the fair value of any of our reporting units to be less than their respective carrying values.

As of November 1, 2008, the date at which we performed our annual impairment test, Dynegy’s market capitalization was below its book value. We have qualitatively reconciled the aggregate fair value of our reporting units to our market capitalization by considering several factors, including

(i)
Our market capitalization has been below book value for a relatively short period of time, which coincides with unprecedented volatility in the broader financial markets, as well as significant volatility in our industry.

Our stock price and our overall industry sector market capitalization were negatively impacted in late summer/early fall 2008 as a result of two of our peers experiencing significant liquidity constraints.  While we believe that we have been, and continue to be, in a solid liquidity position, we believe that our stock price was negatively impacted as a result of the perception of liquidity constraints within our industry sector.  Soon after our peers experienced their liquidity issues, the broader financial market experienced a liquidity crisis.  While we do not have any significant debt maturities until 2011, we believe the liquidity issues suffered by our peers when combined with the broader financial market liquidity crisis further deteriorated our market capitalization.

(ii)	Our share price was negatively impacted in the third and fourth quarters of 2008 by the sale of shares by hedge funds and lack of buying by institutional investors.

Given the liquidity issues in the broader financial markets and the unique issues faced by several of our peers, we noted that our share price was negatively impacted in the third and fourth quarters of 2008 by the sale of approximately 20 million shares (4 percent of our Class A shares) by hedge funds.  Additionally, lack of demand on the part of institutional investors further depressed our stock price.  Our stock price at November 1, 2008, the date of our annual goodwill impairment test, was $3.64 per share while our shareholders’ equity was approximately $5.60 per share.  Prior to the consideration of a control premium, the market capitalization at November 1, 2008, if used as a basis to determine fair value, would imply that our assumptions regarding discount rates in our November 1, 2008 valuation were significantly understated and/or our assumptions regarding terminal value growth rates were significantly overstated.  For example, one scenario would require adjusting discount rates upward by approximately 300 to 500 basis points, depending on the reporting unit, as well as reducing the terminal value growth rates by approximately three to six times, also depending on the reporting unit.  However, we believe that our assumptions and the resulting valuations are appropriate and corroborated by other market information and that using the implied assumptions inherent in our market capitalization is not appropriate at this time given the unusual circumstances driving the value of our stock.

(iii)	Lastly, our share price does not reflect a control premium.

Due to further declines in our market capitalization through December 31, 2008, we determined if any assumptions utilized in the November 1, 2008 analysis required updating.  We evaluated key assumptions including forward natural gas and power pricing, power demand growth, and cost of capital.  While some of the assumptions had changed subsequent to the November 1, 2008 analysis, we determined that the impact of updating those assumptions would not have caused the fair value of the individual reporting units to be below their respective carrying values at December 31, 2008.

Our valuation has appropriately considered the impact of the current economic environment.  However, because of the nature of our business and the underlying fundamentals of the power markets, industry market data continues to support long-term power demand growth and the need for additional electric generation capacity dampening the impact of a short-term recession in our marketplace. After giving consideration to these factors; we concluded that our market capitalization was not indicative of the fair value of our aggregate reporting units and we did not fail the first step of the goodwill impairment test for any of our reporting units. Our stock price is generally influenced by movements in near-term forward natural gas and power prices.  Subsequent to December 31, 2008, forward commodity prices, particularly in the near term, have continued to decline along with our stock price.  We continue to monitor forward market commodity prices and other significant assumptions used in our valuation.   If our stock price continues to be depressed and we believe this is indicative of the downturn in the economic environment continuing for a long period of time causing a significant decline in long-term demand for electricity and/or depressed commodity prices over the long term, we will be required to update our discounted cash flow analysis and potentially required to record a goodwill impairment in the future.  Furthermore, if our market capitalization continues to be below our book value for a sustained period of time, we will need to consider updating our assessment and could be required to record a goodwill impairment in the future.

Accounting for Contingencies, Guarantees and Indemnifications

We are involved in numerous lawsuits, claims, proceedings, and tax-related audits in the normal course of our operations.  In accordance with SFAS No. 5, “Accounting for Contingencies” (“SFAS No. 5”), we record a loss contingency for these matters when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.  We review our loss contingencies on an ongoing basis to ensure that we have appropriate reserves recorded on our consolidated balance sheets as required by SFAS No. 5.  These reserves are based on estimates and judgments made by management with respect to the likely outcome of these matters, including any applicable insurance coverage for litigation matters, and are adjusted as circumstances warrant.  Our estimates and judgments could change based on new information, changes in laws or regulations, changes in management’s plans or intentions, the outcome of legal proceedings, settlements or other factors.  If different estimates and judgments were applied with respect to these matters, it is likely that reserves would be recorded for different amounts.  Actual results could vary materially from these reserves.

Liabilities are recorded when an environmental assessment indicates that remedial efforts are probable and the costs can be reasonably estimated.  Measurement of liabilities is based, in part, on relevant past experience, currently enacted laws and regulations, existing technology, site-specific costs and cost-sharing arrangements.  Recognition of any joint and several liability is based upon our best estimate of our final pro-rata share of such liability.  These assumptions involve the judgments and estimates of management and any changes in assumptions could lead to increases or decreases in our ultimate liability, with any such changes recognized immediately in earnings.

We follow the guidance of FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN No. 45”), for disclosure and accounting of various guarantees and indemnifications entered into during the course of business.  When a guarantee or indemnification subject to FIN No. 45 is entered into, an estimated fair value of the underlying guarantee or indemnification is recorded.  Some guarantees and indemnifications could have significant financial impact under certain circumstances and management also considers the probability of such circumstances occurring when estimating the fair value.  Actual results may materially differ from the estimated fair value of such guarantees and indemnifications.

Please read Note 20—Commitments and Contingencies for further discussion of our commitments and contingencies.

Accounting for Asset Retirement Obligations

Under the provisions of SFAS No. 143, “Asset Retirement Obligations” (“SFAS No. 143”), and FIN No. 47 “Accounting for Conditional Asset Retirements” (“FIN No. 47”), we are required to record the present value of the future obligations to retire tangible, long-lived assets on our consolidated balance sheets as liabilities when the liability is incurred.  Significant judgment is involved in estimating our future cash flows associated with such obligations, as well as the ultimate timing of the cash flows.  If our estimates for the amount or timing of the cash flows change, the change may have a material impact on our financial condition and results of operations.

Please read Note 2—Summary of Significant Accounting Policies—Asset Retirement Obligations for further discussion of our accounting for AROs.

Accounting for Variable Interest Entities

We follow the guidance in FIN 46(R), “Consolidation of Variable Interest Entities”, which requires that we evaluate certain entities to determine which party is considered the primary beneficiary of the entity and thus required to consolidate it in its financial statements.  We are or have been an investor in several variable interest entities to which LS Associates, a related party, is also an investor.  There is a significant amount of judgment involved in determining the primary beneficiary of an entity from a related party group.  We have concluded that we are not and were not the primary beneficiary of these entities because a) we believe that LS Power is more closely associated with the entities, b) they own approximately 40 percent of Dynegy’s outstanding common stock and c) they have three seats on Dynegy’s Board of Directors.  If different judgment was applied, we could be considered the primary beneficiary of some or all of these entities, which would significantly impact our financial condition and results of operations.  Please read Note 13—Variable Interest Entities for further discussion of our accounting for our variable interest entities.

We are also an investor, with independent third parties, in PPEA.  PPEA is a variable interest entity, and there is a significant amount of judgment involved in the analysis used to determine the primary beneficiary.  The analysis includes assumptions about forecasted cash flows, construction costs, and plant performance.  We have concluded that we are the primary beneficiary of PPEA and therefore consolidate the entity in our consolidated financial statements.  If different judgment was applied, we may not be considered the primary beneficiary for this entity, which would significantly impact our financial condition, results of operations and cash flows.

Please read Note 13—Variable Interest Entities for further discussion of our accounting for our variable interest entities.

Accounting for Income Taxes

We follow the guidance in SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”), which requires that we use the asset and liability method of accounting for deferred income taxes and provide deferred income taxes for all significant temporary differences.

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate.  This process involves estimating our actual current tax payable and related tax expense together with assessing temporary differences resulting from differing tax and accounting treatment of certain items, such as depreciation, for tax and accounting purposes.  These differences can result in deferred tax assets and liabilities, which are included within our consolidated balance sheets.

Because we operate and sell power in many different states, our effective annual state income tax rate will vary from period to period because of changes in our sales profile by state, as well as jurisdictional and legislative changes by state.  As a result, changes in our estimated effective annual state income tax rate can have a significant impact on our measurement of temporary differences.  We project the rates at which state tax temporary differences will reverse based upon estimates of revenues and operations in the respective jurisdictions in which we conduct business.  A change of 1 percent in the estimated effective annual state income tax rate at December 31, 2008, could impact deferred tax expense by approximately $41 million for Dynegy and $31 million for DHI.  State statutory tax rates in the states in which we do business range from 1.0 percent to 9.5 percent.

In February, 2009, the State of California enacted several changes to its corporate income tax laws. As a result of these changes, we anticipate recording an increase to our deferred tax liability. The impact of these changes will be incorporated in our first quarter 2009 tax provision.

We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that it is more likely than not (a likelihood of more than 50 percent) that some portion or all of the deferred tax assets will not be realized, we must establish a valuation allowance.  We consider all available evidence, both positive and negative, to determine whether, based on the weight of the evidence, a valuation allowance is needed.  Evidence used includes information about our current financial position and our results of operations for the current and preceding years, as well as all currently available information about future years, anticipated future performance, the reversal of deferred tax liabilities and tax planning strategies.

Management believes future sources of taxable income, reversing temporary differences and other tax planning strategies will be sufficient to realize deferred tax assets for which no reserve has been established.  While we have considered these factors in assessing the need for a valuation allowance, there is no assurance that a valuation allowance would not need to be established in the future if information about future years changes.  Any change in the valuation allowance would impact our income tax (expense) benefit and net income (loss) in the period in which such a determination is made.

Effective January 1, 2007, we adopted FIN No. 48 which requires that we determine if it is more likely than not that a tax position we have taken will be sustained upon examination.  If we determine that it is more likely than not that the position will be sustained, we recognize the largest amount of the benefit that is greater than 50 percent likely of being realized upon settlement.  There is a significant amount of judgment involved in assessing the likelihood that a tax position will be sustained upon examination and in determining the amount of the benefit that will ultimately be realized.  If different judgments were applied, it is likely that reserves would be recorded for different amounts.  Actual amounts could vary materially from these reserves.

Please read Note 18—Income Taxes for further discussion of our accounting for income taxes, adoption of FIN No. 48 and change in our valuation allowance.

Valuation of Pension and Other Post-Retirement Plans Assets and Liabilities

Our pension and other post-retirement benefit costs are developed from actuarial valuations.  Inherent in these valuations are key assumptions including the discount rate and expected long-term rate of return on plan assets.  Material changes in our pension and other post-retirement benefit costs may occur in the future due to changes in these assumptions, changes in the number of plan participants, changes in the value of plan assets and changes in the level of benefits provided.

We used a yield curve approach for determining the discount rate as of December 31, 2008.  The discount rate is subject to change each year, consistent with changes in applicable high-quality, long-term corporate bond indices.  Projected benefit payments for the plans were matched against the discount rates in the Citigroup Pension Discount Curve to produce a weighted-average equivalent discount rate.  Long-term interest rates decreased during 2008.  Accordingly, at December 31, 2008, we used a discount rate of 6.12 percent for pension plans and 5.93 percent for other retirement plans, a decrease of 34 and 55 basis points, respectively, from the 6.46 percent for pension plans rate and 6.48 percent for other retirement plans rate used as of December 31, 2007.  This decrease in the discount rate increased the underfunded status of the plans by $14 million.

The expected long-term rate of return on pension plan assets is selected by taking into account the asset mix of the plans and the expected returns for each asset category.  Based on these factors, our expected long-term rate of return as of January 1, 2009 and 2008 was 8.25 percent.

A relatively small difference between actual results and assumptions used by management may have a material effect on our financial statements.  Assumptions used by another party could be different than our assumptions.  The following table summarizes the sensitivity of pension expense and our projected benefit obligation, or PBO, to changes in the discount rate and the expected long-term rate of return on pension assets:

	Impact on PBO, December 31, 2008	Impact on 2009 Expense
	(in millions)
Increase in Discount Rate—50 basis points	$(14)	$(2)
Decrease in Discount Rate—50 basis points	15	2
Increase in Expected Long-term Rate of Return—50 basis points	—	(1)
Decrease in Expected Long-term Rate of Return—50 basis points	—	1

We expect to make $28 million in cash contributions related to our pension plans during 2009.  In addition, we may be required to continue to make contributions to the pension plans beyond 2009.  Although it is difficult to estimate these potential future cash requirements due to uncertain market conditions, we currently expect that we will contribute approximately $24 million in 2010 and $29 million in 2011.

Please read Note 22—Employee Compensation, Savings and Pension Plans for further discussion of our pension-related assets and liabilities.

RECENT ACCOUNTING PRONOUNCEMENTS

We adopted SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statement— an amendment to ARB No. 51” on January 1, 2009 and have applied the presentation and disclosure requirements retrospectively.    Please read Note 1—Organization and Operations and Basis of Presentation—Basis of Presentation for further discussion of our adoption of SFAS No. 160.  We adopted SFAS No. 157, “Fair Value Measurements” and SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities” on January 1, 2008.  We adopted FIN No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN No. 48”) on January 1, 2007.  We adopted SFAS No. 123(R) and SFAS No. 154, “Accounting Changes and Error Corrections—A Replacement of APB Opinion No. 20 and SFAS No. 3”, on January 1, 2006 and SFAS No. 158 on December 31, 2006.  We adopted EITF Issue 05-6, “Determining the Amortization Period for Leasehold Improvements”, and FSP FIN No. 45-3, “Application of FASB Interpretation No. 45 to Minimum Revenue Guarantees Granted to a Business or Its Owners”, on January 1, 2006.  Please read Note 2—Summary of Significant Accounting Policies—Accounting Policies Not Yet Adopted for further discussion for accounting policies not yet adopted.

RISK-MANAGEMENT DISCLOSURES

The following table provides a reconciliation of the risk-management data on the consolidated balance sheets:

As of and for the Year Ended
December 31, 2008
(in millions)
Balance Sheet Risk-Management Accounts
Fair value of portfolio at January 1, 2008	$(100)
Risk-management gains recognized through the income statement in the period, net	145
Cash paid related to risk-management contracts settled in the period, net	135
Changes in fair value as a result of a change in valuation technique (1)	—
Non-cash adjustments and other (2)	(210)

Fair value of portfolio at December 31, 2008	$(30)
___________________
(1)	Our modeling methodology has been consistently applied.
(2)	This amount consists of changes in value associated with fair value and cash flow hedges on debt.

The net risk-management liability of $30 million is the aggregate of the following line items on the consolidated balance sheets: Current Assets—Assets from risk-management activities, Other Assets—Assets from risk-management activities, Current Liabilities—Liabilities from risk-management activities and Other Liabilities—Liabilities from risk-management activities.  During the period from December 31, 2007 to December 31, 2008, our Current Assets—Assets from risk-management activities and Current Liabilities—Liabilities from risk-management activities increased by approximately $900 million and $700 million, respectively.  This increase was primarily a result of increased volumes of purchases and sales of commodities via financial instruments.  These amounts are reflected gross on our consolidated balance sheets, as we do not offset fair value amounts recognized for derivative instruments executed with the same counterparties under a master netting agreement.  However, a substantial portion of the financial instruments are with the same counterparty, resulting in a significantly smaller increase in our net risk-management liability, as denoted above.  Please read Item 7A.  Quantitative and Qualitative Disclosures About Market Risk—Credit Risk for further discussion regarding our counterparty credit exposure associated with risk-management accounts.

Risk-Management Asset and Liability Disclosures

The following table depicts the mark-to-market value and cash flow components, based on contract terms, of our net risk-management assets and liabilities at December 31, 2008.  As opportunities arise to monetize positions that we believe will result in an economic benefit to us, we may receive or pay cash in periods other than those depicted below.

Net Risk-Management Asset and Liability Disclosures

	Total	2009	2010	2011	2012	2013	Thereafter
	(in millions)
Mark-to-Market (1)	$(30)	$144	$19	$(15)	$(12)	$(13)	$(153)
Cash Flow (2)	(113)	158	23	(19)	(16)	(16)	(243)
___________________
(1)
Mark-to-market reflects the fair value of our net risk-management position, which considers time value, credit, price and other reserves necessary to determine fair value.  Cash flows have been segregated between periods based on the delivery date required in the individual contracts.

(2)
Cash flow reflects undiscounted cash inflows and outflows by contract based on the tenor of individual contract position for the remaining periods.  These anticipated undiscounted cash flows have not been adjusted for counterparty credit or other reserves.  These amounts exclude the cash flows associated with certain derivative instruments designated as hedges.

The following table provides an assessment of net contract values by year as of December 31, 2008, based on our valuation methodology:

Net Fair Value of Risk-Management Portfolio

	Total	2009	2010	2011	2012	2013	Thereafter
	(in millions)
Market Quotations (1)(2)	$(90)	$104	$5	$(16)	$(13)	$(14)	$(156)
Value Based on Models (2)	60	40	14	1	1	1	3
Total	$(30)	$144	$19	$(15)	$(12)	$(13)	$(153)
___________________
(1)	Price inputs obtained from actively traded, liquid markets for commodities.
(2)
The market quotations and prices based on models categorization differs from the SFAS No. 157 categories of Level 1, Level 2 and Level 3 due to the application of the different methodologies.  Please read Note 7—Risk Management Activities, Derivatives and Financial Instruments—Fair Value Measurements for further discussion.

Derivative Contracts

The absolute notional contract amounts associated with our commodity risk-management and interest rate contracts are discussed in Item 7A. Quantitative and Qualitative Disclosures About Market Risk below.

DYNEGY INC. and DYNEGY HOLDINGS INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Item 8.  Financial Statements and Supplementary Data

Page
Consolidated Financial Statements
Reports of Independent Registered Public Accounting Firms–Dynegy Inc.	F-2
Reports of Independent Registered Public Accounting Firms–Dynegy Holdings Inc.	F-5
Consolidated Balance Sheets—Dynegy Inc.:
December 31, 2008 and 2007	F-6
Consolidated Statements of Operations—Dynegy Inc.:
For the years ended December 31, 2008, 2007 and 2006	F7
Consolidated Statements of Cash Flows—Dynegy Inc.:
For the years ended December 31, 2008, 2007 and 2006	F-8
Consolidated Statements of Changes in Stockholders’ Equity—Dynegy Inc.:
For the years ended December 31, 2008, 2007 and 2006	F-9
Consolidated Statements of Comprehensive Income (Loss)—Dynegy Inc.:
For the years ended December 31, 2008, 2007 and 2006	F-10
Consolidated Balance Sheets—Dynegy Holdings Inc.:
December 31, 2008 and 2007	F-11
Consolidated Statements of Operations—Dynegy Holdings Inc.:
For the years ended December 31, 2008, 2007 and 2006	F-12
Consolidated Statements of Cash Flows—Dynegy Holdings Inc.:
For the years ended December 31, 2008, 2007 and 2006	F-13
Consolidated Statements of Changes in Stockholder’s Equity—Dynegy Holdings Inc.:
For the years ended December 31, 2008, 2007 and 2006	F-14
Consolidated Statements of Comprehensive Income (Loss)—Dynegy Holdings Inc.:
For the years ended December 31, 2008, 2007 and 2006	F-15
Notes to Consolidated Financial Statements	F-16

Financial Statement Schedules
Schedule I– Parent Company Financial Statements—Dynegy Inc.	F-92
Schedule II–Valuation and Qualifying Accounts—Dynegy Inc.	F-96
Schedule II–Valuation and Qualifying Accounts—Dynegy Holdings Inc.	F-97

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Dynegy Inc.

We have audited the accompanying consolidated balance sheets of Dynegy Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, comprehensive income (loss) and cash flows for the years then ended.  Our audits also included the financial statement schedules listed in the Index on page F-1 as of and for the years ended December 31, 2008 and 2007.  These financial statements and schedules are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dynegy Inc. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.  Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2007 the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Dynegy Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2009 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Houston, Texas
February 26, 2009, except for the matters described in the Basis of Presentation section set forth in Note 1 related to the inclusion of Heard County in discontinued operations as further disclosed in Note 4 and the effects of the adoption of SFAS No. 160 as further disclosed in Note 5, as to which the date is September 28, 2009, and except for the matter described in the Basis of Presentation section set forth in Note 1 related to the inclusion of the Arizona and the Bluegrass power generation facilities in discontinued operations as further disclosed in Note 4, as to which the date is November 5, 2009

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Dynegy Inc.:

In our opinion, the accompanying consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the year ended December 31, 2006 present fairly, in all material respects, the results of operations and cash flows of Dynegy Inc. and its subsidiaries (the “Company”) for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.  In addition, in our opinion, the financial statement schedules for the year ended December 31, 2006 present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.  These financial statements and financial statement schedules are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audit.  We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 20, the Company is the subject of substantial litigation.  The Company’s ongoing liquidity, financial position and operating results may be adversely impacted by the nature, timing and amount of the resolution of such litigation.  The consolidated financial statements do not include any adjustments, beyond existing accruals applicable under Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies”, that might result from the ultimate resolution of such matters.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 27, 2007, except for the effects of discontinued operations described in Note 4, as to which the date is May  14, 2007 for Calcasieu,  February 28, 2008 for CoGen Lyondell, September 28, 2009 for Heard County and November 5, 2009 for Bluegrass, and except for the change in reportable segments described in Note 23, as to which the date is February 26, 2009

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder
Dynegy Holdings Inc.

We have audited the accompanying consolidated balance sheets of Dynegy Holdings Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, cash flows, comprehensive income (loss), and stockholder’s equity for the years then ended.  Our audits also included the financial statement schedule listed in the Index on page F-1 as of and for the years ended December 31, 2008 and 2007.  These financial statements and schedule are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dynegy Holdings Inc. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.  Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2007 the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

/s/ Ernst & Young LLP

Houston, Texas
February 26, 2009, except for the matters described in the Basis of Presentation section set forth in Note 1 related to the inclusion of Heard County in discontinued operations as further disclosed in Note 4 and the effects of the adoption of SFAS No. 160 as further disclosed in Note 5, as to which the date is September 28, 2009, and except for the matter described in the Basis of Presentation section set forth in Note 1 related to the inclusion of the Arizona and the Bluegrass power generation facilities in discontinued operations as further disclosed in Note 4, as to which the date is November 5, 2009

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of Dynegy Holdings Inc.:

In our opinion, the accompanying consolidated statements of operations, comprehensive income (loss), stockholder’s equity and cash flows for the year ended December 31, 2006 present fairly, in all material respects, the results of operations and cash flows of Dynegy Holdings Inc. and its subsidiaries (the “Company”) for the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.  In addition, in our opinion, the financial statement schedule for the year ended December 31, 2006, presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.  These financial statements and financial statement schedule are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.  We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 20, the Company is the subject of substantial litigation.  The Company’s ongoing liquidity, financial position and operating results may be adversely impacted by the nature, timing and amount of the resolution of such litigation.  The consolidated financial statements do not include any adjustments, beyond existing accruals applicable under Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies”, that might result from the ultimate resolution of such matters.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 16, 2007, except for the effects of discontinued operations described in Note 4, as to which the date is May 14, 2007 for Calcasieu, August 16, 2007 for CoGen Lyondell, September 28, 2009 for Heard County and November 5, 2009 for Bluegrass, except for the effects of the transfer of entities under common control described in Note 3, as to which the date is August 16, 2007, and except for the change in reportable segments described in Note 23, as to which the date is February 26, 2009.

DYNEGY INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except share data)

	December 31, 2008	December 31, 2007
ASSETS
Current Assets
Cash and cash equivalents	$693	$328
Restricted cash and investments	87	104
Short-term investments	25	—
Accounts receivable, net of allowance for doubtful accounts of $22 and $20, respectively	340	426
Accounts receivable, affiliates	1	1
Inventory	184	199
Assets from risk-management activities	1,263	358
Deferred income taxes	6	45
Prepayments and other current assets	204	145
Assets held for sale (Note 4)	—	57
Total Current Assets	2,803	1,663
Property, Plant and Equipment	10,869	10,689
Accumulated depreciation	(1,935)	(1,672)
Property, Plant and Equipment, Net	8,934	9,017
Other Assets
Unconsolidated investments	15	79
Restricted cash and investments	1,158	1,221
Assets from risk-management activities	114	55
Goodwill	433	438
Intangible assets	437	497
Deferred income taxes	—	6
Accounts receivable, affiliates	4	—
Other long-term assets	315	245
Total Assets	$14,213	$13,221

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$303	$292
Accrued interest	56	56
Accrued liabilities and other current liabilities	160	201
Liabilities from risk-management activities	1,119	397
Notes payable and current portion of long-term debt	64	51
Liabilities held for sale (Note 4)	—	2
Total Current Liabilities	1,702	999
Long-term debt	5,872	5,739
Long-term debt to affiliates	200	200
Long-Term Debt	6,072	5,939
Other Liabilities
Liabilities from risk-management activities	288	116
Deferred income taxes	1,166	1,250
Other long-term liabilities	500	388
Total Liabilities	9,728	8,692
Commitments and Contingencies (Note 20)
Stockholders’ Equity
Class A Common Stock, $0.01 par value, 2,100,000,000 shares authorized at December 31, 2008 and December 31, 2007; 505,821,277 shares and 502,819,794 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	5	5
Class B Common Stock, $0.01 par value, 850,000,000 shares authorized at December 31, 2008 and December 31, 2007; 340,000,000 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	3	3
Additional paid-in capital	6,485	6,463
Subscriptions receivable	(2)	(5)
Accumulated other comprehensive loss, net of tax	(215)	(25)
Accumulated deficit	(1,690)	(1,864)
Treasury stock, at cost, 2,568,286 shares and 2,449,259 shares at December 31, 2008 and December 31, 2007, respectively	(71)	(71)
Total Dynegy Inc. Stockholders’ Equity	4,515	4,506
Noncontrolling interests	(30)	23
Total Stockholders’ Equity	4,485	4,529
Total Liabilities and Stockholders’ Equity	$14,213	$13,221

See the notes to the consolidated financial statements

DYNEGY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Year Ended December 31,
	2008	2007	2006

Revenues	$3,324	$2,918	$1,758
Cost of sales	(1,693)	(1,436)	(794)
Operating and maintenance expense, exclusive of depreciation shown separately below	(466)	(440)	(334)
Depreciation and amortization expense	(346)	(306)	(208)
Impairment and other charges	—	—	(9)
Gain on sale of assets, net	82	43	3
General and administrative expenses	(157)	(203)	(196)

Operating income	744	576	220
Losses from unconsolidated investments	(123)	(3)	(1)
Interest expense	(427)	(384)	(382)
Debt conversion costs	—	—	(249)
Other income and expense, net	84	56	54

Income (loss) from continuing operations before income taxes	278	245	(358)
Income tax (expense) benefit	(90)	(140)	116

Income (loss) from continuing operations	188	105	(242)
Income (loss) from discontinued operations, net of tax (expense) benefit of $14, $(102) and $46, respectively (Note 4)	(17)	166	(92)

Income (loss) before cumulative effect of change in accounting principles	171	271	(334)
Cumulative effect of change in accounting principles, net of tax benefit (expense) of zero, zero and zero, respectively (Note 2)	—	—	1

Net income (loss)	171	271	(333)
Less: Net income (loss) attributable to the noncontrolling interests	(3)	7	—

Net income (loss) attributable to Dynegy Inc.	174	264	(333)
Less: Preferred stock dividends (Note 17)	—	—	9
Net income (loss) attributable to Dynegy Inc. common stockholders	$174	$264	$(342)

Earnings (Loss) Per Share (Note 19):
Basic earnings (loss) per share attributable to Dynegy Inc. common stockholders:
Earnings (loss) from continuing operations.	$0.23	$0.13	$(0.55)
Income (loss) from discontinued operations	(0.03)	0.22	(0.20)
Cumulative effect of change in accounting principles	—	—	—

Basic earnings (loss) per share attributable to Dynegy Inc. common stockholders	$0.20	$0.35	$(0.75)

Diluted earnings (loss) per share attributable to Dynegy Inc. common stockholders:
Earnings (loss) from continuing operations.	$0.23	$0.13	$(0.55)
Income (loss) from discontinued operations	(0.03)	0.22	(0.20)
Cumulative effect of change in accounting principles	—	—	—

Diluted earnings (loss) per share attributable to Dynegy Inc. common stockholders	$0.20	$0.35	$(0.75)
Basic shares outstanding	840	752	459
Diluted shares outstanding	842	754	509

See the notes to the consolidated financial statements

DYNEGY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31,
	2008	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$171	$271	$(333)
Adjustments to reconcile income (loss) to net cash flows from operating activities:
Depreciation and amortization	376	333	265
Impairment and other charges	47	—	155
Losses from unconsolidated investments, net of cash distributions	124	3	1
Risk-management activities	(255)	(50)	(87)
Gain on sale of assets, net	(82)	(267)	(5)
Deferred taxes	73	215	(162)
Cumulative effect of change in accounting principles (Note 2)	—	—	(1)
Reserve for doubtful accounts	—	—	(35)
Legal and settlement charges	6	26	(2)
Sithe Subordinated Debt exchange charge (Note 16)	—	—	36
Debt conversion costs	—	—	249
Other	36	35	71
Changes in working capital:
Accounts receivable	68	(114)	391
Inventory	3	(13)	8
Prepayments and other assets	(51)	(37)	126
Accounts payable and accrued liabilities	(71)	(15)	(885)
Changes in non-current assets	(113)	(57)	11
Changes in non-current liabilities	(13)	11	3
Net cash provided by (used in) operating activities	319	341	(194)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(611)	(379)	(155)
Unconsolidated investments	(6)	3	—
Proceeds from asset sales, net	451	558	227
Business acquisitions, net of cash acquired	—	(128)	(8)
Proceeds from exchange of unconsolidated investments, net of cash acquired (Note 3 and Note 4)	—	—	165
Increase in short-term investments	(27)	—	—
(Increase) decrease in restricted cash	80	(871)	121
Other investing, net	11	—	8
Net cash provided by (used in) investing activities	(102)	(817)	358

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from long-term borrowings	192	2,758	1,071
Repayments of borrowings	(45)	(2,320)	(1,930)
Debt conversion costs	—	—	(249)
Redemption of Series C Preferred (Note 17)	—	—	(400)
Net proceeds from issuance of capital stock	2	4	183
Dividends and other distributions, net	—	—	(17)
Other financing, net	(1)	(9)	—
Net cash provided by (used in) financing activities	148	433	(1,342)
Net increase (decrease) in cash and cash equivalents	365	(43)	(1,178)
Cash and cash equivalents, beginning of period	328	371	1,549
Cash and cash equivalents, end of period	$693	$328	$371
See the notes to the consolidated financial statements

DYNEGY INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(in millions)

	Common Stock	Additional Paid-In Capital	Subscriptions Receivable	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Treasury Stock	Total Controlling Interests	Noncontrolling Interests	Total
December 31, 2005	$3,955	$51	$(8)	$4	$(1,793)	$(69)	$2,140	$—	$2,140
Net loss	—	—	—	—	(333)	—	(333)	—	(333)
Other comprehensive income, net of tax	—	—	—	98	—	—	98	—	98
Adjustment to initially apply SFAS No. 158, net of tax benefit of $21	—	—	—	(35)	—	—	(35)	—	(35)
Options exercised	5	(5)	—	—	—	—	—	—	—
Dividends and other distributions	—	—	—	—	(9)	—	(9)	—	(9)
401(k) plan and profit sharing stock	3	—	—	—	—	—	3	—	3
Options and restricted stock granted	—	8	—	—	—	—	8	—	8
Equity issuance (Note 21)	185	(7)	—	—	—	—	178	—	178
Equity conversion (Note 21)	225	(8)	—	—	—	—	217	—	217
December 31, 2006	$4,373	$39	$(8)	$67	$(2,135)	$(69)	$2,267	$—	$2,267
Net income	—	—	—	—	264	—	264	7	271
Other comprehensive loss, net of tax	—	—	—	(92)	—	—	(92)	(5)	(97)
Adjustment to initially apply FIN No. 48	—	—	—	—	7	—	7	—	7
Subscriptions receivable	—	—	3	—	—	—	3	—	3
Options exercised	1	2	—	—	—	(2)	1	—	1
401(k) plan and profit sharing stock	1	3	—	—	—	—	4	—	4
Options and restricted stock granted	—	19	—	—	—	—	19	—	19
Equity issuance-LS Power (Note 3)	3	2,030	—	—	—	—	2,033	—	2,033
Sale of additional interests in subsidiary (Note 4)	—	—	—	—	—	—	—	43	43
Noncontrolling interest in acquired subsidiary (Note 3)	—	—	—	—	—	—	—	(22)	(22)
Conversion from Illinois entity to Delaware entity (Note 21)	(4,370)	4,370	—	—	—	—	—	—	—
December 31, 2007	$8	$6,463	$(5)	$(25)	$(1,864)	$(71)	$4,506	$23	$4,529
Net income	—	—	—	—	174	—	174	(3)	171
Other comprehensive loss, net of tax	—	—	—	(190)	—	—	(190)	(50)	(240)
Subscriptions receivable	—	—	3	—	—	—	3	—	3
Options exercised	—	2	—	—	—	—	2	—	2
401(k) plan and profit sharing stock	—	5	—	—	—	—	5	—	5
Options and restricted stock granted	—	15	—	—	—	—	15	—	15
December 31, 2008	$8	$6,485	$(2)	$(215)	$(1,690)	$(71)	$4,515	$(30)	$4,485

See the notes to the consolidated financial statements

DYNEGY INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in millions)

	Year Ended December 31,
	2008	2007	2006

Net income (loss)	$171	$271	$(333)
Cash flow hedging activities, net:
Unrealized mark-to-market gains (losses) arising during period, net	(142)	(95)	95
Reclassification of mark-to-market (gains) losses to earnings, net	10	(25)	(17)
Deferred losses on cash flow hedges, net	(4)	—	—
Changes in cash flow hedging activities, net (net of tax benefit (expense) of $60, $69 and $(46), respectively)	(136)	(120)	78
Foreign currency translation adjustments	(27)	4	(1)
Minimum pension liability (net of tax expense $5)	—	—	10
Actuarial gain (loss) and amortization of unrecognized prior service cost (net of tax benefit (expense) of $29 and $(9), respectively)	(41)	18	—
Unrealized gain (loss) on securities, net:
Unrealized gain (loss) on securities	(3)	6	11
Reclassification adjustments for gains realized in net income (loss)	(9)	(5)	—

Unrealized gains (losses) on securities, net (net of tax benefit (expense) of $8, $(1), and $(7), respectively)	(12)	1	11
Unconsolidated investment other comprehensive loss, net (net of tax benefit of $17)	(24)	—	—
Other comprehensive income (loss), net of tax	(240)	(97)	98
Comprehensive income (loss)	(69)	174	(235)
Less: Comprehensive income (loss) attributable to the noncontrolling interests	(53)	2	—
Comprehensive income (loss) attributable to Dynegy Inc.	$(16)	$172	$(235)

See the notes to the consolidated financial statements

DYNEGY HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(in millions)

	December 31, 2008	December 31, 2007
ASSETS
Current Assets
Cash and cash equivalents	$670	$292
Restricted cash and investments	87	104
Short-term investments	24	—
Accounts receivable, net of allowance for doubtful accounts of $20 and $15, respectively	343	428
Accounts receivable, affiliates	1	1
Inventory	184	199
Assets from risk-management activities	1,263	358
Deferred income taxes	4	30
Prepayments and other current assets	204	145
Assets held for sale (Note 4)	—	57
Total Current Assets	2,780	1,614
Property, Plant and Equipment	10,869	10,689
Accumulated depreciation	(1,935)	(1,672)
Property, Plant and Equipment, Net	8,934	9,017
Other Assets
Unconsolidated investments	—	18
Restricted cash and investments	1,158	1,221
Assets from risk-management activities	114	55
Goodwill	433	438
Intangible assets	437	497
Deferred income taxes	—	6
Accounts receivable, affiliates	4	—
Other long-term assets	314	241
Total Assets	$14,174	$13,107

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$284	$291
Accrued interest	56	56
Accrued liabilities and other current liabilities	157	202
Liabilities from risk-management activities	1,119	397
Notes payable and current portion of long-term debt	64	51
Deferred income taxes	1	—
Liabilities held for sale (Note 4)	—	2
Total Current Liabilities	1,681	999
Long-term debt	5,872	5,739
Long-term debt to affiliates	200	200
Long-Term Debt	6,072	5,939
Other Liabilities
Liabilities from risk-management activities	288	116
Deferred income taxes	1,052	1,052
Other long-term liabilities	498	381
Total Liabilities	9,591	8,487
Commitments and Contingencies (Note 20)
Stockholder’s Equity
Capital Stock, $1 par value, 1,000 shares authorized at December 31, 2008 and December 31, 2007, respectively	—	—
Additional paid-in capital	5,684	5,684
Affiliate receivable	(827)	(825)
Accumulated other comprehensive loss, net of tax	(215)	(25)
Accumulated deficit	(29)	(237)
Total Dynegy Holdings Inc. Stockholder’s Equity	4,613	4,597
Noncontrolling interests	(30)	23
Total Stockholders’ Equity	4,583	4,620
Total Liabilities and Stockholder’s Equity	$14,174	$13,107

See the notes to the consolidated financial statements

DYNEGY HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions)

	Year Ended December 31,
	2008	2007	2006

Revenues	$3,324	$2,918	$1,758
Cost of sales	(1,693)	(1,436)	(794)
Operating and maintenance expense, exclusive of depreciation shown separately below	(466)	(440)	(334)
Depreciation and amortization expense	(346)	(306)	(208)
Impairment and other charges	—	—	(9)
Gain on sale of assets	82	43	3
General and administrative expenses	(157)	(184)	(193)

Operating income	744	595	223
Earnings (losses) from unconsolidated investments	(40)	6	(1)
Interest expense	(427)	(384)	(375)
Debt conversion costs	—	—	(204)
Other income and expense, net	83	53	51

Income (loss) from continuing operations before income taxes	360	270	(306)
Income tax (expense) benefit	(138)	(105)	89

Income (loss) from continuing operations	222	165	(217)
Income (loss) from discontinued operations, net of tax (expense) benefit of $14, $(103) and $48, respectively (Note 4)	(17)	166	(91)

Net income (loss)	205	331	(308)
Less: Net income (loss) attributable to the noncontrolling interests	(3)	7	—
Net income (loss) attributable to Dynegy Holdings Inc.	$208	$324	$(308)

See the notes to the consolidated financial statements

DYNEGY HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31,
	2008	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$205	$331	$(308)
Adjustments to reconcile income (loss) to net cash flows from operating activities:
Depreciation and amortization	376	333	263
Impairment and other charges	47	—	155
(Earnings) losses from unconsolidated investments, net of cash distributions	41	(6)	1
Risk-management activities	(255)	(50)	(87)
Gain on sale of assets, net	(82)	(267)	(5)
Deferred taxes	119	179	(138)
Reserve for doubtful accounts	—	—	(35)
Legal and settlement charges	6	26	(2)
Sithe Subordinated Debt exchange charge (Note 16)	—	—	36
Debt conversion costs	—	—	204
Other	32	32	69
Changes in working capital:
Accounts receivable	67	(114)	391
Inventory	3	(13)	8
Prepayments and other assets	(51)	(37)	102
Accounts payable and accrued liabilities	(67)	(1)	(873)
Changes in non-current assets	(108)	(56)	11
Changes in non-current liabilities	(14)	11	3
Net cash provided by (used in) operating activities	319	368	(205)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(611)	(379)	(155)
Proceeds from asset sales, net	451	558	224
Unconsolidated investments	10	13	—
Business acquisitions, net of cash acquired	—	16	—
Proceeds from exchange of unconsolidated investments, net of cash acquired (Note 3 and Note 4)	—	—	165
Increase in short-term investments	(25)	—	—
(Increase) decrease in restricted cash	80	(871)	121
Affiliate transactions	1	(24)	(6)
Other investing, net	7	(1)	8
Net cash provided by (used in) investing activities	(87)	(688)	357

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from long-term borrowings	192	2,758	1,071
Repayments of borrowings	(45)	(2,045)	(1,930)
Borrowings from (repayments to) affiliate, net	—	—	(120)
Debt conversion costs	—	—	(204)
Dividends to affiliates	—	(342)	(50)
Other financing, net	(1)	(2)	(2)
Net cash provided by (used in) financing activities	146	369	(1,235)
Net increase (decrease) in cash and cash equivalents	378	49	(1,083)
Cash and cash equivalents, beginning of period	292	243	1,326
Cash and cash equivalents, end of period	$670	$292	$243

See the notes to the consolidated financial statements

DYNEGY HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY
(in millions)

	Additional Paid-In Capital	Affiliate Receivable	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Controlling Interests	Noncontrolling Interests	Total
December 31, 2005	$3,593	$—	$4	$(266)	$3,331	$—	$3,331
Net loss	—	—	—	(308)	(308)	—	(308)
Other comprehensive income, net of tax	—	—	98	—	98	—	98
Adjustment to initially apply SFAS No. 158, net of tax benefit of $21	—	—	(35)	—	(35)	—	(35)
Dividends to affiliates	(50)	—	—	—	(50)	—	(50)

December 31, 2006	$3,543	$—	$67	$(574)	$3,036	$—	$3,036
Net income	—	—	—	324	324	7	331
Other comprehensive loss, net of tax	—	—	(92)	—	(92)	(5)	(97)
Adjustment to initially apply FIN No. 48	—	—	—	13	13	—	13
Contribution of Contributed Entities and Sandy Creek to DHI	2,483	—	—	—	2,483	—	2,483
Reclassification of affiliate receivable	—	(825)	—	—	(825)	—	(825)
Sale of additional interests in subsidiary (Note 4)	—	—	—	—	—	43	43
Noncontrolling interest in acquired subsidiary (Note 3)	—	—	—	—	—	(22)	(22)
Dividends to affiliates	(342)	—	—	—	(342)	—	(342)

December 31, 2007	$5,684	$(825)	$(25)	$(237)	$4,597	$23	$4,620
Net income	—	—	—	208	208	(3)	205
Other comprehensive loss, net of tax	—	—	(190)	—	(190)	(50)	(240)
Affiliate activity	—	(2)	—	—	(2)	—	(2)

December 31, 2008	$5,684	$(827)	$(215)	$(29)	$4,613	$(30)	$4,583

See the notes to the consolidated financial statements

DYNEGY HOLDINGS INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in millions)

	Year Ended December 31,
	2008	2007	2006

Net income (loss)	$205	$331	$(308)
Cash flow hedging activities, net:
Unrealized mark-to-market gains (losses) arising during period, net	(142)	(95)	95
Reclassification of mark-to-market (gains) losses to earnings, net	10	(25)	(17)
Deferred losses on cash flow hedges, net	(4)	—	—

Changes in cash flow hedging activities, net (net of tax benefit (expense) of $60, $69 and $(46), respectively)	(136)	(120)	78
Foreign currency translation adjustments	(27)	4	(1)
Minimum pension liability (net of tax expense of $5)	—	—	10
Actuarial gain (loss) and amortization of unrecognized prior service cost (net of tax benefit (expense) of $29 and $(9), respectively)	(41)	18	—
Unrealized gain (loss) on securities, net:
Unrealized gain (loss) on securities	(3)	6	11
Reclassification adjustments for gains realized in net income (loss)	(9)	(5)	—

Unrealized gains (losses) on securities, net (net of tax benefit (expense) of $8, $(1), and $(7), respectively)	(12)	1	11
Unconsolidated investment other comprehensive loss, net (net of tax benefit of $17)	(24)	—	—
Other comprehensive income (loss), net of tax	(240)	(97)	98

Comprehensive income (loss)	$(35)	$234	$(210)
Less: Comprehensive income (loss) attributable to the noncontrolling interests	(53)	2	—

Comprehensive income (loss) to Dynegy Holdings Inc.	$18	$232	$(210)

See the notes to the consolidated financial statements

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Organization and Operations and Basis of Presentation

Organization and Operations.  We are holding companies and conduct substantially all of our business operations through our subsidiaries.  Our current business operations are focused primarily on the power generation sector of the energy industry.  We report the results of our power generation business as three separate segments in our consolidated financial statements: (i) the Midwest segment (“GEN-MW”), (ii) the West segment (“GEN-WE”), and (iii) the Northeast segment (“GEN-NE”).  Our consolidated financial results also reflect corporate-level expenses such as general and administrative, interest and depreciation and amortization.

In addition to our operating generation facilities, we own an approximate 37 percent interest in PPEA Holding Company LLC (“PPEA”) which in turn owns an approximate 57 percent undivided interest in Plum Point Energy Associates, LLC (“Plum Point”), a 665 MW coal-fired power generation facility (the “Plum Point Project”) under construction in Arkansas, which is included in GEN-MW.  We also own a 50 percent interest in Sandy Creek Holdings, LLC (“SCH”), which through a subsidiary owns an approximate 64 percent undivided interest in Sandy Creek Energy Station (“the Sandy Creek Project”), an 898 MW coal-fired power generation facility under construction in McLennan County, Texas, which is included in GEN-WE.

Basis of Presentation.  On August 9, 2009, we entered into an agreement to sell our interest in eight power generation facilities to LS Power Partners, L.P. and certain of its affiliates (“LS Power”). In connection with the signing of the purchase and sale agreement with LS Power, our Arlington Valley and Griffith power generation assets (collectively, the “Arizona power generation facilities”) and our Bluegrass power generation facility met the requirements for classification as discontinued operations.  The Renaissance, Tilton, Riverside/Foothills, Rocky Road and Bridgeport power generation facilities did not meet the requirements for classification as discontinued operations, based on our continuing presence in the markets where these assets are located.  The accompanying consolidated financial statements and notes have been updated to reflect the results of operations of our interests in the Arizona and Bluegrass power generation facilities as discontinued operations for all periods presented (see Note 4).  The pending transaction is expected to close in the fourth quarter 2009 assuming all necessary closing conditions are satisfied or waived.

On February 25, 2009, we entered into an agreement to sell our interest in the Heard County power generation facility to Oglethorpe Power Corporation (“Oglethorpe”).  The transaction closed in the second quarter of 2009.  The accompanying consolidated financial statements and notes have been updated to reflect the results of operations of our interest in the Heard County power generation facility as discontinued operations for all periods presented (see Note 4).

Additionally, these consolidated financial statements and notes have been updated to reflect the retrospective application of the presentation and disclosure requirements SFAS  No.  160 (see Note 5).   Noncontrolling interests in consolidated subsidiaries are now presented in the consolidated balance sheet within equity as a component separate from stockholders’ equity.  Net income (loss) now includes earnings attributable to Dynegy Inc. common stockholders or Dynegy Holdings Inc., as applicable, and the noncontrolling interests.  Net income (loss) reported prior to the adoption of SFAS No.  160 is now equivalent to net income (loss) attributable to Dynegy Inc. or Dynegy Holdings Inc., as applicable.  Earnings per share continues to be based on earnings attributable to only Dynegy Inc. common stockholders.

Note 2—Summary of Significant Accounting Policies

Use of Estimates.  The preparation of consolidated financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make informed estimates and judgments that affect our reported financial position and results of operations based on currently available information.  We review significant estimates and judgments affecting our consolidated financial statements on a recurring basis and record the effect of any necessary adjustments.  Uncertainties with respect to such estimates and judgments are inherent in the preparation of financial statements.  Estimates and judgments are used in, among other things, (i) developing fair value assumptions, including estimates of future cash flows and discount rates, (ii) analyzing tangible and intangible assets for possible impairment, (iii) estimating the useful lives of our assets, (iv) assessing future tax exposure and the realization of deferred tax assets, (v) determining amounts to accrue for contingencies, guarantees and indemnifications, (vi) estimating various factors used to value our pension assets and liabilities and (vii) determining the primary beneficiary of variable interest entities (“VIEs”).  Actual results could differ materially from our estimates.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Principles of Consolidation.  The accompanying consolidated financial statements include our accounts and the accounts of our majority-owned or controlled subsidiaries and VIEs for which we are the primary beneficiary and our proportionate share of assets, liabilities and expenses directly related to an undivided interest in Plum Point.  Intercompany accounts and transactions have been eliminated.  Certain reclassifications have been made to prior-period amounts to conform with current-period presentation.

Cash and Cash Equivalents.  Cash and cash equivalents consist of all demand deposits and funds invested in highly liquid short-term investments with original maturities of three months or less.

Restricted Cash and Investments.  Restricted cash and investments represent cash that is not readily available for general purpose cash needs.  Restricted cash and investments are classified as a current or long-term asset based on the timing and nature of when or how the cash is expected to be used or when the restrictions are expected to lapse.  We include all changes in restricted cash and investments in investing cash flows on the consolidated statements of cash flows.  Please read Note 16—Debt—Restricted Cash and Investments for further discussion.

Allowance for Doubtful Accounts.  We establish provisions for losses on accounts receivable if it becomes probable we will not collect all or part of outstanding balances.  We review collectibility and establish or adjust our allowance as necessary.  We primarily use a percent of balance methodology and methodologies involving historical levels of write-offs.  The specific identification method is also used in certain circumstances.

Unconsolidated Investments.  We use the equity method of accounting for investments in affiliates over which we exercise significant influence, generally occurring in ownership interests of 20 percent to 50 percent, and also occurring in lesser ownership percentages due to voting rights or other factors and VIEs where we are not the primary beneficiary.  Our share of net income (loss) from these affiliates is reflected in the consolidated statements of operations as earnings (losses) from unconsolidated investments.  Any excess of our investment in affiliates, as compared to our share of the underlying equity that is not recognized as goodwill, that represents identifiable other intangible assets, is amortized over the estimated economic service lives of the underlying assets.  Or, in the instances where the useful lives can not be determined, the excess is assessed each reporting period for impairment or to determine if the useful life can be estimated.  All investments in unconsolidated affiliates are periodically assessed for other-than-temporary declines in value, with write-downs recognized in earnings from unconsolidated investments in the consolidated statements of operations.  When the carrying amount of an equity investment has been reduced below zero and we have a funding commitment, the negative investment balance is included in Other long-term liabilities on the consolidated balance sheets.

Please read Note 6—Impairment Charges for a discussion of impairment charges we recognized in 2008 and 2006.

Available-for-Sale Securities.  For securities classified as available-for-sale that have readily determinable fair values, the change in the unrealized gain or loss, net of deferred income tax, is recorded as a separate component of accumulated other comprehensive income (loss) in the consolidated statements of comprehensive income (loss).  Realized gains and losses on investment transactions are determined using the specific identification method.

Inventory.  Our natural gas, coal, emissions allowances and fuel oil inventories are carried at the lower of weighted average cost or at market.  Our materials and supplies inventory is carried at the lower of cost or market using the specific identification method.  We use the average cost method to determine cost.

In accordance with EITF Issue 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty”, we account for exchanges of inventory with the same counterparty as one transaction at fair value.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We may opportunistically sell emissions allowances, subject to certain regulatory limitations and restrictions contained in our Consent Decree, or hold them in inventory until they are needed.  In the past, we have sold emission allowances that relate to future periods.  To the extent the proceeds received from the sale of such allowances exceed our cost, we defer the associated gain until the period to which the allowance relates, as we may be required to purchase emissions allowances in future periods.  As of December 31, 2008 and 2007, we had aggregate deferred gains of $9 million, all of which is included in Other long-term liabilities on the consolidated balance sheets.  We recognized $32 million, $13 million and $16 million in revenue for the years ended December 31, 2008, 2007 and 2006, respectively, related to sales of emissions credits.

Property, Plant and Equipment.  Property, plant and equipment, which consists principally of power generating facilities, including capitalized interest, is recorded at historical cost.  Expenditures for major replacements, renewals and major maintenance are capitalized and depreciated over the expected maintenance cycle.  We consider major maintenance to be expenditures incurred on a cyclical basis to maintain and prolong the efficient operation of our assets.  Expenditures for repairs and minor renewals to maintain assets in operating condition are expensed.  Depreciation is provided using the straight-line method over the estimated economic service lives of the assets, ranging from 3 to 40 years.

Composite depreciation rates (which we refer to as composite rates) are applied to functional groups of assets having similar economic characteristics.  The estimated economic service lives of our functional asset groups are as follows:

Asset Group	Range of Years
Power generation facilities	20 to 40
Buildings and improvements	10 to 39
Office and miscellaneous equipment	3 to 20

Gains and losses on sales of individual assets or asset groups are reflected in Gain on sale of assets, net, in the consolidated statements of operations.  We assess the carrying value of our property, plant and equipment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”).  If an impairment is indicated, the amount of the impairment loss recognized would be determined by the amount by which the book value exceeds the estimated fair value of the assets.  The estimated fair value may include estimates based upon discounted cash-flow projections, recent comparable market transactions or quoted prices to determine if an impairment loss is required.  For assets identified as held for sale, the book value is compared to the estimated sales price less costs to sell.

Please read Note 6—Impairment Charges for a discussion of impairment charges we recognized in 2008 and 2006.

Goodwill and Other Intangible Assets.  Goodwill represents, at the time of an acquisition, the amount of purchase price paid in excess of the fair value of net assets acquired.  We follow the guidance set forth in SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), when assessing the carrying value of our goodwill for impairment.  Accordingly, we evaluate our goodwill for impairment on an annual basis on November 1st, and when events warrant an assessment.  Our evaluation is based, in part, on our estimate of future cash flows and recent market comparable transactions.  The estimation of fair value is highly subjective, inherently imprecise and can change materially from period to period based on, among other things, an assessment of market conditions, projected cash flows and discount rates.  We have completed our goodwill impairment analysis for 2008 and no impairment was indicated.  Please read Note 14—Goodwill for further discussion of our impairment analysis.

Intangible assets represent the fair value of assets, apart from goodwill, that arise from contractual rights or other legal rights.  In accordance with SFAS No. 141, “Business Combinations” (“SFAS No. 141”), we record only those intangible assets that are distinctly separable from goodwill and can be sold, transferred, licensed, rented, or otherwise exchanged in the open market.  Additionally, we recognize as intangible assets those assets that can be exchanged in combination with other rights, contracts, assets or liabilities.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In accordance with SFAS No. 142, we initially record and measure intangible assets based on the fair value of those rights transferred in the transaction in which the asset was acquired.  Those measurements are based on quoted market prices for the asset, if available, or measurement techniques based on the best information available such as a present value of future cash flows.  Present value measurement techniques involve judgments and estimates made by management about prices, cash flows, discount factors and other variables, and the actual value realized from those assets could vary materially from these judgments and estimates.  We amortize our definite-lived intangible assets based on the useful life of the respective asset as measured by the life of the underlying contract or contracts.  Intangible assets that are not subject to amortization are subjected to impairment testing on an annual basis or when a triggering event occurs, and an impairment loss is recognized if the carrying amount of an intangible asset exceeds its fair value.

Asset Retirement Obligations.  We record the present value of our legal obligations to retire tangible, long-lived assets on our balance sheets as liabilities when the liability is incurred.  Significant judgment is involved in estimating future cash flows associated with such obligations, as well as the ultimate timing of the cash flows.  Our AROs relate to activities such as ash pond and landfill capping, dismantlement of power generation facilities, future removal of asbestos containing material from certain power generation facilities, closure and post-closure costs, environmental testing, remediation, monitoring and land and equipment lease obligations.  A summary of changes in our AROs is as follows:

	Year Ended December 31,
	2008	2007	2006
	(in millions)
Beginning of year	$107	$56	$56
New AROs (1)	—	—	6
Accretion expense	10	8	6
Acquisition of the Contributed Entities	—	43	—
Revision of previous estimate (2)	10	—	(12)
End of year	$127	$107	$56
___________________
(1)
During 2006, we recorded additional AROs in the amount of $6 million related to our obligation to remediate a landfill located at our Danskammer generating facility.  There were no additional AROs, other than those acquired from LS Contributed Entities, recorded or settled during 2008, 2007 or 2006.

(2)
During 2008, we revised our ARO obligation upward by $10 million based on revised estimates of the cost to dismantle the South Bay facility.  During 2006, we revised our ARO obligation downward by $12 million based on revised estimates of the costs to remediate ash ponds at certain of our coal fired generating facilities.

We may have additional potential retirement obligations for dismantlement of power generation facilities.  Our current intent is to maintain these facilities in a manner such that they will be operated indefinitely.  As a result, we cannot estimate any potential retirement obligations associated with these assets.  Liabilities will be recorded in accordance with SFAS No. 143 at the time we are able to estimate these AROs.

Contingencies, Commitments, Guarantees and Indemnifications.  We are involved in numerous lawsuits, claims, proceedings and tax-related audits in the normal course of our operations.  In accordance with SFAS No. 5, “Accounting for Contingencies” (“SFAS No. 5”), we record a loss contingency for these matters when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.  We review our loss contingencies on an ongoing basis to ensure that we have appropriate reserves recorded on our consolidated balance sheets as required by SFAS No. 5.  These reserves are based on estimates and judgments made by management with respect to the likely outcome of these matters, including any applicable insurance coverage for litigation matters, and are adjusted as circumstances warrant.  Our estimates and judgment could change based on new information, changes in laws or regulations, changes in management’s plans or intentions, the outcome of legal proceedings, settlements or other factors.  If different estimates and judgments were applied with respect to these matters, it is likely that reserves would be recorded for different amounts.  Actual results could vary materially from these estimates and judgments.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Liabilities for environmental contingencies are recorded when an environmental assessment indicates that remedial efforts are probable and the costs can be reasonably estimated.  Measurement of liabilities is based, in part, on relevant past experience, currently enacted laws and regulations, existing technology, site-specific costs and cost-sharing arrangements.  Recognition of any joint and several liability is based upon our best estimate of our final pro-rata share of such liability.

These assumptions involve the judgments and estimates of management, and any changes in assumptions could lead to increases or decreases in our ultimate liability, with any such changes recognized immediately in earnings.

We follow the guidance of FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN No. 45”) for disclosures and accounting of various guarantees and indemnifications entered into during the course of business.  When a guarantee or indemnification subject to FIN No. 45 is entered into, an estimated fair value of the underlying guarantee or indemnification is recorded.  Some guarantees and indemnifications could have significant financial impact under certain circumstances, however management also considers the probability of such circumstances occurring when estimating the fair value.  Actual results may materially differ from the estimated fair value of such guarantees and indemnifications.

Revenue Recognition.  We earn revenue from our facilities in three primary ways: (i) sale of energy generated by our facilities; (i) sale of ancillary services, which are the products of a generation facility that support the transmission grid operation, allow generation to follow real-time changes in load, and provide emergency reserves for major changes to the balance of generation and load; and (iii) sale of capacity.  We recognize revenue from these transactions when the product or service is delivered to a customer, unless they meet the definition of a derivative, as defined by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended (“SFAS No. 133”).  Please read “—Derivative Instruments—Generation” for further discussion of the accounting for these types of transactions.

Derivative Instruments–Generation.  We enter into commodity contracts that meet the definition of a derivative under SFAS No. 133.  These contracts are often entered into to mitigate or eliminate market and financial risks associated with our generation business.  These contracts include forward contracts, which commit us to sell commodities in the future; futures contracts, which are generally exchange-traded standard commitments to purchase or sell a commodity; option contracts, which convey the right to buy or sell a commodity; and swap agreements, which require payments to or from counterparties based upon the differential between two prices for a predetermined quantity.  SFAS No. 133 provides for three different ways to account for these types of contracts: (i) as an accrual contract, if the criteria for the “normal purchase normal sale” exception are met and documented; (ii) as a cash flow or fair value hedge, if the specified criteria are met and documented; or (iii) as a mark-to-market contract with changes in fair value recognized in current period earnings.  All derivative commodity contracts that do not qualify for the normal purchase normal sale exception are recorded at fair value in risk management assets and liabilities on the consolidated balance sheets.  If the derivative commodity contract has been designated as a cash flow hedge, the changes in fair value are recognized in earnings concurrent with the hedged item.  Changes in the fair value of derivative commodity contracts that are not designated as cash flow hedges are recorded currently in earnings.

Previously, we designated many commodity contracts that met the definition of a derivative as cash flow hedges.  Beginning on April 2, 2007, we chose to cease designating such contracts as cash flow hedges, and thus have applied mark-to-market accounting treatment prospectively.

We do not offset fair value amounts recognized for derivative instruments executed with the same counterparty under a master netting agreement and we did not elect to adopt the netting provisions allowed under FSP FIN 39-1, “Amendment of FASB Interpretation No. 39”, which allows an entity to offset the fair value amounts recognized for cash collateral paid or cash collateral received against the fair value amounts recognized for derivative instruments executed with the same counterparty under a master netting agreement.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As a result, our consolidated balance sheets present derivative assets and liabilities, as well as cash collateral paid or received, on a gross basis.  As of December 31, 2008, included in Prepayments and other current assets on our consolidated balance sheets, we had approximately $88 million of cash collateral postings, which represent the effect of net cash outflows arising from the daily settlements of our exchange-traded or brokered commodity futures positions held with our futures clearing manager.

Derivative Instruments–Financing Activities.  We are exposed to changes in interest rates through our variable and fixed rate debt.  In order to manage our interest rate risk, we enter into interest rate swap agreements.

Cash inflows and cash outflows associated with the settlement of risk management activities are recognized in net cash provided by (used in) operating activities on the consolidated statements of cash flows.

Fair Value Measurements.  On January 1, 2008, we adopted SFAS No. 157 “Fair Value Measurements” (“SFAS No. 157”) for financial assets and Liabilities.  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements for fair value measurements.  SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements.  Accordingly, SFAS No. 157 does not require any new fair value measurements; however, for some entities the application of SFAS No. 157 will change current practice.  The provisions of SFAS No. 157 are to be applied prospectively, except for the initial impact on three specific items: (i) changes in fair value measurements of existing derivative financial instruments measured initially using the transaction price under EITF No. 02-3, (ii) existing hybrid financial instruments measured initially at fair value using the transaction price and (iii) blockage factor discounts.  We did not record a cumulative effect upon the adoption.

FASB Staff Position No. FAS 157-2 defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008, with respect to non-financial assets and non-financial liabilities which are not recognized or disclosed at fair value in the financial statements on a recurring basis.  Therefore, we have deferred application of SFAS No. 157 to such non-financial assets and non-financial liabilities until January 1, 2009.

On October 10, 2008, the FASB issued Staff Position No. FAS 157-3 (“FSP SFAS No. 157-3”).  FSP SFAS No. 157-3 clarifies the application of SFAS No. 157 to a financial asset when the market for that financial asset is not active.  FSP SFAS No. 157-3 was effective upon issuance by the FASB.  The issuance of FSP SFAS No. 157-3 had no impact on our financial statements.

Fair value, as defined in SFAS No. 157, is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price).  However, as permitted under SFAS No. 157, we utilize a mid-market pricing convention (the mid-point price between bid and ask prices) as a practical expedient for valuing the majority of our assets and liabilities measured and reported at fair value.  Where appropriate, our estimate of fair value reflects the impact of our credit risk, our counterparties’ credit risk and bid-ask spreads.  We utilize market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique.  These inputs can be readily observable, market corroborated, or generally unobservable.  We primarily apply the market approach for recurring fair value measurements and endeavor to utilize the best available information.  Accordingly, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.  We classify fair value balances based on the observability of those inputs.  SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).  The three levels of the fair value hierarchy defined by SFAS No. 157 are as follows:

•
Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date.  Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.  Level 1 primarily consists of financial instruments such as exchange-traded derivatives, listed equities and U.S. government treasury securities.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•
Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.  Level 2 includes those financial instruments that are valued using models or other valuation methodologies.  These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures.  Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.  Instruments in this category include non-exchange-traded derivatives such as over the counter forwards, options and repurchase agreements.

•
Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources.  These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.  Level 3 instruments include those that may be more structured or otherwise tailored to our needs as well as financial transmission rights.  At each balance sheet date, we perform an analysis of all instruments subject to SFAS No. 157 and include in Level 3 all of those whose fair value is based on significant unobservable inputs.

The determination of the fair values incorporates various factors required under SFAS No. 157.  These factors include not only the credit standing of the counterparties involved and the impact of credit enhancements (such as cash deposits, letters of credit and priority interests), but also the impact of our nonperformance risk on our liabilities.  Valuation adjustments are generally based on capital market implied ratings evidence when assessing the credit standing of our counterparties and when applicable, adjusted based on management’s estimates of assumptions market participants would use in determining fair value.

Assets and liabilities from risk management activities may include exchange-traded derivative contracts and OTC derivative contracts.  Some exchange-traded derivatives are valued using broker or dealer quotations, or market transactions in either the listed or OTC markets.  In such cases, these exchange-traded derivatives are classified within Level 2.  OTC derivative trading instruments include swaps, forwards, options and complex structures that are valued at fair value.  In certain instances, these instruments may utilize models to measure fair value.  Generally, we use a similar model to value similar instruments.  Valuation models utilize various inputs that include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, other observable inputs for the asset or liability, and market-corroborated inputs.  Where observable inputs are available for substantially the full term of the asset or liability, the instrument is categorized in Level 2.  Certain OTC derivatives trade in less active markets with a lower availability of pricing information.  In addition, complex or structured transactions, such as heat-rate call options, can introduce the need for internally-developed model inputs that might not be observable in or corroborated by the market.  When such inputs have a significant impact on the measurement of fair value, the instrument is categorized in Level 3.

Income Taxes.  We follow the guidance in SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”), which requires that we use the asset and liability method of accounting for deferred income taxes and provide deferred income taxes for all significant temporary differences.

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate.  This process involves estimating our actual current tax payable and related tax expense together with assessing temporary differences resulting from differing tax and accounting treatment of certain items, such as depreciation, for tax and accounting purposes.  These differences can result in deferred tax assets and liabilities, which are included within our consolidated balance sheets.

We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that it is more likely than not (a likelihood of more than 50 percent) that some portion or all of the deferred tax assets will not be realized, we must establish a valuation allowance.  We consider all available evidence, both positive and negative, to determine whether, based on the weight of the evidence, a valuation allowance is needed.  Evidence used includes information about our current financial position and our results of operations for the current and preceding years, as well as all currently available information about future years, anticipated future performance, the reversal of deferred tax liabilities and tax planning strategies.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Management believes future sources of taxable income, reversing temporary differences and other tax planning strategies will be sufficient to realize deferred tax assets for which no reserve has been established.  While we have considered these factors in assessing the need for a valuation allowance, there is no assurance that a valuation allowance would not need to be established in the future if information about future years changes.  Any change in the valuation allowance would impact our income tax benefit (expense) and net income (loss) in the period in which such a determination is made.

On January 1, 2007, we adopted FIN No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN No. 48”), which provides clarification of SFAS No. 109 with respect to the recognition of income tax benefits of uncertain tax positions in the financial statements.  We recognize accrued interest expense and penalties related to unrecognized tax benefits as income tax expense.

Please read Note 18—Income Taxes for further discussion of our accounting for income taxes, adoption of FIN No. 48 and changes in our valuation allowance.

Earnings Per Share.  Basic earnings per share represent the amount of earnings for the period available to each share of common stock outstanding during the period.  Diluted earnings per share amounts include the effect of issuing shares of common stock for outstanding stock options and performance based stock awards under the treasury stock method if including such potential common shares is dilutive.

Foreign Currency.  For subsidiaries whose functional currency is not the U.S. Dollar, assets and liabilities are translated at year-end exchange rates, and revenues and expenses are translated at monthly average exchange rates.  Translation adjustments for the asset and liability accounts are included as a separate component of accumulated other comprehensive loss in stockholders’ equity.  Currency transaction gains and losses are recorded in Other income and expense, net, in the consolidated statements of operations.  We recorded gains (losses) of approximately $24 million, $(6) million and $1 million for the years ended December 31, 2008, 2007 and 2006, respectively.  In 2008, upon substantial liquidation of a foreign entity, we recognized approximately $24 million of pre-tax income related to translation gains.

Employee Stock Options.  On January 1, 2003, we adopted the fair-value based method of accounting for stock-based employee compensation under SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), and used the prospective method of transition as described under SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (“SFAS No. 148”).  Under the prospective method of transition, all stock options granted after January 1, 2003 were accounted for on a fair value basis.  Options granted prior to January 1, 2003 continued to be accounted for using the intrinsic value method.  Accordingly, for options granted prior to January 1, 2003, compensation expense was not reflected for employee stock options unless they were granted at an exercise price lower than market value on the grant date.  We granted in-the-money options in the past and recognized compensation expense over the applicable vesting periods.  No in-the-money stock options have been granted since 1999.

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”) which revises SFAS No. 123.  SFAS No. 123(R) requires all companies to expense the fair value of employee stock options and other forms of stock-based compensation.  We adopted SFAS No. 123(R) effective January 1, 2006, using the modified prospective transition method permitted under this pronouncement.  Our cumulative effect of implementing this standard, which consists entirely of a forfeiture adjustment, was less than $1 million after tax.

In November 2005, the FASB issued FSP No. 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards”.  We have adopted the short-cut method to calculate the beginning balance of the APIC pool of the excess tax benefit, and to determine the subsequent impact on the APIC pool and consolidated statements of cash flows of the tax effects of employee stock-based compensation awards that were outstanding upon our adoption of FAS 123(R).  Utilizing the short-cut method, we have determined that we have a “Pool of Windfall” tax benefits that can be utilized to offset future shortfalls that may be incurred.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Please read Note 21—Capital Stock for further discussion of our share-based compensation and expense recognized for 2008, 2007 and 2006.

Noncontrolling Interests.  Noncontrolling interests on the consolidated balance sheets includes third party investments in entities that we consolidate, but do not wholly own.

Prior to the adoption of SFAS No. 160, we allocated net income and other comprehensive income to minority interest owners in PPEA based on the amounts that would be distributed to the equity interest owners in accordance with the terms of the underlying agreement.  To the extent that the losses applicable to the minority interest owners would cause the minority interest owners to exceed their obligation to make good such losses, the amounts are reallocated back to us.  For the years ended December 31, 2008 and 2007, we have absorbed approximately $6 million and $1 million, respectively, of losses related to net income and approximately $114 million and $15 million, respectively, of losses related to other comprehensive income in excess of the minority interest holders’ funding commitments.

Accounting Principles Adopted

SFAS No. 157.  On January 1, 2008, we adopted portions of SFAS No. 157.  Please read Note 7—Risk Management Activities, Derivatives and Financial Instruments for further discussion.

SFAS No. 159.  On January 1, 2008, we adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”).  SFAS No. 159 permits entities to choose to measure eligible items at fair value at specified election dates.  A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  We have not elected the fair value option to measure eligible items.  Accordingly, this statement had no impact on our consolidated financial statements.

SFAS No. 162.  On May 9, 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”).  SFAS No. 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with GAAP for nongovernmental entities.  Prior to the issuance of SFAS No. 162, GAAP hierarchy was defined in the American Institute of Certified Public Accountants (“AICPA”) Statement on Auditing Standards No. 69, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles” (“SAS No. 69”).  SAS No. 69 has been criticized because it is directed to external auditors rather than the entity.  SFAS No. 162 addresses these issues by establishing that the GAAP hierarchy should be directed to entities because it is the entity (not its auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP.  SFAS No. 162 was effective on November 15, 2008.  This statement had no impact on our consolidated financial statements.

SFAS No. 160.  On January 1, 2009, we adopted SFAS No. 160, which requires: (i) ownership interests in subsidiaries held by parties other than the parent to be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity; (ii) the amount of consolidated net income (loss) attributable to the parent and to the noncontrolling interest to be clearly identified and presented on the face of the consolidated statements of operations; (iii) changes in a parent’s ownership interests that do not result in deconsolidation to be accounted for as equity transactions; and (iv) that a parent recognize a gain or loss in net income upon deconsolidation of a subsidiary, with any retained noncontrolling equity investment in the former subsidiary initially measured at fair value.  SFAS No. 160 also requires retrospective application of all disclosure requirements.  Accordingly, our consolidated balance sheets as of December 31, 2008 and 2007 and the related consolidated statements of operations, cash flows, comprehensive income and stockholders’ equity for the years ended December 31, 2008 and 2007 reflect the change in presentation for the noncontrolling interests in PPEA.  For the year ended December 31, 2006, no entity held a noncontrolling interest in any of our consolidated subsidiaries.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accounting Principles Not Yet Adopted

SFAS No. 141(R).  On December 4, 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”).  SFAS No. 141(R) requires the acquiring entity in a business combination to recognize the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination.  SFAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008.  We will apply SFAS No. 141(R) for any business combinations that may be entered into after January 1, 2009.

SFAS No. 161.  On March 19, 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”).  SFAS No. 161 is meant to improve transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows.  SFAS No. 161 requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format.  It also provides more information about an entity’s liquidity by requiring disclosure of derivative features that are credit risk–related and it requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments.  SFAS No. 161 is effective for fiscal years beginning on or after November 15, 2008.  We are currently evaluating the disclosure implications of this standard, however, this statement will have no impact on our financial condition, results of operations or cash flows.

EITF 08-5.  On September 24, 2008, EITF Issue No. 08-5, “Issuer’s Accounting for Liabilities Measured at Fair Value with a Third-Party Credit Enhancement” (EITF No. 08-5) was issued.  EITF 08-5 addresses fair value measurement for liabilities issued with an inseparable third-party credit enhancement.  EITF No. 08-5 concludes that the issuer of a liability with a third-party credit enhancement should not include the effect of the credit enhancement in the fair value measurements of the liability.  EITF No. 08-5 is effective for periods beginning on or after December 15, 2008.  EITF No. 08-5 provides additional guidance with respect to the manner in which we consider credit enhancements, such as letters of credit, in valuing our derivative liability positions under SFAS No. 157.  We are currently evaluating the impact of this EITF on our consolidated financial statements.

Note 3—Business Combinations and Acquisitions

LS Power Business Combination.  On March 29, 2007, at a special meeting of the shareholders of Dynegy Illinois Inc. (“Dynegy Illinois”), the shareholders of Dynegy Illinois (i) adopted the Plan of Merger, Contribution and Sale Agreement, dated as of September 14, 2006 (the “Merger Agreement”), by and among Dynegy, Dynegy Illinois, Falcon Merger Sub Co., an Illinois corporation and a then-wholly owned subsidiary of Dynegy (“Merger Sub”), LSP Gen Investors, L.P., LS Power Partners, L.P., LS Power Equity Partners PIE I, L.P., LS Power Equity Partners, L.P. and LS Power Associates, L.P. (“LS Associates” and, collectively, the “LS Contributing Entities”) and (ii) approved the merger of Merger Sub with and into Dynegy Illinois (together with the Merger Agreement, the “Merger”).

Upon the closing of the Merger, Dynegy Illinois became a wholly owned subsidiary of Dynegy and each share of the Class A common stock and Class B common stock of Dynegy Illinois outstanding immediately prior to the Merger was converted into the right to receive one share of the Class A common stock of Dynegy, and the LS Contributing Entities transferred to Dynegy all of the interests owned by them in entities that own eleven power generation facilities (the “Contributed Entities”).

As part of the Merger transactions, LS Associates transferred its interests in certain power generation development projects to DLS Power Holdings, and contributed 50 percent of the membership interests in DLS Power Holdings to Dynegy.  In addition, immediately after the completion of the Merger, LS Associates and Dynegy each contributed $5 million to DLS Power Holdings as their initial capital contributions, and also contributed their respective interests in certain additional power generation development projects to DLS Power Holdings.  In connection with the formation of DLS Power Holdings, LS Associates formed DLS Power Development Company, LLC, a Delaware limited liability company (“DLS Power Development”).  LS Associates and Dynegy each now own 50 percent of the membership interests in DLS Power Development.  Please read Note 13—Variable Interest Entities—DLS Power Holdings and DLS Power Development for a discussion of our dissolution of these entities.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The aggregate purchase price was comprised of (i) $100 million cash, (ii) 340 million shares of the Class B common stock of Dynegy, (iii) the issuance of a promissory note in the aggregate principal amount of $275 million (the “Note”) (which was simultaneously issued and repaid in full without interest or prepayment penalty), (iv) the issuance of an additional $70 million of project-related debt (the “Griffith Debt”) (which was simultaneously issued and repaid in full without interest or prepayment penalty) via an indirect wholly owned subsidiary, and (v) transaction costs of approximately $52 million, approximately $8 million of which were paid in 2006.  The Class B common stock issued by Dynegy was valued at $5.98 per share, which represents the average closing price of Dynegy’s common stock on the New York Stock Exchange for the two days prior to, including, and two days subsequent to the September 15, 2006 public announcement of the Merger, or approximately $2,033 million.  Dynegy funded the cash payment and the repayment of the Note and the Griffith Debt using cash on hand and borrowings by DHI (and subsequent permitted distributions to Dynegy) of (i) an aggregate $275 million under the Revolving Facility (as defined below) and (ii) an aggregate $70 million under the new Term Loan B (as defined below).  Please read Note 16—Debt—Fifth Amended and Restated Credit Facility for further discussion.  We paid a premium over the fair value of the net tangible and identified intangible assets acquired due to the (i) scale and diversity of assets acquired in key regions of the United States; (ii) financial stability, and (iii) proven nature of the LS Power asset development platform that was subsequently contributed to DLS Power Holdings and DLS Power Development.

The application of purchase accounting under SFAS No. 141 requires that the total purchase price be allocated to the fair value of assets acquired and liabilities assumed based on their fair values at the acquisition date, with amounts exceeding the fair values being recorded as goodwill in accordance with SFAS No. 142.  The allocation process requires an analysis of acquired fixed assets, contracts, and contingencies to identify and record the fair value of all assets acquired and liabilities assumed.  Dynegy’s allocation of the purchase price to specific assets and liabilities was based upon customary valuation procedures and techniques.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition (in millions):

Cash	$16
Restricted cash and investments (including $37 million current)	91
Accounts receivable	52
Inventory	37
Assets from risk management activities (including $11 million current)	37
Prepaids and other current assets	12
Property, plant and equipment	4,223
Intangible assets (including $9 million current)	224
Goodwill	486
Unconsolidated investments	83
Other	35

Total assets acquired	$5,296

Current liabilities and accrued liabilities	$(92)
Liabilities from risk management activities (including $14 million current)	(75)
Long-term debt (including $32 million current)	(1,898)
Deferred income taxes	(627)
Other	(96)
Noncontrolling interests	22

Total liabilities and noncontrolling interests assumed	$(2,766)

Net assets acquired	$2,530

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As noted above, Dynegy recorded goodwill of approximately $486 million.  Of the goodwill recorded, $81 million was assigned to the GEN-MW reporting unit, $308 million was assigned to the GEN-WE reporting unit and $97 million was assigned to the GEN-NE reporting unit.  Please read Note 14—Goodwill for further discussion of goodwill.

Dynegy recorded net intangible assets of $185 million.  This consisted of intangible assets of $192 million in GEN-MW and $32 million in GEN-WE offset by intangible liabilities of $4 million and $35 million, respectively, in GEN-NE and GEN-MW.  Please read Note 15—Intangible Assets—LS Power for further discussion of the intangible assets.

The intangible liability of $35 million in GEN-MW primarily related to a contract held by LSP Kendall Holding LLC, one of the entities transferred to Dynegy, and ultimately DHI, by the LS Contributing Entities.  LSP Kendall Holding LLC was party to a power tolling agreement with another of our subsidiaries.  This power tolling agreement had a fair value of approximately $31 million as of April 2, 2007, representing a liability from the perspective of LSP Kendall Holding LLC.  Upon completion of the Merger, this power tolling agreement was effectively settled, which resulted in a second quarter 2007 gain equal to the fair value of this contract, in accordance with EITF Issue 04-01, “Accounting for Pre-existing Contractual Relationships Between the Parties to a Purchase Business Combination” (“EITF Issue 04-1”).  We recorded a second quarter 2007 pre-tax gain of approximately $31 million, included as a reduction to Cost of sales on the consolidated statements of operations.

The differences between the financial and tax bases of purchased intangibles and goodwill are not deductible for tax purposes.  However, purchase accounting allows for the establishment of deferred tax liabilities on purchased intangibles (other than goodwill) that will be reflected as a tax benefit on our future consolidated statements of operations in proportion to and over the amortization period of the related intangible asset.

Dynegy’s results of operations include the results of the acquired entities for the period beginning April 2, 2007.  The following table presents unaudited pro forma information for 2007 and 2006 as if the acquisition had occurred on January 1, 2007 or 2006, respectively:

	Twelve Months Ended		Twelve Months Ended
	December 31, 2007		December 31, 2006
		Pro Forma		Pro Forma
	Actual	(Unaudited)	Actual	(Unaudited)
	(in millions)
Revenue	$2,918	$3,207	$1,758	$2,727
Income (loss) before cumulative effect of change in accounting principle	271	223	(334)	(354)
Net income (loss) attributable to Dynegy Inc. common stockholders	264	216	(342)	(362)

Basic earnings (loss) per share before cumulative effect of accounting change	$0.35	$0.29	$(0.75)	$(0.45)
Diluted earnings (loss) per share before cumulative effect of accounting change	0.35	0.29	(0.75)	(0.45)
Basic earnings (loss) per share	0.35	0.29	(0.75)	(0.45)
Diluted earnings (loss) per share	0.35	0.29	(0.75)	(0.45)

These unaudited pro forma results, based on assumptions deemed appropriate by management, have been prepared for informational purposes only and are not necessarily indicative of Dynegy’s results if the Merger had occurred on January 1, 2007 or 2006, respectively, for the years ended December 31, 2007 and 2006.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pro forma adjustments to the results of operations include the effects on depreciation and amortization, interest expense, interest income and income taxes.  The unaudited pro forma condensed consolidated financial statements reflect the Merger in accordance with SFAS No. 141 and SFAS No. 142.

The consummation of the Merger constituted a change in control as defined in our severance pay plans, as well as the various long-term incentive award grant agreements.  As a result, all outstanding restricted stock and stock option awards previously granted to employees vested in full on April 2, 2007 upon the closing of the Merger.  Specifically, the vesting of the restricted stock awards granted in 2005 and 2006 and the unvested tranches of stock option awards granted in those years were accelerated.  Accordingly, we recorded a charge of approximately $6 million in 2007, included in General and administrative expense on our consolidated statement of operations.

LS Assets Contribution.  In April 2007, in connection with the completion of the Merger, Dynegy contributed to Dynegy Illinois its interest in the Contributed Entities.  Following such contribution, Dynegy Illinois contributed to DHI its interest in the Contributed Entities and, as a result, the Contributed Entities are subsidiaries of DHI.

Accordingly, all of the entities acquired in the Merger are included within DHI with the exception of Dynegy’s 50 percent interests in DLS Power Holdings and DLS Power Development, which are directly owned by Dynegy.

DHI’s results of operations include the results of the acquired entities for the period beginning April 2, 2007.  The following table presents unaudited pro forma information for 2007 and 2006, as if the acquisition and subsequent contribution had occurred on January 1, 2007 or 2006, respectively:

	Twelve Months Ended		Twelve Months Ended
	December 31, 2007		December 31, 2006
		Pro Forma		Pro Form
	Actual	(Unaudited)	Actual	(Unaudited)
	(in millions)
Revenue	$2,918	$3,207	$1,758	$2,727
Net income (loss) attributable to Dynegy Holdings Inc.	324	279	(308)	(319)

These unaudited pro forma results, based on assumptions deemed appropriate by management, have been prepared for informational purposes only and are not necessarily indicative of DHI’s results if the Merger had occurred on January 1, 2007 and 2006, respectively, for the twelve months ended December 31, 2007 and 2006.  Pro forma adjustments to the results of operations include the effects on depreciation and amortization, interest expense, interest income and income taxes. The unaudited pro forma condensed consolidated financial statements reflect the Merger in accordance with SFAS No. 141 and SFAS No. 142.

Sithe Assets Contribution.  In April 2007, Dynegy Illinois contributed to DHI all of its interest in New York Holdings, together with its indirect interest in the subsidiaries of New York Holdings.  New York Holdings, together with its wholly owned subsidiaries, owns the Sithe Assets.  The Sithe Assets primarily consist of the Independence power generation facility.  This contribution was accounted for as a transaction between entities under common control.  As such, the assets and liabilities of New York Holdings were recorded by DHI at Dynegy’s historical cost on Dynegy’s date of acquisition, January 31, 2005.  In addition, DHI’s historical financial statements have been adjusted in all periods presented to reflect the contribution as though DHI had owned New York Holdings beginning January 31, 2005.

Rocky Road.  On March 31, 2006, contemporaneous with our sale of our interest in WCP (Generation) Holdings LLC (“West Coast Power”), we completed our acquisition of NRG’s 50 percent ownership interest in Rocky Road Power, LLC (“Rocky Road”), the entity that owns the Rocky Road power plant, a 330-megawatt natural gas-fired peaking facility near Chicago (of which we already owned 50 percent).  As a result of the two transactions, we received net proceeds of $165 million, net of cash acquired.  In addition, we became the primary beneficiary of the entity as provided under the guidance in FIN No. 46(R), and thus consolidated the assets and liabilities of the entity at March 31, 2006.  Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Dispositions and Contract Terminations—West Coast Power and Note 12—Unconsolidated Investments for further discussion.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 4—Dispositions, Contract Terminations and Discontinued Operations

Dispositions and Contract Terminations

Rolling Hills.  On July 31, 2008, we completed the sale of the Rolling Hills power generation facility (“Rolling Hills”) to an affiliate of Tenaska Capital Management, LLC for approximately $368 million, net of transaction costs.  We recorded a $56 million gain during 2008 related to the sale, which is included in Gain on sale of assets in our consolidated statements of operations.  The gain includes the impact of allocating approximately $5 million of goodwill associated with the GEN-MW reporting unit to Rolling Hills.  The amount of goodwill allocated to Rolling Hills was based on the relative fair values of Rolling Hills and the portion of the GEN-MW reporting unit being retained.

In accordance with SFAS No. 144, we discontinued depreciation and amortization of Rolling Hills’ property, plant and equipment during the second quarter 2008.  Depreciation and amortization expense related to Rolling Hills totaled $3 million, $8 million and $8 million in the years ended December 31, 2008, 2007 and 2006, respectively.  The sale of Rolling Hills did not meet the definition of a discontinued operation.  As such, we are reporting the results of Rolling Hills’ operations in continuing operations.

The sale of Rolling Hills represented the sale of a significant portion of a reporting unit.  As a result, in accordance with SFAS No. 142, we assessed the goodwill of the GEN-MW reporting unit for impairment during the third quarter 2008.  No impairment was indicated as a result of this assessment.

NYMEX Securities.  In November 2006, the New York Mercantile Exchange (“NYMEX”) completed its initial public offering.  At the time, we had two membership seats on the NYMEX, and therefore, we received 90,000 NYMEX shares for each membership seat.  During August 2007, we sold 30,000 shares for approximately $4 million, and we recognized a gain of $4 million.  During the second quarter 2008, we sold our remaining 150,000 shares and both of our membership seats for approximately $16 million, and we recognized a gain of $15 million, which is included in Gain on sale of assets in our consolidated statements of operations partially offset by a reduction of $8 million, net of tax of $5 million, in our consolidated statements of other comprehensive income (loss).

Oyster Creek.  In May 2008, we sold the beneficial interest in Oyster Creek Limited for approximately $11 million, which is included in Gain on sale of assets in our consolidated statements of operations.

PPEA Holding Company LLC.  On December 13, 2007, we sold a non-controlling ownership interest in PPEA to certain affiliates of John Hancock Life Insurance Company (“Hancock”) for approximately $82 million, which is net of non-recourse project debt.  The non-controlling interest purchased by Hancock represents approximately 125 MW of generating capacity in the Plum Point power generation facility.  Following the transaction, our ownership was reduced to 37 percent interest in PPEA, representing an equivalent of approximately 140 MW.  The sale met the requirements set forth in SFAS No. 66, “Accounting for Sales of Real Estate”.  As a result, we recognized a pre-tax gain totaling approximately $39 million ($24 million after-tax) in the fourth quarter 2007.  The gain is included in Gain on sale of assets in our consolidated statements of operations.

Rockingham.  On November 9, 2006, we completed the sale of the Rockingham facility to Duke Energy Carolinas, LLC (a subsidiary of Duke Energy), which was included in our GEN-WE reportable segment, for $194 million in cash.  A portion of the proceeds from the sale were used to repay our borrowings under a $150 million Term Loan, with the remaining proceeds used as an additional source of liquidity.  Please read Note 16—Debt—Fifth Amended and Restated Credit Facility for further discussion of the Term Loan.

In accordance with SFAS No. 144, we discontinued depreciation and amortization of the Rockingham power generation facility's property, plant and equipment during the second quarter 2006.  Depreciation and amortization expense related to the Rockingham power generation facility totaled $2 million and $6 million in the years ended December 31, 2006 and 2005, respectively.  In addition, SFAS No. 144 requires a loss to be recognized if assets held for sale less liabilities held for sale are in excess of fair value less costs to sell.  Accordingly, we recorded a pre-tax impairment of $9 million in the year ended December 31, 2006, which is included in Impairment and other charges in our consolidated statements of operations.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

West Coast Power.  On March 31, 2006, contemporaneous with our purchase of Rocky Road, we completed the sale to NRG of our 50 percent ownership interest in West Coast Power, a joint venture between us and NRG which has ownership interests in the West Coast Power power plants in southern California totaling approximately 1,800 MW.  As a result of the two transactions, we received net proceeds of $165 million, net of cash acquired.  We did not recognize a material gain or loss on the sale.  Pursuant to our divestiture of West Coast Power, we no longer maintain a significant variable interest in the entity as provided by the guidance in FIN No. 46(R).  Please read Note 3—Business Combinations and Acquisitions—Rocky Road and Note 13—Variable Interest Entities for further discussion.

Discontinued Operations

Arlington Valley, Griffith and Bluegrass.  On August 9, 2009, we entered into a purchase and sale agreement as further discussed in Note 25—Subsequent Events.  We expect to close the pending transaction in the fourth quarter 2009 assuming all necessary closing conditions are satisfied or waived. As part of this agreement, we agreed to sell our interests in certain assets, including the Arlington Valley and Griffith power generation facilities (collectively, the “Arizona power generation facilities”) and the Bluegrass power generation facility, to LS Power.  We recorded a pre-tax impairment charge of approximately $110 million in the year ended December 31, 2006 related to the Bluegrass facility, which was included in Income (loss) from discontinued operations on our consolidated statements of operations.  Please read Note 6—Impairment Charges—Asset Impairments for further discussion.  The results of the Arizona power generation facilities’ operations are reported in discontinued operations for all periods presented in our GEN-WE segment.  The results of Bluegrass’ operations are reported in discontinued operations for all periods presented in our GEN-MW segment.

Heard County.  On April 30, 2009, we completed the sale of our interest in the Heard County power generation facility to Oglethorpe Power Corporation (“Oglethorpe”) for approximately $105 million.  We recorded a pre-tax impairment of approximately $47 million in the year ended December 31, 2008, which was included in Income (loss) from discontinued operations on our consolidated statements of operations.  Please read Note 6—Impairment Charges—Asset Impairments for further discussion.  The results of Heard County’s operations are reported in discontinued operations for all periods presented.

Calcasieu.  On March 31, 2008, we completed the sale of the Calcasieu power generation facility to Entergy Gulf States, Inc. (“Entergy”) for approximately $56 million, net of transaction costs.  We recorded a pre-tax impairment of approximately $36 million in the year ended December 31, 2006, which was included in Income (loss) from discontinued operations on our consolidated statements of operations.  Please read Note 6—Impairment Charges—Asset Impairments for further discussion.

In accordance with SFAS No. 144, we discontinued depreciation and amortization of the Calcasieu power generation facility's property, plant and equipment during the first quarter 2007.  Depreciation and amortization expense related to the Calcasieu power generation facility totaled approximately zero, zero and $2 million in the years ended December 31, 2008, 2007 and 2006, respectively.

Also pursuant to SFAS No. 144, we are reporting the results of Calcasieu's operations in discontinued operations for all periods presented.

CoGen Lyondell.  On August 1, 2007, we completed the sale of the CoGen Lyondell power generation facility for approximately $470 million to EnergyCo, LLC (“EnergyCo”), a joint venture between PNM Resources and a subsidiary of Cascade Investment, LLC.  We recorded a $224 million gain related to the sale of the asset in 2007.  The gain includes the impact of allocating approximately $34 million of goodwill associated with the GEN-WE reporting unit to the CoGen Lyondell power generation facility.  The amount of goodwill allocated to the CoGen Lyondell power generation facility was based on relative fair values of the CoGen Lyondell power generation facility and the portion of the GEN-WE reporting unit being retained.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In accordance with SFAS No. 144, we discontinued depreciation and amortization of the CoGen Lyondell power generation facility's property, plant and equipment during the second quarter 2007.  Depreciation and amortization expense related to the CoGen Lyondell power generation facility totaled approximately $5 million and $11 million in the years ended December 31, 2007 and 2006, respectively.  Also pursuant to SFAS No. 144, we are reporting the results of CoGen Lyondell's operations in discontinued operations for all periods presented.

The sale of the CoGen Lyondell power generation facility represented the sale of a significant portion of a reporting unit.  As such, in accordance with SFAS No. 142, during the third quarter 2007, we tested the goodwill of the GEN-WE reporting unit for impairment.  No impairment was indicated as a result of this test.

Other Discontinued Operations

In 2007 and 2006, we recognized approximately $11 million and $21 million of pre-tax income related to favorable settlements of legacy receivables.

The following table summarizes information related to Dynegy’s discontinued operations:

	GEN-MW	GEN-WE	CRM	DGC	NGL	Total
		(in millions)
2008
Revenues	$2	$223	$—	$—	$—	$225
Income (loss) from operations before taxes	(2)	(33)	—	—	4	(31)
Income (loss) from operations after taxes	(1)	(19)	—	—	3	(17)

2007
Revenues	$2	$479	$—	$—	$—	$481
Income from operations before taxes	(3)	33	15	(1)	—	44
Income (loss) from operations after taxes	(2)	21	15	—	11	45
Gain on sale before taxes	—	224	—	—	—	224
Gain on sale after taxes	—	121	—	—	—	121

2006
Revenues	$3	$247	$—	$—	$—	$250
Income (loss) from operations before taxes	(115)	(53)	23	1	6	(138)
Income (loss) from operations after taxes	(79)	(37)	19	1	4	(92)
The following table summarizes information related to DHI’s discontinued operations:

	GEN-MW	GEN-WE	CRM	NGL	Total
		(in millions)
2008
Revenues	$2	$223	$—	$—	$225
Income (loss) from operations before taxes	(2)	(33)	—	4	(31)
Income (loss) from operations after taxes	(1)	(19)	—	3	(17)

2007
Revenues	$2	$479	$—	$—	$481
Income from operations before taxes	(3)	33	15	—	45
Income (loss) from operations after taxes	(2)	21	15	11	45
Gain on sale before taxes	—	224	—	—	224
Gain on sale after taxes	—	121	—	—	121

2006
Revenues	$3	$247	$—	$—	$250
Income (loss) from operations before taxes	(115)	(53)	23	6	(139)
Income (loss) from operations after taxes	(79)	(37)	21	4	(91)

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 5—Noncontrolling Interests

On January 1, 2009, we adopted SFAS No. 160, which requires: (i) ownership interests in subsidiaries held by parties other than the parent to be clearly identified, labeled, and presented in the consolidated statements of financial position within equity, but separate from the parent’s equity; (ii) the amount of consolidated net income (loss) attributable to the parent and to the noncontrolling interest to be clearly identified and presented on the face of the consolidated statements of operations; (iii) changes in a parent’s ownership interests that do not result in deconsolidation to be accounted for as equity transactions; and (iv) that a parent recognize a gain or loss in net income upon deconsolidation of a subsidiary, with any retained noncontrolling equity investment in the former subsidiary initially measured at fair value.  SFAS No. 160 also requires retrospective application of all disclosure requirements.  Accordingly, our consolidated balance sheets as of December 31, 2008 and 2007 and the related consolidated statements of operations, cash flows, comprehensive income and stockholders’ equity for the years ended December 31, 2008 and 2007 reflect the change in presentation for the noncontrolling interests in PPEA. For the year-ended December 31, 2006, no entity held a noncontrolling interest in any of our consolidated subsidiaries.  The following table presents the net loss attributable to Dynegy’s and DHI’s stockholders:

	Dynegy Inc.			Dynegy Holdings Inc.
	Twelve Months Ended			Twelve Months Ended
	December 31,			December 31,
	2008	2007	2006	2008	2007	2006
	(in millions)
Income (loss) from continuing operations	$191	$98	$(242)	$225	$158	$(217)
Income (loss) from discontinued operations, net of tax benefit (expense) of $14, ($102), $46, $14,($103) and $48 respectively	(17)	166	(92)	(17)	166	(91)
Cumulative effect of change in accounting principles, net of tax expense of zero	—	—	1	—	—	—

Net income (loss)	$174	$264	$(333)	$208	$324	$(308)

The following table presents a reconciliation of the carrying amount of total equity, equity attributable to Dynegy and the equity attributable to the noncontrolling interests at the beginning and the end of the twelve months ended December 31, 2008:

	Controlling Interest	Noncontrolling Interests	Total
	(in millions)
December 31, 2007	$4,506	$23	$4,529
Net income (loss)	174	(3)	171
Other comprehensive loss, net of tax:
Unrealized mark-to-market losses arising during period	(95)	(47)	(142)
Reclassification of mark-to-market (gains) losses to earnings	11	(1)	10
Deferred losses on cash flow hedges	(2)	(2)	(4)
Foreign currency translation adjustment	(27)	—	(27)
Amortization of unrecognized prior service cost and actuarial loss	(41)	—	(41)
Unconsolidated investments other comprehensive loss	(24)	—	(24)
Unrealized loss on securities, net	(12)	—	(12)
Total other comprehensive loss, net of tax	(190)	(50)	(240)
Other equity activity:
Options exercised	2	—	2
Options and restricted stock granted	15	—	15
401(k) plan and profit sharing stock	5	—	5
Subscriptions receivable	3	—	3
December 31, 2008	$4,515	$(30)	$4,485

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents a reconciliation of the carrying amount of total equity, equity attributable to Dynegy and the equity attributable to the noncontrolling interests at the beginning and the end of the twelve months ended December 31, 2007:

	Controlling Interest	Noncontrolling Interests	Total
	(in millions)
December 31, 2006	$2,267	$—	$2,267
Net income	264	7	271
Other comprehensive loss, net of tax:
Unrealized mark-to-market losses arising during period	(90)	(5)	(95)
Reclassification of mark-to-market gains to earnings	(25)	—	(25)
Foreign currency translation adjustment	4	—	4
Amortization of unrecognized prior service cost and actuarial gain	18	—	18
Unrealized gain on securities, net	1	—	1
Total other comprehensive loss, net of tax	(92)	(5)	(97)
Other equity activity:
Options exercised	1	—	1
Options and restricted stock granted	19	—	19
401(k) plan and profit sharing stock	4	—	4
Adjustment to initially apply FIN No. 48	7	—	7
Equity issuance-LS Power	2,033	—	2,033
Sale of additional interests in subsidiary (Note 4)	—	43	43
Noncontrolling interest in acquired subsidiary (Note 3)	—	(22)	(22)
Subscriptions receivable	3	—	3
December 31, 2007	$4,506	$23	$4,529

The following table presents a reconciliation of the carrying amount of total equity, equity attributable to Dynegy and the equity attributable to the noncontrolling interests at the beginning and the end of the twelve months ended December 31, 2006:

	Controlling Interest	Noncontrolling Interests	Total
	(in millions)
December 31, 2005	$2,140	$—	$2,140
Net loss	(333)	—	(333)
Other comprehensive income, net of tax:
Unrealized mark-to-market gains arising during period	95	—	95
Reclassification of mark-to-market gains to earnings	(17)	—	(17)
Foreign currency translation adjustment	(1)	—	(1)
Minimum pension liability	10	—	10
Unrealized gain on securities, net	11	—	11
Total other comprehensive income, net of tax	98	—	98
Other equity activity:
Adjustment to initially apply SFAS No. 158	(35)	—	(35)
Equity issuance	178	—	178
Equity conversion	217	—	217
401(k) plan and profit sharing stock	(6)	—	(6)
Options and restricted stock granted	8	—	8
December 31, 2006	$2,267	$—	$2,267

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents a reconciliation of the carrying amount of total equity, equity attributable to DHI and the equity attributable to the noncontrolling interests at the beginning and the end of the of the twelve months ended December 31, 2008.

	Controlling Interest	Noncontrolling Interests	Total
	(in millions)
December 31, 2007	$4,597	$23	$4,620
Net income (loss)	208	(3)	205
Other comprehensive loss, net of tax:
Unrealized mark-to-market losses arising during period	(95)	(47)	(142)
Reclassification of mark-to-market (gains) losses to earnings	11	(1)	10
Deferred losses on cash flow hedges	(2)	(2)	(4)
Foreign currency translation adjustment	(27)	—	(27)
Amortization of unrecognized prior service cost and actuarial loss	(41)	—	(41)
Unconsolidated investments other comprehensive loss	(24)	—	(24)
Unrealized loss on securities, net	(12)	—	(12)
Total other comprehensive loss, net of tax	(190)	(50)	(240)
Other equity activity:
Affiliate activity	(2)	—	(2)
December 31, 2008	$4,613	$(30)	$4,583

The following table presents a reconciliation of the carrying amount of total equity, equity attributable to DHI and the equity attributable to the noncontrolling interests at the beginning and the end of the of the twelve months ended December 31, 2007.

	Controlling Interest	Noncontrolling Interests	Total
	(in millions)
December 31, 2006	$3,036	$—	$3,036
Net income	324	7	331
Other comprehensive loss, net of tax:
Unrealized mark-to-market gains arising during period	(90)	(5)	(95)
Reclassification of mark-to-market gains to earnings	(25)	—	(25)
Foreign currency translation adjustment	4	—	4
Amortization of unrecognized prior service cost and actuarial gain	18	—	18
Unrealized gain on securities, net	1	—	1
Total other comprehensive loss, net of tax	(92)	(5)	(97)
Other equity activity:
Contribution of contributed entities and Sandy Creek to DHI	2,483	—	2,483
Adjustment to initially apply FIN No. 48	13	—	13
Reclassification of affiliate receivable	(825)	—	(825)
Sale of additional interests in subsidiary (Note 4)	—	43	43
Noncontrolling interest in acquired subsidiary (Note 3)	—	(22)	(22)
Dividends to affiliates	(342)	—	(342)
December 31, 2007	$4,597	$23	$4,620

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents a reconciliation of the carrying amount of total equity, equity attributable to DHI and the equity attributable to the noncontrolling interests at the beginning and the end of the of the twelve months ended December 31, 2006.

	Controlling Interest	Noncontrolling Interests	Total
	(in millions)
December 31, 2005	$3,331	$—	$3,331
Net loss	(308)	—	(308)
Other comprehensive income, net of tax:
Unrealized mark-to-market gains arising during period	95	—	95
Reclassification of mark-to-market gains to earnings	(17)	—	(17)
Foreign currency translation adjustment	(1)	—	(1)
Minimum pension liability	10	—	10
Unrealized gain on securities, net	11	—	11
Total other comprehensive income, net of tax	98	—	98
Other equity activity:
Adjustment to initially apply SFAS No. 158	(35)	—	(35)
Dividends to affiliates	(50)	—	(50)
December 31, 2006	$3,036	$—	$3,036

Note 6—Impairment Charges

Asset Impairments.  At December 31, 2008, we determined that it was more likely than not that the Heard County power generation facility would be sold prior to the end of its previously estimated useful life.  In accordance with SFAS No. 144, we performed an impairment analysis and recorded a pre-tax impairment charge of $47 million ($27 million after tax).  This charge is recorded in the GEN-WE segment and is included in Income (loss) from discontinued operations in our consolidated statements of operations.  We determined the fair value of the Heard County facility using the expected present value technique and probability-weighted cash flows incorporating potential sales prices due to recent negotiations.

In 2008, we recorded a $71 million pre-tax loss related to our investment in DLS Power Holdings, which consisted of an impairment of $24 million and a $47 million loss on dissolution.  Please read Note 12—Unconsolidated Investments for further discussion.

At December 31, 2006, we determined that it was more likely than not certain assets would be sold prior to the end of their previously estimated useful lives.  Therefore, impairment analyses were performed and we recorded a total pre-tax impairment charge of $50 million ($32 million after tax).  Of this charge, $36 million related to the Calcasieu facility and is recorded in the GEN-WE segment and is included in Income (loss) from discontinued operations on our consolidated statements of operations.  The remaining $14 million relates to the Bluegrass facility and is recorded in the GEN-MW segment.  This charge is included in Income (loss) from discontinued operations in our consolidated statements of operations.  We determined the fair value of the Bluegrass facility using the expected present value technique.  We determined the fair value of the Calcasieu facility based on the purchase price in the sales agreement.

At September 30, 2006, we tested the Bluegrass generation facility for impairment based on FERC's approval and Louisville Gas and Electric’s (“LG&E”) completion of various compliance steps to allow it to withdraw its transmission facilities from the MISO as of September 1, 2006.  The Bluegrass facility has historically sold power into the MISO market through transmission provided by LG&E.  This change limits our ability or increases the cost to deliver power to the MISO market.  After testing, we recorded a pre-tax impairment charge of $96 million ($61 million after-tax) in the GEN-MW segment.  This charge is included in Income (loss) from discontinued operations in our consolidated statements of operations.  We determined the fair value of the facility using the expected present value technique.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In 2006, we recorded a $9 million pre-tax impairment of our investment in Nevada Cogeneration Associates #2 (“Black Mountain”).  Please read Note 12—Unconsolidated Investments for further discussion.

Note 7—Risk Management Activities, Derivatives and Financial Instruments

The nature of our business necessarily involves market and financial risks.  Specifically, we are exposed to commodity price variability related to our power generation business.  Our commercial team manages these commodity price risks with financially settled and other types of contracts consistent with our commodity risk management policy. Our commercial team also uses financial instruments in an attempt to capture the benefit of fluctuations in market prices in the geographic regions where our assets operate. Our treasury team manages our financial risks and exposures associated with interest expense variability.

Our  commodity risk management strategy gives us the flexibility to sell energy and capacity through a combination of spot market sales and near-term contractual arrangements (generally over a rolling 12 to 36 month time frame).  Our commodity risk management goal is to protect cash flow in the near-term while keeping the ability to capture value longer-term.  Many of our contractual arrangements are derivative instruments and must be accounted for at fair value pursuant to the guidance in SFAS No. 133.  We also manage commodity price risk by entering into capacity forward sales arrangements, tolling arrangements, RMR contracts, fixed price coal purchases and other arrangements that do not receive fair value accounting treatment because these arrangements do not meet the definition of a derivative or are designated as “normal purchase normal sales”.  As a result, the gains and losses with respect to these arrangements are not reflected in the consolidated statements of operations until the settlement dates.

The following table summarizes the carrying value and fair value of the derivatives used in our risk management activities.  In the table below, commodity-based derivative contracts primarily represent derivative contracts related to our power generation business that we have not designated as accounting hedges, that are entered into for purposes of hedging future fuel requirements and sales commitments and securing commodity prices we consider favorable under the circumstances.

	December 31,
	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
Interest rate derivatives designated as cash flow accounting hedges	$(238)	$(238)	$(34)	$(34)
Interest rate derivatives designated as fair value accounting hedges	3	3	2	2
Interest rate derivatives not designated as accounting hedges	(2)	(2)	(2)	(2)
Commodity-based derivative contracts not designated as accounting hedges	207	207	(66)	(66)
Net liabilities from risk management activities (1)	$(30)	$(30)	$(100)	$(100)
___________________
(1)	Included in both current and non-current assets and liabilities on the consolidated balance sheets.

Beginning April 2, 2007, we chose to cease designating derivatives related to our power generation business as cash flow hedges, and thus apply mark-to-market accounting treatment thereafter.

Accordingly, as fair values fluctuate from period to period due to market price volatility, fair value changes and unrealized and realized gains and losses are reflected in the consolidated statements of operations within Revenues pursuant to EITF Issue 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities” (“EITF Issue No. 02-3”).  As such, these mark-to-market gains and losses are not reflected in the consolidated statements of operations in the same period as the underlying power sales from generation activity for which the derivative instruments serve as economic hedges.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the twelve months ended December 31, 2008, our revenues included approximately $252 million of mark-to-market gains related to this activity compared to $44 million and $13 million of mark-to-market losses in the periods ended December 31, 2007 and 2006, respectively.

Cash Flow Hedges.  We enter into financial derivative instruments that qualify, and that we may elect to designate, as cash flow hedges.  Interest rate swaps have been used to convert floating interest rate obligations to fixed interest rate obligations.  Additionally, prior to April 2, 2007, we applied the cash flow hedge accounting model to certain GEN derivatives as discussed above.  The balance in Accumulated other comprehensive loss at April 2, 2007 related to these instruments has been reclassified contemporaneously with the related purchases of fuel and sales of electricity.  As of December 31, 2008, there was no pre-tax income remaining in Accumulated other comprehensive loss on the consolidated balance sheets.

During the twelve month periods ended December 31, 2008, 2007 and 2006 we recorded $2 million, $9 million and $7 million, respectively, of income related to ineffectiveness from changes in the fair value of cash flow hedge positions.  No amounts were excluded from the assessment of hedge effectiveness related to the hedge of future cash flows in any of the periods.  During the twelve month periods ended December 31, 2008, 2007 and 2006, no amounts were reclassified to earnings in connection with forecasted transactions that were no longer considered probable of occurring.

The balance in cash flow hedging activities, net at December 31, 2008, is expected to be reclassified to future earnings when the hedged transaction impacts earnings.  Of this amount, after-tax losses of approximately $1 million are currently estimated to be reclassified into earnings over the 12 month period ending December 31, 2009.  The actual amounts that will be reclassified into earnings over this period and beyond could vary materially from this estimated amount as a result of changes in market conditions and other factors.

Fair Value Hedges.  We also enter into derivative instruments that qualify, and that we designate, as fair value hedges.  We use interest rate swaps to convert a portion of our non-prepayable fixed-rate debt into floating-rate debt.  During the twelve month periods ended December 31, 2008, 2007 and 2006, there was no ineffectiveness from changes in the fair value of hedge positions and no amounts were excluded from the assessment of hedge effectiveness.  During the twelve month periods ended December 31, 2008, 2007 and 2006, no amounts were recognized in relation to firm commitments that no longer qualified as fair value hedges.

Fair Value Measurements.  The following table sets forth by level within the fair value hierarchy our financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2008.  These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Fair Value as of December 31, 2008
	Level 1	Level 2	Level 3	Total
	(in millions)
Assets:
Assets from commodity risk management activities	$—	$1,282	$73	$1,355
Assets from interest rate swaps	—	22	—	22
Other—DHI (1)	—	24	—	24

Total—DHI	—	1,328	73	1,401
Other—Dynegy (1)	—	1	—	1

Total—Dynegy	$—	$1,329	$73	$1,402

Liabilities:
Liabilities from commodity risk management activities	$—	$1,134	$13	$1,147
Liabilities from interest rate swaps	—	260	—	260

Total—Dynegy and DHI	$—	$1,394	$13	$1,407
___________________
(1)	Other represents available for sale securities.

The following table sets forth a reconciliation of changes in the fair value of financial instruments classified as Level 3 in the fair value hierarchy:

Twelve Months Ended
December 31, 2008
(in millions)
Balance at December 31, 2007	$(16)
Realized and unrealized gains, net	105
Purchases, issuances and settlements	(28)
Transfers out of Level 3	(1)

Balance at December 31, 2008	$60

Change in unrealized gains, net, relating to instruments still held as of December 31, 2008	$85

Gains and losses (realized and unrealized) for Level 3 recurring items are included in Revenues on the consolidated statements of operations.  We believe an analysis of instruments classified as Level 3 should be undertaken with the understanding that these items generally serve as economic hedges of our power generation portfolio.

Transfers in and/or out of Level 3 represent existing assets or liabilities that were either previously categorized as a higher level for which the inputs to the model became unobservable or assets and liabilities that were previously classified as Level 3 for which the lowest significant input became observable during the period.

Fair Value of Financial Instruments.  The disclosure above related to the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, “Disclosures About Fair Value of Financial Instruments”.  We have determined the estimated fair-value amounts using available market information and selected valuation methodologies.  Considerable judgment is required in interpreting market data to develop the estimates of fair value.  The use of different market assumptions or valuation methodologies could have a material effect on the estimated fair-value amounts.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The carrying values of current financial assets and liabilities approximate fair values due to the short-term maturities of these instruments.  The carrying amounts and fair values of debt are included in Note 16—Debt and the carrying amounts.

Concentration of Credit Risk.  We sell our energy products and services to customers in the electric and natural gas distribution industries and to entities engaged in industrial and petrochemical businesses.  These industry concentrations have the potential to impact our overall exposure to credit risk, either positively or negatively, because the customer base may be similarly affected by changes in economic, industry, weather or other conditions.

At December 31, 2008, our credit exposure as it relates to the mark-to-market portion of our risk management portfolio totaled $204 million.  We seek to reduce our credit exposure by executing agreements that permit us to offset receivables, payables and mark-to-market exposure.  We attempt to further reduce credit risk with certain counterparties by obtaining third party guarantees or collateral as well as the right of termination in the event of default.

Our Credit Department establishes our counterparty credit limits.  Our industry typically operates under negotiated credit lines for physical delivery and financial contracts.  Our credit risk system provides current credit exposure to counterparties on a daily basis.

We enter into master netting agreements in an attempt to both mitigate credit exposure and reduce collateral requirements.  In general, the agreements include our risk management subsidiaries and allow the aggregation of credit exposure, margin and set-off.  As a result, we decrease a potential credit loss arising from a counterparty default.

We include cash collateral deposited with counterparties in Prepayments and other current assets and Other long-term assets on our consolidated balance sheets.  We include cash collateral due to counterparties in Accrued liabilities and other current liabilities on our consolidated balance sheets.

Note 8—Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss, net of tax (except foreign currency translation adjustment), is included in Dynegy’s stockholders’ equity and DHI’s stockholder’s equity on the consolidated balance sheets, respectively, as follows:

	Year Ended December 31,
	2008	2007
	(in millions)
Cash flow hedging activities, net	$(125)	$(39)
Foreign currency translation adjustment (1)	—	27
Unrecognized prior service cost and actuarial loss	(66)	(25)
Available for sale securities	—	12
Accumulated other comprehensive loss—unconsolidated investments	(24)	—

Accumulated other comprehensive loss, net of tax	$(215)	$(25)
___________________
(1)
In 2008, upon substantial liquidation of a foreign entity, we recognized $24 million of pre-tax income related to translation gains that had accumulated in stockholder's equity.  This income is included in Other income (expense), net in our consolidated statements of operations.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 9—Cash Flow Information

Following are Dynegy’s supplemental disclosures of cash flow and non-cash investing and financing information:

	Year Ended December 31,
	2008	2007	2006
	(in millions)
Interest paid (net of amount capitalized)	$413	$393	$405
Taxes paid, net	$23	$48	$9

Detail of businesses acquired:
Current assets and other	$—	$174	$14
Fair value of non-current assets	—	5,122	13
Liabilities assumed, including deferred taxes	—	(2,766)	18
Non-cash consideration (1)	—	(2,378)	—
Cash balance acquired	—	(16)	(5)
Cash paid, net of cash acquired (2)	$—	$136	$40
Other non-cash investing and financing activity:
Non-cash capital expenditures (3)	$57	$13	$—
Conversion of Convertible Subordinated Debentures due 2023 (Note 16) (4)	—	—	225
Sithe Subordinated Debt exchange, net (Note 16) (5)	—	—	122
Addition of a capital lease (6)	—	—	6
Marketable securities (7)	—	—	18
___________________
(1)
Includes (i) 340 million shares of the Class B common stock of Dynegy valued at $5.98 per share; (ii) a promissory note in the aggregate principal amount of $275 million, and (iii) an additional $70 million of the Griffith Debt.  Please read Note 3— Business Combinations and Acquisitions—LS Power Business Combination for further information.

(2)	Includes transaction costs associated with the Merger of approximately $44 million and $8 million for the years ended December 31, 2007 and 2006, respectively.
(3)
For the years ended December 31, 2008 and 2007, we had non-cash capital expenditures of approximately $57 million and $13 million, respectively.  These expenditures related primarily to our interest in the Plum Point power generation facility and capital expenditures related to the Consent Decree.  Please read Note 13—Variable Interest Entities—PPEA Holding Company LLC for further discussion of Plum Point and Note 20—Commitment and Contingencies for further discussion of the Consent Decree.

(4)
In May 2006, Dynegy converted all $225 million of its outstanding 4.75 percent Convertible Subordinated Debentures due 2023 into shares of its Class A common stock (the “Convertible Debenture Exchange”).  In this transaction, Dynegy issued an aggregate of 54,598,369 shares of our Class A common stock and paid the debenture holders an aggregate of approximately $47 million in premiums and accrued and unpaid interest using cash on hand.  Please read Note 16—Debt—Convertible Subordinated Debentures due 2023 for further information.

(5)
In July 2006, we executed an exchange of approximately $419 million principal amount of the subordinated debt of Independence, together with all claims for accrued and unpaid interest thereon, for approximately $297 million principal amount of our 8.375 percent Senior Unsecured Notes due 2016.  Please read Note 16—Debt—Sithe Senior Notes for further information.

(6)
In January 2006, we entered into an obligation under a capital lease related to a coal loading facility, which is used in the transportation of coal to our Vermilion generating facility.  Pursuant to our agreement with the lessor, we are obligated for minimum payments in the aggregate amount of $14 million over the ten-year term of the lease.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(7)
In November 2006, the New York Mercantile Exchange completed its initial public offering.  We had two membership seats on the NYMEX, and therefore, we received 90,000 NYMEX shares for each membership seat.

Following are DHI’s supplemental disclosures of cash flow and non-cash investing and financing information:

	Year Ended December 31,
	2008	2007	2006
	(in millions)
Interest paid (net of amount capitalized)	$413	$393	$402
Taxes paid, net	$18	$35	$—

Detail of businesses acquired:
Current assets and other	$—	$—	$14
Fair value of non-current assets	—	—	13
Liabilities assumed, including deferred taxes	—	—	18
Cash balance acquired	—	—	(5)
Cash paid, net of cash acquired	$—	$—	$40
Other non-cash investing and financing activity:
Non-cash capital expenditures (1)	$57	$13	$—
Contribution of the Contributed Entities from Dynegy to DHI (2)	—	2,467	—
Contribution of Sithe from Dynegy to DHI (3)	—	—	—
Contribution of Sandy Creek from Dynegy to DHI (4)	—	16	—
Sithe Subordinated Debt exchange, net (Note 16) (5)	—	—	122
Addition of a capital lease (6)	—	—	6
Marketable securities (7)	—	—	18
___________________
(1)
For the years ended December 31, 2008 and 2007, we had non-cash capital expenditures of approximately $57 million and $13 million, respectively.  These expenditures related primarily to our interest in the Plum Point power generation facility and capital expenditures related to the Consent Decree.  Please read Note 13—Variable Interest Entities—PPEA Holding Company LLC for further discussion of Plum Point and Note 20—Commitment and Contingencies for further discussion of the Consent Decree.

(2)
In April 2007, Dynegy contributed to DHI its interest in the Contributed Entities.  The contribution was accounted for as a transaction between entities under common control in a manner similar to a pooling of interests whereby the assets and liabilities were transferred at historical cost.  Please read Note 3— Business Combinations and Acquisitions—LS Assets Contribution for further information.

(3)
In April 2007, Dynegy contributed to DHI its interest in New York Holdings.  This contribution was accounted for as a transaction between entities under common control in a manner similar to a pooling of interests whereby the assets and liabilities were transferred at historical cost.  Please read Note 3— Business Combinations and Acquisitions—Sithe Assets Contribution for further information.

(4)
In August 2007, Dynegy contributed to DHI its interest in SCH.  This contribution was accounted for as a transaction between entities under common control in a manner similar to a pooling of interests whereby the assets and liabilities were transferred at historical cost.  Please read Note 13—Variable Interest Entities—Sandy Creek for further information.

(5)
In July 2006, DHI executed an exchange of approximately $419 million principal amount of the subordinated debt of Independence, together with all claims for accrued and unpaid interest thereon, for approximately $297 million principal amount of DHI’s 8.375 percent Senior Unsecured Notes due 2016.  Please read Note 16—Debt—Sithe Senior Notes for further information.

(6)
In January 2006, we entered into an obligation under a capital lease related to a coal loading facility, which is used in the transportation of coal to our Vermilion generating facility.  Pursuant to our agreement with the lessor, we are obligated for minimum payments in the aggregate amount of $14 million over the ten-year term of the lease.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(7)
In November 2006, the New York Mercantile Exchange completed its initial public offering.  We had two membership seats on the NYMEX, and therefore, we received 90,000 NYMEX shares for each membership seat.

Note 10—Inventory

A summary of our inventories is as follows:

	December 31,
	2008	2007
	(in millions)
Materials and supplies	$76	$72
Coal	57	70
Fuel oil	29	40
Emissions allowances	18	11
Natural gas storage	4	6
	$184	$199

Note 11—Property, Plant and Equipment

A summary of our property, plant and equipment is as follows:

	December 31,
	2008	2007
	(in millions)
Generation assets:
GEN–MW	$6,825	$6,642
GEN–WE	2,390	2,393
GEN–NE	1,501	1,464
IT systems and other	153	190
	10,869	10,689
Accumulated depreciation	(1,935)	(1,672)
	$8,934	$9,017

Interest capitalized related to costs of construction projects in process totaled $23 million, $15 million and $3 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Note 12—Unconsolidated Investments

Equity Method Investments.  Our equity method investments consist of investments in affiliates that we do not control, but where we have significant influence over operations.  Our principal equity method investments consist of entities that develop and construct generation assets.  We entered into these ventures principally to share risk and leverage existing commercial relationships.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of our unconsolidated investments in equity method investees is as follows:

	December 31,
	2008		2007
	(in millions)
Equity affiliates:
Sandy Creek Services	$—		$—
Sandy Creek Holdings LLC	(75)	(1)	18
Black Mountain	—		—

Total unconsolidated investments—DHI	(75)		18
DLS Power Holdings and DLS Power Development	15		61
Total unconsolidated investments—Dynegy	$(60)		$79
___________________
(1)	Included in Other long-term liabilities on the consolidated balance sheets.

Cash distributions received from our equity investments during 2008, 2007 and 2006 were $16 million, $10 million and zero, respectively.  Undistributed earnings from our equity investments included in accumulated deficit at December 31, 2008 and 2007 totaled $101 million and $16 million, respectively.

Our equity investments at December 31, 2008 include a 50 percent ownership interest in SCH, which owns all of Sandy Creek Energy Associates LP (“SCEA”).  SCEA owns a 64 percent interest in the Sandy Creek Project, an 898 MW coal-fired power generation facility under construction in McLennan County, Texas.  Please read Note 13—Variable Interest Entities—Sandy Creek for further information.

In addition, our equity investments include a 50 percent ownership interest in Black Mountain, an 85 MW power generation facility in Las Vegas, Nevada.  During the twelve months ended December 31, 2008, 2007 and 2006, we recorded impairment charges of $1 million, $7 million and $9 million, respectively, related to our 50 percent interest in Black Mountain.  These charges are the result of declines in value of the investment caused by an increase in the cost of fuel in relation to a third party power purchase agreement through 2023 for 100 percent of the output of the facility.  This agreement provides that Black Mountain will receive payments that decrease over time.  Please read Note 20—Commitments and Contingencies—Legal Proceedings—Nevada Power Arbitration for further information.

Dynegy’s equity investments also include a 50 percent ownership interest in DLS Power Holdings and DLS Power Development LLC.  The purpose of DLS Power Development was to provide services to DLS Power Holdings and the project subsidiaries related to power project development and to evaluate and pursue potential new development projects.  Effective January 1, 2009, Dynegy entered into an agreement with LS Power Associates, L.P. to dissolve DLS Power Holdings and DLS Power Development LLC.  Please read Note 13—Variable Interest Entities—DLS Power Holdings and DLS Power Development for further information.

Summarized Information.  Summarized aggregate financial information for our unconsolidated equity investment in SCH and its equity share thereof was:

	December 31,
	2008		2007
	Total	Equity Share	Total	Equity Share
	(in millions)
Current assets	$6	$3	$6	$3
Non-current assets	384	192	262	131
Current liabilities	32	16	14	7
Non-current liabilities	536	268	280	140
Revenues	—	—	—	—
Operating income	36	18	26	13
Net income (loss)	(80)	(40)	16	8

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Summarized aggregate financial information for Dynegy’s unconsolidated equity investment in DLS Power Holdings and Dynegy’s equity share thereof was:

	December 31,
	2008		2007
	Total	Equity Share	Total	Equity Share
	(in millions)
Current assets	$4	$2	$2	$1
Non-current assets	10	5	4	2
Current liabilities	4	2	4	2
Non-current liabilities	2	1	2	1
Revenues	—	—	—	—
Operating loss	(23)	(12)	(19)	(9)
Net loss	(23)	(12)	(19)	(9)

Dynegy’s Losses from unconsolidated investments of $123 million for the year ended December 31, 2008, include $40 million from SCH and $83 million from DLS Power Holdings.  In addition to the $12 million noted above, Dynegy’s losses of $83 million from its investment in DLS Power Holdings include a $24 million impairment and a $47 million loss on dissolution.  Please read Note 13—Variable Interest Entities for further discussion.  Dynegy’s Losses from unconsolidated investments of $3 million for the year ended December 31, 2007 include losses of $9 million from DLS Power Holdings offset by income of $6 million from SCH and income of less than $1 million from Sandy Creek Services.  The $6 million from SCH includes the $8 million above, the elimination of $2 million in commitment fees payable to Dynegy that was expensed by SCH, offset by a reduction in our investment of $5 million due to the sale of an interest in the Sandy Creek Project to Brazos.  Please read Note 13—Variable Interest Entities for further discussion.

DHI’s Losses from unconsolidated investments of $40 million for the year ended December 31, 2008, include $40 million from SCH.  DHI’s Earnings from unconsolidated investments of $6 million for the year ended December 31, 2007 include $6 million from SCH and income of less than $1 million from Sandy Creek Services.  The $6 million from SCH includes the $8 million above, the elimination of $2 million in commitment fees payable to Dynegy that was expensed by SCH, offset by a reduction in our investment of $5 million due to the sale of an interest in the Sandy Creek Project to Brazos.  Please read Note 13—Variable Interest Entities for further discussion.

Available-for-Sale Securities.  As of December 31, 2008, Dynegy and DHI had approximately $25 million and $24 million, respectively, invested in the Reserve Primary Fund (the “Fund”), which “broke the buck” on September 16, 2008, when the value of its shares fell below $1.00.  On September 22, 2008, the SEC granted the Fund’s request to suspend all rights of redemption from the Fund, in order to ensure an orderly disposition of the securities.  Since distributions from the Fund were suspended on September 30, 2008, investments in the Fund are no longer readily convertible to cash, and therefore do not meet the definition of “cash and cash equivalents” as set forth in SFAS No. 95, “Statement of Cash Flows”.  As a result, we have reclassified our investment in the Fund from cash and cash equivalents to short-term investments as of December 31, 2008 and recorded a $2 million impairment, based on management’s estimate of the fair value of our proportionate share of the Fund’s holdings, which is included in Other income and expense, net, in our consolidated statements of operations.  This investment is classified as a current asset, as all of the assets held by the Fund will mature by September 30, 2009, and distributions from the Fund will be made as assets reach maturity or are sold.

In November 2006, the New York Mercantile Exchange (“NYMEX”) completed its initial public offering.  We had two membership seats on the NYMEX, and therefore, we received 90,000 NYMEX shares for each membership seat.  During August 2007, we sold approximately 30,000 shares for approximately $4 million, and we recognized a gain of $4 million.  During the second quarter 2008, we sold our remaining 150,000 shares and both of our membership seats for approximately $16 million, and we recognized a gain of $15 million, which is included in Gain on sale of assets in our consolidated statements of operations; partially offset by a reduction of $8 million, net of tax of $5 million, in our condensed consolidated statements of other comprehensive income.  Our investment in the NYMEX shares was valued at approximately $21 million at December 31, 2007.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 13—Variable Interest Entities

Hydroelectric Generation Facilities.  On January 31, 2005, Dynegy completed the acquisition of ExRes.  As further discussed in Note 3—Business Combinations and Acquisitions—Sithe Assets Contribution, on April 2, 2007, Dynegy contributed its interest in the Sithe Assets to DHI.  ExRes also owns through its subsidiaries four hydroelectric generation facilities, with total capacity of 51 MW, in Pennsylvania.  The entities owning these facilities meet the definition of VIEs.  In accordance with the purchase agreement, Exelon Corporation (“Exelon”) has the sole and exclusive right to direct our efforts to decommission, sell, bankrupt, or otherwise dispose of the hydroelectric facilities owned through the VIE entities.  Exelon is obligated to reimburse ExRes for all costs, liabilities, and obligations of the entities owning these hydroelectric generation facilities, and to indemnify ExRes with respect to the past and present assets and operations of the entities.  As a result, we are not the primary beneficiary of the entities and have not consolidated them in accordance with the provisions of FIN No. 46(R).

These hydroelectric generation facilities have commitments and obligations that are off-balance sheet with respect to Dynegy arising under operating leases for equipment and long-term power purchase agreements with local utilities.  At December 31, 2008, the equipment leases have remaining terms from eleven months to twenty-two years, including options to extend two of the leases and involve future lease payments of $140 million over the terms of the leases, including lease payments for the optional extended terms.  Additionally, each of these facilities is party to a long-term power purchase agreement with a local utility.  Under the terms of each of these agreements, a project tracking account (the “Tracking Account”) was established to quantify the difference between (i) the facility’s fixed price revenues under the power purchase agreement and (ii) the respective utility’s Public Utility Commission approved avoided costs associated with those power purchases plus accumulated interest on the balance.  Each power purchase agreement calls for the hydroelectric facility to return to the utility the balance in the Tracking Account before the end of the facility’s life through decreased pricing under the respective power purchase agreement.  All four of the hydroelectric facilities are currently in the Tracking Account repayment period of the contract, whereby balances are repaid through decreased pricing.  This pricing cannot be decreased below a level sufficient to allow the facilities to recover their operating costs, exclusive of lease or interest costs.  The aggregate balance of the Tracking Accounts as December 31, 2008 was approximately $373 million, and the obligations with respect to each Tracking Account are secured by the assets of the respective facility.  The decreased pricing necessary to reduce the Tracking Accounts may cause the facilities to operate at a net cash deficit.  As discussed above, the obligations of the four hydroelectric facilities are non-recourse to us.  Under the terms of the stock purchase agreement with Exelon, we are indemnified for any net cash outflow arising from ownership of these facilities.

PPEA Holding Company LLC.  On April 2, 2007, in connection with the completion of the Merger, we acquired 600 of the 900 outstanding Class A Units and all 100 Class B Units in PPEA, which represented an ownership interest of approximately 70 percent.  PPEA owns Plum Point.  Plum Point is constructing a 665 MW coal-fired power generation facility, located in Mississippi County, Arkansas, in which it owns an approximate 57 percent undivided interest.  Also on April 2, 2007, Dynegy became the Project Manager of the Plum Point Project.  Under the terms of the Project Management Agreement, we receive $2 million annually, plus out of pocket costs, during the construction period and approximately $2 million annually, plus out of pocket costs, once commercial operations commence.  The Project Management Agreement expires 15 years after the commercial operations date, which is expected in August 2010.

On December 13, 2007, we sold 300 of our Class A Units and 30 of our Class B Units in PPEA for approximately $82 million, reducing our ownership interest to 37 percent.  On February 28, 2008, we entered into an Operations and Maintenance Agreement with Plum Point and the other owners of the Plum Point Project to be the operator of the facility for $1 million annually, plus out-of-pocket costs.  On December 31, 2008, we gave notice of our intention to terminate this agreement effective April 30, 2009.

At the acquisition date and continuing after the sale, we have determined that we are the primary beneficiary of PPEA because we will continue to absorb a majority of the expected losses primarily as a result of the Class B Units absorbing a disproportionate share of income and losses over the expected life of the project.  The expected loss calculation includes assumptions about forecasted cash flows, construction costs and plant performance.  As such, PPEA is included in our consolidated financial statements in accordance with the provisions of FIN No. 46(R).

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Plum Point is the Borrower under a $700 million term loan facility (the “Term Loan Facility”), a $17 million revolving credit facility (the “Revolving Credit Facility”), and a $102 million letter of credit facility securing $100 million of Tax Exempt Bonds (the “LC Facility”).  The payment obligations of Plum Point in respect of the Term Loan Facility, the Revolving Credit Facility, and the LC Facility are unconditionally and irrevocably guaranteed by Ambac Assurance Corporation, an independent third party insurance company.  The credit facilities and insurance policy are secured by a security interest in all of Plum Point’s assets, contract rights and Plum Point’s undivided tenancy in common interest in the Plum Point Project and PPEA’s interest in Plum Point.   There are no guarantees of the indebtedness by any parties, and Plum Point’s creditors have no recourse against our general credit.  Please read Note 16—Debt—Plum Point Credit Agreement Facility and Note 16—Debt—Plum Point Tax Exempt Bonds for discussion of Plum Point’s borrowings.

As of December 31, 2008, we have posted $15 million in letters of credit to support our contingent equity contribution to Plum Point.  Hancock and EIF have also posted $15 million and $16 million letters of credit, respectively, to support their contingent equity contributions to Plum Point. Other than providing services under the Project Management Agreement and the Operations and Maintenance Agreements discussed above, we have not provided any other financial or other support to PPEA.

Summarized aggregate financial information for PPEA Holding Company, included in our consolidated financial statements, is included below:

	As of and For the Year Ended
	2008	2007
	(in millions)
Current assets	$1	$16
Property, plant and equipment, net	507	308
Intangible asset	193	193
Other non-current asset	29	40
Total assets	730	557
Current liabilities	19	20
Long-term debt	615	418
Non-current liabilities	244	42
Noncontrolling interest	(30)	23
Operating loss	(1)	(1)
Net loss	(3)	(1)

DLS Power Holdings and DLS Power Development.  As discussed in Note 3—Business Combinations and Acquisitions—LS Power Business Combination, on April 2, 2007, in connection with Merger, Dynegy acquired a 50 percent interest in DLS Power Holdings and DLS Power Development.  The purpose of DLS Power Development is to provide services to DLS Power Holdings and the project subsidiaries related to power project development and to evaluate and pursue potential new development projects.  DLS Power Holdings and DLS Power Development meet the definition of VIEs, as they will require additional subordinated financial support from their owners to conduct normal on-going operations.  Dynegy determined that it is not the primary beneficiary of the entities because LS Power, a related party, is more closely associated with the entities as they are the managing partner of the entities, own approximately 40 percent of Dynegy’s outstanding common stock and have three seats on Dynegy’s Board of Directors.  Therefore, in accordance with the provisions of FIN No. 46(R), Dynegy has not consolidated the entities.

Dynegy accounts for its investments in DLS Power Holdings and DLS Power Development as equity method investments pursuant to APB 18, “The Equity Method of Accounting for Investments in Common Stock”.  Dynegy made contributions to the joint ventures of approximately $16 million and $10 million, respectively, during the years ended December 31, 2008 and 2007, respectively, to fund its share of the entities’ development efforts.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In December 2008, Dynegy executed an agreement with LS Associates to dissolve DLS Power Holdings and DLS Power Development effective January 1, 2009.  Under the terms of the dissolution, Dynegy acquired exclusive rights, ownership and developmental control of all repowering or expansion opportunities related to its existing portfolio of operating assets.  LS Associates received approximately $19 million in cash from Dynegy on January 2, 2009, and acquired full ownership and developmental rights associated with various “greenfield” projects under consideration in Arkansas, Georgia, Iowa, Michigan and Nevada, as well as other power generation and transmission development projects not related to Dynegy’s existing operating portfolio of assets.

For the year ended December 31, 2008, Dynegy recorded losses related to its equity investment of approximately $83 million.  These losses consisted of a $24 million impairment charge, a $47 million loss on the dissolution and $12 million of equity losses.  The impairment charge is the result of a decline in the fair value of the development projects during the fourth quarter 2008 as a result of increasing barriers to the development and construction of new generation facilities, including credit and regulatory factors.  The loss on the dissolution primarily relates to consideration paid related to the following items which have value to Dynegy, but which do not qualify as assets for accounting purposes: (i) exclusive rights to the  potential expansion of its existing facilities; (ii) redirection of management time and resources to other projects; (iii) the allocation to Dynegy of full access and control over current and future expansion opportunities; and (iv) enhancement of Dynegy’s strategic flexibility.  These losses are included in Losses from unconsolidated investments in Dynegy’s consolidated statements of operations.

On December 31, 2008, Dynegy had approximately $15 million included in Unconsolidated investments and $19 million in Accounts payable in its consolidated balance sheet, which related to Dynegy’s obligation to pay LS Power Associates approximately $19 million in cash in consideration for the dissolution.  Dynegy’s maximum exposure to economic loss from these VIEs is limited to $34 million.

Sandy Creek.  In connection with its acquisition of a 50 percent interest in DLS Power Holdings, as further discussed above, Dynegy acquired a 50 percent interest in SCH, which owns all of SCEA.  SCEA owns an undivided interest in the Sandy Creek Project.  In August 2007, SCH became a stand-alone entity separate from DLS Power Holdings, and its wholly owned subsidiaries, including SCEA, entered into various financing agreements to construct its portion of the Sandy Creek Project.

Dynegy Sandy Creek Holdings, LLC (the “Dynegy Member”), an indirectly wholly owned subsidiary of Dynegy, and LSP Sandy Creek Member, LLC (the “LSP Member”) each own a 50 percent interest in SCH.  In addition, Sandy Creek Services, LLC (“SC Services”) was formed to provide services to SCH.  Dynegy Power Services and LSP Sandy Creek Services LLC each own a 50 percent interest in SC Services.

Dynegy’s 50 percent interest in SCH, as well as a related intangible asset of approximately $23 million, were subsequently contributed to a wholly owned subsidiary of DHI.  This contribution was accounted for as a transaction between entities under common control.  As such, DHI’s investment in SCH, as well as the related intangible asset, were recorded by DHI at Dynegy’s historical cost on the acquisition date.  DHI’s investment in SCH is included in GEN-WE.

The original financing agreements consisted of a $200 million term loan and $800 million in construction commitments with SCEA as borrower.  The SCEA debt is secured by a pledge of SCEA’s assets and contract rights and SCEA’s undivided tenancy in common interest in the Sandy Creek Project as well as a pledge of the equity of SCEA by its direct parents.

In connection with the SCEA term and construction financing described above, SCH entered into arrangements to make capital contributions to SCEA of up to $200 million to fund its equity commitments after the loans under the SCEA financing have been utilized and otherwise upon certain conditions.  SCH’s obligation to make such contributions is supported by a credit agreement with the Dynegy Member and LSP Member, as lenders, and SCH, as borrower.  The lenders provide for commitments of $200 million in loans to SCH.  This SCH debt is secured by a pledge of SCH’s indirect ownership interests in SCEA.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Dynegy Member and the LSP Member each also agreed to make equity contributions of $223 million to fund project costs after the SCEA and SCH equity contributions have been utilized and otherwise upon the occurrence of certain events and milestone dates.

In August 2007, upon the close of the financing agreements discussed above, SCEA sold a 25 percent undivided interest in the Sandy Creek Project for approximately $30 million plus reimbursement for a related portion of accumulated construction costs and the obligation to assume a proportionate share of future construction costs.  During 2007, we recognized our share of the gain on the sale, which approximated $10 million, in Earnings from unconsolidated investments on our consolidated statements of operations.  During 2007, SCEA received $24 million in cash proceeds, consisting of approximately $15 million of the purchase price and $9 million for the purchaser’s share of accumulated costs.  The remainder of the purchase price, plus accrued interest, is expected to be collected in 2010.  SCEA distributed the cash proceeds from the sale to the Dynegy Member and the LSP Member in 2007.

In June 2008, SCEA sold an approximate 11 percent interest in the Sandy Creek Project.  As a result, SCEA currently owns an approximate 64 percent interest in the Sandy Creek Project.  Losses from unconsolidated investments for the year ended December 31, 2008 includes a gain of approximately $13 million related to the sale.  Using cash on hand and the proceeds of the sale, SCEA repaid approximately $45 million in project-related debt to the Senior Secured Lenders and approximately $7 million in affiliate debt to the Dynegy Member and the LSP Member.  As a result of the sale, SCEA’s availability under the financing agreements was reduced to $155 million for the term loan and $696 million for the construction loans.  In addition, both the Dynegy Member and the LSP Member received a cash distribution of approximately $7 million during 2008.  As a result of the sale, SCH’s equity commitment was reduced from $200 million to $170 million.  In addition, the LS Member’s and the Dynegy Member’s funding commitments to SCEA were each reduced from $223 million to $190 million.

The Dynegy Member’s 50 percent share of the SCH credit agreement and its funding commitment to SCEA are supported by letters of credit totaling $275 million issued under a stand-alone letter of credit facility between the Dynegy Member and ABN AMRO Bank, N.V.  Such letter of credit may be drawn upon by the SCEA lenders if certain conditions are met.

In 2007 and 2008, we provided credit support as discussed above and also provided construction management services to SC Services.  We have been reimbursed for the construction management services at cost.  No other support was provided to these entities in 2007 and 2008.

SCH and SC Services both meet the definition of a VIE, as they will require additional subordinated financial support to conduct their normal on-going operations.  We determined that we are not considered the primary beneficiary of the entities because LS Power, a related party, is more closely associated with the entities as they are the lead party on negotiating commercial and financing arrangements, significantly influenced the design of the entity and the facility, own approximately 40 percent of Dynegy’s outstanding common stock and have three seats on Dynegy’s Board of Directors.  Therefore, in accordance with FIN No. 46(R), we do not consolidate SCH or SC Services.

We account for our investments in SCH and SC Services as equity method investments pursuant to APB 18.  At December 31, 2008, we had $4 million included in non-current Accounts receivable, affiliate and $75 million included in Other long-term liabilities on our consolidated balance sheets.  Our maximum exposure to economic loss from these VIEs is limited to $279 million.

Note 14—Goodwill

Assets and liabilities of companies acquired in purchase transactions are recorded at fair value at the date of acquisition.  Goodwill represents the excess purchase price over the fair value of net assets acquired, plus any identifiable intangibles.  Dynegy acquired the Contributed Entities on April 2, 2007, resulting in goodwill of $486 million.  Please read Note 3—Business Combinations and Acquisitions—LS Power Business Combination for further discussion of the acquisition, Note 4—Dispositions, Contract Terminations and Discontinued Operations—GEN-WE Discontinued Operations—CoGen Lyondell for further discussion of the sale of CoGen Lyondell and Note 4—Dispositions, Contract Terminations and Discontinued Operations—Dispositions—Rolling Hills for further discussion of the sale of Rolling Hills.  Changes in the carrying amount of goodwill during the years ended December 31, 2008 and 2007 were as follows:

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	GEN-MW	GEN-WE	GEN-NE	Total
	(in millions)
December 31, 2006	$—	$—	$—	$—
Acquisition of the Contributed Entities	81	308	97	486
Sale of CoGen Lyondell	—	(48)	—	(48)
December 31, 2007	$81	$260	$97	$438
Sale of Rolling Hills	(5)	—	—	(5)
December 31, 2008	$76	$260	$97	$433

Goodwill is reviewed for potential impairment as of November 1st of each year or more frequently if events or circumstances occur that would indicate a reduction in our fair value.  The impairment test is performed in two phases at the reporting unit level.  The first step compares the fair value of the reporting unit with its carrying amount, including goodwill.  We generally determine the fair value of our reporting units using the income approach.  This analysis requires us to make various judgmental estimates and assumptions about sales, operating margins, growth rates, discount factors and comparable company market multiples.  If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired; thus the second step of the goodwill impairment test is unnecessary.  However, if the carrying amount of the reporting unit exceeds its fair value, an additional step is required.  The additional step compares the implied fair value of the reporting unit’s goodwill with the carrying amount of such goodwill.  An impairment loss is recorded to the extent that the carrying value of the goodwill exceeds its implied fair value.

In evaluating our goodwill for impairment, we calculated the estimated fair value of our reporting units using a discounted cash flow analysis using forward-looking projections of our estimated future operating results based on discrete financial forecasts developed by management for planning purposes.  Cash flows beyond the discrete forecasts were estimated using a terminal value calculation, which incorporated historical and forecasted financial trends and considered long-term earnings growth rates based on growth rates observed in the power sector.  Next, we utilized market information such as recent sales transactions for comparable assets within the regions in which we operate to corroborate the fair values derived from the income approach.  Based on the results of our analysis, we have concluded that the fair value of our reporting units exceeded their carrying values at November 1, 2008.  Accordingly, we have determined that no goodwill impairment is indicated for 2008.  Given the current economic environment, we will continue to monitor the need to test goodwill for impairment as required by SFAS No. 142.

As of November 1, 2008, the date at which we performed our annual impairment test, Dynegy’s market capitalization was below its book value.  We have qualitatively reconciled the aggregate fair value of our reporting units to our market capitalization by considering several factors, including (i) our share price does not reflect a control premium; (ii) our market capitalization has been below book value for a relatively short period of time, which coincides with unprecedented volatility in the broader financial markets, as well as significant volatility in our industry, and (iii) our share price was negatively impacted in the third and fourth quarters of 2008 by the sale of large blocks of shares by hedge funds.  After giving consideration to these factors, we concluded that our market capitalization at November 1, 2008 is not indicative of the fair value of our aggregate reporting units.  Due to further declines in our market capitalization through December 31, 2008, we evaluated key assumptions, including forward natural gas and power pricing, power demand growth and cost of capital, to determine whether these assumptions remained valid at December 31, 2008.  While some of the assumptions had changed subsequent to the November 1, 2008 analysis, we determined that the impact of updating those assumptions would not have caused the fair value of the individual reporting units to be below their respective carrying values at December 31, 2008.

As with many financial statement matters, our impairment analysis requires us to make estimates and assumptions and make judgments that affect our conclusions and the reported financial information.  Such estimates, assumptions and judgments are subject to known and unknown risks and uncertainties.  Actual results could differ materially from those estimates and assumptions.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 15—Intangible Assets

A summary of changes in our intangible assets is as follows:

	LS Power	Sithe	Rocky Road	Total
	(in millions)
December 31, 2005	$—	$442	$—	$442
Acquisition of Rocky Road	—	—	29	29
Amortization expense	—	(59)	(7)	(66)
December 31, 2006	$—	$383	$22	$405
Acquisition of the Contributed Entities	224	—	—	224
Amortization expense	(8)	(50)	(9)	(67)
December 31, 2007	$216	$333	$13	$562
Amortization expense	(7)	(49)	(9)	(65)
December 31, 2008	$209	$284	$4	$497

LS Power.  Pursuant to our acquisition of the Contributed Entities in April 2007, we recorded intangible assets of $224 million.  This consisted of intangible assets of $192 million in GEN-MW and $32 million in GEN-WE.  The intangible asset in GEN-MW relates to the value of PPEA’s interest in the Plum Point Project as a result of the construction contracts, debt agreements and related to power purchase agreements.  This intangible asset will be amortized over the contractual term of 30 years, beginning when the facility becomes operational, which we expect to occur in 2010.  The intangible assets for GEN-WE primarily relate to power tolling agreements that are being amortized over their respective contract terms ranging from 6 months to 7 years.  The amortization expense is being recognized on the revenue line in our consolidated statements of operations where we record the revenues received from the contract.  The estimated amortization expense for each of the five succeeding years is approximately $7 million, $10 million, $6 million, $6 million and $6 million, respectively.  Please read Note 3—Business Combinations and Acquisitions—LS Power Business Combination for further discussion.

Sithe.  Pursuant to our acquisition of Sithe Energies in February 2005, we recorded intangible assets of $657 million.  This consisted primarily of a $488 million intangible asset related to a firm capacity sales agreement between Sithe Independence Power Partners and Con Edison, a subsidiary of Consolidated Edison, Inc.  That contract provides Independence the right to sell 740 MW of capacity until 2014 at fixed prices that are currently above the prevailing market price of capacity for the New York Rest of State market.  This asset will be amortized on a straight-line basis over the remaining life of the contract through October 2014.  The amortization expense is being recognized in the revenue line on our consolidated statements of operations where we record the revenues received from the contract.  The annual amortization of the intangible asset is expected to approximate $50 million.

Rocky Road.  Pursuant to our acquisition of NRG’s 50 percent ownership interest in the Rocky Road power plant, we recorded an intangible asset in the amount of $29 million.  The amortization expense associated with this asset is being recognized in the revenue line on our consolidated statements of operations where we record the revenues received from the contract.  The annual amortization of the intangible asset is expected to be approximately $4 million in 2009.  Please read Note 3—Business Combinations and Acquisitions—Rocky Road for further discussion.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 16—Debt

A summary of our long-term debt is as follows:

	December 31,
	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
Term Loan B, due 2013	$69	$52	$70	$70
Term Facility, floating rate due 2013	850	639	850	850
Senior Notes and Debentures:
6.875 percent due 2011	502	427	502	483
8.75 percent due 2012	501	426	501	506
7.5 percent due 2015	550	388	550	514
8.375 percent due 2016	1,047	742	1,047	1,022
7.125 percent due 2018	173	110	173	155
7.75 percent due 2019	1,100	762	1,100	1,011
7.625 percent due 2026	172	93	172	149
Subordinated Debentures payable to affiliates, 8.316 percent, due 2027	200	83	200	173
Sithe Senior Notes, 9.0 percent due 2013	344	328	388	416
Plum Point Credit Agreement Facility, floating rate due 2010	515	365	318	318
Plum Point Tax Exempt Bonds, floating rate due 2036	100	100	100	100
	6,123		5,971
Unamortized premium on debt, net	13		19
	6,136		5,990
Less: Amounts due within one year, including non-cash amortization of basis adjustments	64		51
Total Long-Term Debt	$6,072		$5,939

Aggregate maturities of the principal amounts of all long-term indebtedness as of December 31, 2008 are as follows: 2010—$68 million, 2011—$575 million, 2012—$582 million, 2013—$1,004 million and thereafter—$3,843 million.

Fifth Amended and Restated Credit Facility.  On April 2, 2007, we entered into a fifth amended and restated credit facility (the “Fifth Amended and Restated Credit Facility”) with Citicorp USA, Inc. and JPMorgan Chase Bank, N.A., as co-administrative agents, JPMorgan Chase Bank, N.A., as collateral agent, Citicorp USA Inc., as payment agent, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint book-runners, and the other financial institutions party thereto as lenders or letter of credit issuers.

The Fifth Amended and Restated Credit Facility amended DHI’s former credit facility by increasing the amount of the existing $470 million revolving credit facility (the “Revolving Facility”) to $850 million, increasing the amount of the existing $200 million term letter of credit facility (the “Term L/C Facility”) to $400 million and adding a $70 million senior secured term loan facility (“Term Loan B”).

Loans and letters of credit are available under the Revolving Facility and letters of credit are available under the Term L/C Facility for general corporate purposes.  Letters of credit issued under DHI’s former credit facility have been continued under the Fifth Amended and Restated Credit Facility.  The Term Loan B was used to pay a portion of the consideration under the Merger.  In connection with the completion of the Merger, an aggregate $275 million under the Revolving Facility, an aggregate $400 million under the Term L/C Facility (with the proceeds placed in a collateral account to support the issuance of letters of credit), and an aggregate $70 million under Term Loan B (representing all available borrowings under Term Loan B) were drawn.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Fifth Amended and Restated Credit Facility is secured by certain assets of DHI and is guaranteed by Dynegy, Dynegy Illinois and certain subsidiaries of DHI.  In addition, the obligations under the Fifth Amended and Restated Credit Facility and certain other obligations to the lenders thereunder and their affiliates are secured by substantially all of the assets of such guarantors.  The Revolving Facility matures on April 2, 2012, and the Term L/C Facility and Term Loan B each mature on April 2, 2013.  The principal amount of the Term L/C Facility is due in a single payment at maturity; the principal amount of Term Loan B is due in quarterly installments of $175,000 in arrears commencing December 31, 2007, with the unpaid balance due at maturity.

Borrowings under the Fifth Amended and Restated Credit Facility bear interest, at DHI’s option, at either the base rate, which is calculated as the higher of Citibank, N.A.’s publicly announced base rate and the federal funds rate in effect from time to time, or the Eurodollar rate (which is based on rates in the London interbank Eurodollar market), in each case plus an applicable margin.

The applicable margin for borrowings under the Fifth Amended and Restated Credit Facility depends on the Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) credit ratings of the Fifth Amended and Restated Credit Facility, with higher credit ratings resulting in a lower rate.  The applicable margin for such borrowings will be either 0.125 percent or 0.50 percent per annum for base rate loans and either 1.125 percent or 1.50 percent per annum for Eurodollar loans, with the lower applicable margin being payable if the ratings for the Fifth Amended and Restated Credit Facility by S&P and Moody’s are BB+ and Ba1 or higher, respectively, and the higher applicable margin being payable if such ratings are less than BB+ and Ba1.

An unused commitment fee of either 0.25 percent or 0.375 percent is payable on the unused portion of the Revolving Facility, with the lower commitment fee being payable if the ratings for the Revolving Facility by S&P and Moody’s are BB+ and Ba1 or higher, respectively, and the higher commitment fee being payable if such ratings are less than BB+ and Ba1.

The Fifth Amended and Restated Credit Facility contains mandatory prepayment provisions associated with specified asset sales and dispositions (including as a result of casualty or condemnation).  The Fifth Amended and Restated Credit Facility also contains customary affirmative and negative non-financial covenants and events of default.  Subject to certain exceptions, DHI and its subsidiaries are subject to restrictions on incurring additional indebtedness, limitations on investments and certain limitations on dividends and other payments in respect of capital stock.

The Fifth Amended and Restated Credit Facility also contains certain financial covenants, including (i) a covenant (measured as of the last day of the relevant fiscal quarter as specified below) that requires DHI and certain of its subsidiaries to maintain a ratio of secured debt to adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) for DHI and its relevant subsidiaries of no greater than 2.75:1 (December 31, 2008 and thereafter through and including March 31, 2009); and 2.5:1 (June 30, 2009 and thereafter); and (ii) a covenant that requires DHI and certain of its subsidiaries to maintain a ratio of adjusted EBITDA to consolidated interest expense for DHI and its relevant subsidiaries as of the last day of the measurement period ending December 31, 2008 of no less than 1.5:1; ending March 31, 2009 and June 30, 2009 of no less than 1.625:1; and ending September 30, 2009 and thereafter of no less than 1.75:1.

On May 24, 2007, we entered into an Amendment No. 1, dated as of May 24, 2007 (the “Amendment No.1”), to the Fifth Amended and Restated Credit Facility, which increased the amount of the existing $850 million Revolving Facility to $1.15 billion and increased the amount of the existing $400 million Term L/C Facility to $850 million; the Amendment No. 1 did not affect the Term Loan B.  The Amendment No. 1 also amended a pro forma leverage ratio requirement in the Fifth Amended and Restated Credit Facility to allow DHI to issue the Notes (as defined and discussed below).

In September 2008, Lehman Brothers Holding Inc. filed for protection from creditors under Chapter 11 bankruptcy law.  Lehman Commercial Paper Inc. (“Lehman CP”), the Lehman entity acting as one of our lenders for the revolving portion of our Credit Agreement, was not initially part of the bankruptcy estate.  However, in early October 2008, Lehman CP also filed for protection from creditors under the bankruptcy law.  Lehman CP’s lending obligations were not assumed by Barclays, which had acquired most of Lehman’s North American banking operations in September 2008.  Lehman CP is now formally a defaulting lender under our Fifth Amended and Restated Credit Facility, is no longer accruing commitment fees and would not be expected to fund any borrowing requests, thereby reducing our effective availability under the Fifth Amended and Restated Credit Facility by $70 million to $1.9 billion.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On September 30, 2008, we entered into Amendment No. 2 (“Amendment No. 2”) to the Fifth Amended and Restated Credit Facility.  Amendment No. 2 serves to amend the definition of “Change of Control” in Section 1.01 of our Fifth Amended and Restated Credit Facility such that the reference to “42%” was replaced with “50%”.

On February 13, 2009, we entered into Amendment No. 3 (“Amendment No. 3”) to the Fifth Amended and Restated Credit Facility.  Amendment No. 3 relates to the modification of certain conditions precedent to refinancing of existing indebtedness, the incurrence of other DHI indebtedness, adding revolver commitments, certain investments, asset sales and certain other events.  Prior to Amendment No. 3, such conditions precedent included satisfaction, on a pro forma basis, of a separate ratio test of total indebtedness divided by EBITDA (both as defined in the Fifth Amended and Restated Credit Facility) of not greater than 5.0:1.  Amendment No. 3 changes the ratio test to not greater than 6.0:1 for 2009.  For years 2010 and thereafter, such ratio test will revert to the 5.0:1 level.

Senior Notes.  On April 12, 2006, DHI issued $750 million aggregate principal amount of our 8.375 percent Senior Unsecured Notes due 2016 (the “New Senior Notes”) in a private offering (the “Senior Notes Offering”).  The New Senior Notes are not redeemable at our option prior to maturity.  The New Senior Notes are our senior unsecured obligations of DHI and rank equal in right of payment to all of DHI’s existing and future senior unsecured indebtedness, and are senior to all of our existing and any of our future subordinated indebtedness.  Dynegy did not guarantee the New Senior Notes, and the assets that Dynegy owns (principally its interest in DLS Power Holdings and DLS Power Development) do not support the New Senior Notes.  The proceeds from the Senior Notes Offering, together with cash on hand, were used to fund the SPN Tender Offer discussed below.  On September 14, 2006, DHI exchanged the New Senior Notes for a new issue of substantially identical notes registered under the Securities Act of 1933.

On May 24, 2007, DHI issued $1.1 billion aggregate principal amount of its 7.75 percent Senior Unsecured Notes due 2019 (the “2019 Notes) and $550 million aggregate principal amount of its 7.50 percent Senior Unsecured Notes due 2015 (the “2015 Notes” and, together with the 2019 Notes, the “Notes”) pursuant to the terms of a purchase agreement, dated as of May 17, 2007, by and among DHI and the several initial purchasers party thereto (the “Purchasers”).  The Notes are senior unsecured obligations and rank equal in right of payment to all of DHI’s existing and future senior unsecured indebtedness, and are senior to all of DHI’s existing, and any of its future, subordinated indebtedness.  DHI’s secured debt and its other secured obligations are effectively senior to the Notes to the extent of the value of the assets securing such debt or other obligations.  None of DHI’s subsidiaries have guaranteed the Notes and, as a result, all of the existing and future liabilities of DHI’s subsidiaries are effectively senior to the Notes.  Dynegy has not guaranteed the Notes, and the assets that Dynegy owns through its subsidiaries, other than DHI, do not support the Notes.  In connection with the Notes, DHI entered into a registration rights agreement with the Purchasers of the Notes pursuant to which DHI agreed to offer to exchange the Notes for a new issue of substantially identical notes registered under the Securities Act of 1933.  On October 15, 2007, pursuant to the registration rights agreement, DHI initiated the exchange offer, which was completed in the fourth quarter 2007.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DHI used the net proceeds from the sale of the Notes to repay a portion of the debt assumed in the Merger.  Long-term debt assumed upon completion of the Merger and repaid from the proceeds of the sale of the Notes consisted of the following as of April 2, 2007:

	Face Value	Premium Discount	Fair Value
	(in millions)
Generation Facilities First Lien Term Loans due 2013	$919	$1	$920
Generation Facilities Second Lien Term Loans due 2014	150	1	151
Kendall First Lien Term Loan due 2013	396	(5)	391
Ontelaunee First Lien Term Loan due 2009	100	(1)	99
Ontelaunee Second Lien Credit Agreement due 2009	50	1	51
Total debt repaid with proceeds from unsecured offering	$1,615	$(3)	$1,612

Outstanding letters of credit under the above mentioned LC facilities were transferred to, and became outstanding letters of credit under, the Fifth Amended and Restated Credit Facility as amended.  Continuing secured obligations of Dynegy Gen Finance Co LLC include financially settled heat rate options and a collateral posting arrangement that are secured by the assets of Dynegy Gen Finance Co LLC.

Second Priority Senior Secured Notes.  On April 12, 2006, we completed a cash tender offer and consent solicitation (the “SPN Tender Offer”), in which we purchased $151 million of our $225 million Second Priority Senior Secured Floating Rate Notes due 2008 (the “2008 Notes”), $614 million of our $625 million 9.875 percent Second Priority Senior Secured Notes due 2010 (the “2010 Notes”) and all $900 million of our 10.125 percent Second Priority Senior Secured Notes due 2013 (the “2013 Notes” and collectively with the “2008 Notes” and the “2010 Notes,” the “Second Priority Notes”).  In connection with the SPN Tender Offer, we amended the indenture under which the Second Priority Notes were issued to eliminate or modify substantially all of the restrictive covenants, certain events of default and related provisions and release certain liens securing the obligations of DHI and the guarantors of the Second Priority Notes.

Total cash paid to repurchase the $1,664 million of Second Priority Notes, including consent fees and accrued interest, was $1,904 million.  We recorded a charge of approximately $228 million in 2006 associated with this transaction, of which $202 million is included in debt conversion costs, and $26 million of acceleration of amortization of financing costs and write-offs of discounts and premiums is included in interest expense on our consolidated statements of operations.

On July 15, 2006, we redeemed the remaining $74 million of our 2008 Notes, at a redemption price of 103 percent of the principal amount, plus accrued and unpaid interest to the redemption date.  The interest rate on the 2008 Notes was based on three-month LIBOR plus 650 basis points.  We recorded a charge of approximately $2 million in 2006 associated with this transaction, which is included in debt conversion costs in our consolidated statements of operations.

On September 7, 2007, we completed the redemption of $11 million of DHI’s remaining outstanding 2010 Notes at a redemption price of 104.938 percent of the principal amount plus accrued and unpaid interest to the date of redemption.

Subordinated Debentures.  In May 1997, NGC Corporation Capital Trust I (“Trust”) issued, in a private transaction, $200 million aggregate liquidation amount of 8.316 percent Subordinated Capital Income Securities (“Trust Securities”) representing preferred undivided beneficial interests in the assets of the Trust.  The Trust invested the proceeds from the issuance of the Trust Securities in an equivalent amount of DHI’s 8.316 percent Subordinated Debentures (“Subordinated Debentures”).  The sole assets of the Trust are the Subordinated Debentures.  The Trust Securities are subject to mandatory redemption in whole, but not in part, on June 1, 2027, upon payment of the Subordinated Debentures at maturity, or in whole, but not in part, at any time, contemporaneously with the optional prepayment of the Subordinated Debentures, as allowed by the associated indenture.  The Subordinated Debentures are redeemable, at DHI’s option, at specified redemption prices.  The Subordinated Debentures represent DHI’s unsecured obligations and rank subordinate and junior in right of payment to all of DHI’s senior indebtedness to the extent and in the manner set forth in the associated indenture.  We have irrevocably and unconditionally guaranteed, on a subordinated basis, payment for the benefit of the holders of the Trust Securities the obligations of the Trust to the extent the Trust has funds legally available for distribution to the holders of the Trust Securities.  Since the Trust is considered a VIE, and the holders of the Trust Securities absorb a majority of the Trust’s expected losses, DHI’s obligation is represented by the Subordinated Debentures payable to the deconsolidated Trust.  We may defer payment of interest on the Subordinated Debentures as described in the indenture, although we have not yet done so and have continued to pay interest as and when due.  As of December 31, 2008 and 2007, the redemption amount associated with these securities totaled $200 million.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Contingent LC Facility.  On June 17, 2008, DHI entered into a Facility and Security Agreement (the “Contingent LC Facility”) with Morgan Stanley Capital Group Inc. (“Morgan Stanley”), as lender, issuing bank, collateral agent and paying agent.

Availability under the Contingent LC Facility is contingent on natural gas prices rising above $13/MMBtu during 2009.  For every dollar increase above $13/MMBtu in 2009 forward natural gas prices, $40 million in capacity will initially be available, up to a total of $300 million.  In the event that the Contingent LC Facility is utilized, it will complement existing liquidity instruments as a source of additional letters of credit to meet our collateral requirements.  Letter of credit availability will accrue ongoing fees at an annual rate of 3.2 percent.  Over the course of 2009, the ratio of availability per dollar increase in natural gas prices will be reduced, on a pro rata monthly basis, to zero by year-end.

Such letters of credit will be available for the purpose of supporting certain commercial and trading contracts and related netting agreements described in the Credit Agreement.  As of December 31, 2008, no amounts were available under the Contingent LC Facility.

Sithe Senior Notes.  On January 31, 2005, we completed the acquisition of ExRes, the parent company of Sithe Energies and Independence.  Upon the closing, we consolidated $919 million in face value project debt, which was recorded at its fair value of $797 million as of January 31, 2005, for which certain of the entities acquired are obligated.  Please read Note 3—Business Combinations and Acquisitions—Sithe Energies Business Combination for further discussion of this transaction.

Long-term debt consolidated upon completion of the Sithe Energies acquisition consisted of the following as of January 31, 2005:

	Face Value	Premium (Discount)	Fair Value
	(in millions)
Subordinated Debt, 7.0 percent due 2034	$419	$(167)	$252
Senior Notes, 8.5 percent due 2007	91	3	94
Senior Notes, 9.0 percent due 2013	409	42	451
Total Independence Debt	$919	$(122)	$797

The senior debt and subordinated debt are secured by substantially all of the assets of Independence, but are not guaranteed by us.  The difference of $122 million between the face value and the fair value of the Independence Debt that was recognized upon the acquisition of ExRes will be accreted into interest expense over the life of the debt.

The terms of the indenture governing the senior debt, among other things, prohibit cash distributions by Independence to its affiliates, including Dynegy, unless certain project reserve accounts are funded to specified levels and the required debt service coverage ratio is met.  The indenture also includes other covenants and restrictions, relating to, among other things, prohibitions on asset dispositions and fundamental changes, reporting requirements and maintenance of insurance.

On July 21, 2006, DHI executed and consummated an exchange agreement (the “Exchange Agreement”), by and among DHI and RCP Debt, LLC and RCMF Debt, LLC (together, the “Reservoir Entities”).  Pursuant to the Exchange Agreement, the Reservoir Entities exchanged approximately $419 million principal amount of the subordinated debt of Independence, together with all claims for accrued and unpaid interest thereon and all other rights and all obligations of the Reservoir Entities under the agreement pursuant to which the subordinated debt was issued (together, the “Sithe Debt”), for approximately $297 million principal amount of DHI’s 8.375 percent Senior Unsecured Notes due 2016 (the “Additional Notes”).  The Additional Notes have terms and conditions identical to, and are fungible for trading and other purposes with, the $750 million aggregate principal amount of the New Senior Notes issued on April 12, 2006.  On September 14, 2006, DHI exchanged the Additional Notes for a new issue of substantially identical notes registered under the Securities Act of 1933.  We recorded a charge of approximately $36 million in 2006 associated with this transaction, which is included in interest expense in our consolidated statements of operations.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Plum Point Credit Agreement Facility.  The Plum Point Credit Agreement Facility (“Credit Agreement Facility”) consists of a $700 million construction loan (the “Construction Loan”), a $700 million term loan commitment (the “Bank Loan”), a $17 million revolving credit facility (the “Revolver”) and a $102 million backstop letter of credit facility (the “LC Facility”).  The LC Facility was initially utilized to back-up the $101 million letter of credit issued under the then-existing LC Facility (the “Original LC”) for the benefit of the owners of the Tax Exempt Bonds described below.  During the second quarter 2007, the Tax Exempt Bonds were repaid and reoffered and a new letter of credit in the amount of approximately $101 million was issued under the LC Facility in substitution for the Original LC.  Borrowings under the Credit Agreement Facility bear interest, at Plum Point’s option, at either the base rate, which is determined as the greater of the Prime Rate or the Federal Funds Rate in effect from time to time plus ½ of 1 percent, or Adjusted LIBOR, which is equal to the product of the applicable LIBOR and any Statutory Reserves plus an applicable margin equal to 0.35 percent.  In addition, Plum Point pays commitment fees equal to 0.125 percent per annum on the undrawn Bank Loan, Revolver and LC Facility commitments.  Upon completion of the construction of the Plum Point Project, the Construction Loan will terminate and the debt thereunder will be replaced by the Bank Loan.  The Bank Loan matures on the thirtieth anniversary of the later of the date on which substantial completion of the facility has occurred or the first date of commercial operation under any of the power purchase agreements then in effect.  The expected commercial operations date is August 2010.

The payment obligations of Plum Point in respect of the Bank Loan, the Revolver, the LC Facility, and associated interest rate hedging agreements (discussed below) are unconditionally and irrevocably guaranteed by Ambac Assurance Corporation.  Ambac Assurance Corporation also provided an unconditional commitment to issue, upon the closing of any refinancing of the Tax Exempt Bonds, a bond insurance policy insuring the Tax Exempt Bonds and a debt service reserve surety in an amount equal to the debt service reserve requirement with respect to such bonds.  The credit facilities and insurance policy are secured by a mortgage and security interest (subject to permitted liens) in all of Plum Point’s assets and contract rights and Plum Point’s undivided tenancy in common interest in the Plum Point Project and PPEA’s interest in Plum Point.  Plum Point pays an additional 0.38percent spread for the AMBAC insurance coverage, which is deemed a cost of financing and included in interest expense.

In the second quarter 2007, Plum Point entered into three interest rate swap agreements with an initial aggregate notional amount of approximately $183 million and fixed interest rates of approximately 5.3 percent. These interest rate swap agreements convert Plum Point’s floating rate debt exposure (exclusive of that on the Tax Exempt Bonds) to a fixed interest rate. The interest rate swap agreements expire in June 2040.  During 2007, we recorded $27 million of mark-to-market income related to these interest rate swap agreements as an offset to our consolidated interest expense.  Effective July 1, 2007, we designated these agreements as cash flow hedges.  Therefore, changes in value after that date are reflected in Other Comprehensive Income (Loss), and subsequently reclassified to interest expense contemporaneously with the related interest expense, or depreciation expense in the event the interest was capitalized, in either case to the extent of hedge effectiveness.

Plum Point Tax Exempt Bonds.  On April 1, 2006, the City of Osceola (the “City”) loaned the $100 million in proceeds of a tax exempt bond issuance (the “Tax Exempt Bonds”) to Plum Point.  The Tax Exempt Bonds were issued pursuant to and secured by a Trust Indenture dated April 1, 2006 between the City and Regions Bank as Trustee.  The purpose of the Tax Exempt Bonds is to finance certain of Plum Point’s undivided interests in various sewage and solid waste collection and disposal facilities in the Plum Point facility.  Interest expense on the Tax Exempt Bonds is based on a weekly variable rate and is payable monthly.  The interest rate in effect at December 31, 2008 was 3.50 percent.  The Tax Exempt Bonds mature on April 1, 2036.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Convertible Subordinated Debentures due 2023.  On May 15, 2006, we converted all $225 million of our outstanding 4.75 percent Convertible Subordinated Debentures due 2023 into shares of our Class A common stock (the “Convertible Debenture Exchange”).  In this transaction, we issued an aggregate of 54,598,369 shares of our Class A common stock and paid the debenture holders an aggregate of approximately $47 million in premiums and accrued and unpaid interest using cash on hand.  We recorded a charge of approximately $44 million in 2006 associated with this transaction, which is included in debt conversion costs in our consolidated statements of operations.

Restricted Cash and Investments.  The following table depicts our restricted cash and investments as of December 31, 2008 and 2007:

	December 31, 2008	December 31, 2007
	(in millions)
Credit facility (1)	$850	$850
Sithe Energy (2)	41	41
Plum Point (3)	29	54
GEN Finance (4)	50	57
Sandy Creek (5)	275	323
Total restricted cash and investments	$1,245	$1,325
___________________
(1)	Includes cash posted to support the letter of credit component of our credit facility. We are required to post cash collateral in an amount equal to 103 percent of outstanding letters of credit.
(2)
Includes amounts related to the terms of the indenture governing the Sithe Senior Debt, which among other things, prohibit cash distributions by Independence to its affiliates, including us, unless certain project reserve accounts are funded to specified levels and the required debt service coverage ratio is met.

(3)
Includes proceeds from the Tax Exempt Bonds.  These funds are used to finance PPEA's undivided interest in various sewage and solid waste collection and disposal facilities which are under construction.  Funds will be drawn from the restricted accounts as necessary for the construction of these facilities.

(4)	Includes amounts restricted under the terms of a security and deposit agreement associated with a collateral agreement and commodity hedges entered into by GEN Finance.
(5)	Includes amounts related to our funding commitment related to the Sandy Creek Project. Please read Note 13—Variable Interest Entities—Sandy Creek.

Note 17—Related Party Transactions

Transactions with Chevron

On April 2, 2007, in connection with the Merger, the ownership interest of Chevron U.S.A. Inc. (“CUSA”) was reduced from approximately 20 percent to approximately 12 percent and CUSA’s shares automatically converted into Class A shares.  On May 24, 2007, CUSA completed the sale of its 96,891,014 shares of Dynegy's Class A common stock in an underwritten public offering.

Transactions with CUSA consisted of purchases and sales of natural gas and natural gas liquids between our affiliates and CUSA.  We believe that these transactions were executed on terms that were fair and reasonable.  During the years ended December 31, 2007 and 2006, we recognized net purchases from CUSA of $22 million and $52 million, respectively.  In accordance with the net presentation provisions of EITF Issue 02-3, all of these transactions, whether physically or financially settled, have been presented net on the consolidated statements of operations.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Series C Convertible Preferred Stock.  In August 2003, Dynegy issued to CUSA 8 million shares of its Series C Convertible Preferred Stock due 2033 (“Series C Preferred”).  Dynegy accrued dividends on the Series C Preferred at a rate of 5.5 percent of the liquidation value per annum.  In May 2006, Dynegy redeemed all of the outstanding shares of its Series C Preferred, which were held by CUSA.  In order to redeem the Series C Preferred, Dynegy paid CUSA $400 million in cash, plus accrued and unpaid dividends totaling approximately $6.3 million.  Dynegy used approximately $178 million in net proceeds from an equity offering of 40.25 million shares of its Class A common stock that closed on the same day (including net proceeds of $23 million from the underwriters' exercise of their option to purchase an additional 5.25 million shares), with the balance funded from cash on hand and a cash dividend of $50 million from DHI.  The redemption of the Series C Preferred eliminated the associated $22 million annual preferred dividend and reduced the number of diluted shares of Dynegy’s common stock outstanding.

Equity Investments.  We hold an investment in a joint venture in which CUSA or its affiliates are also investors.  The investment is a 50 percent ownership interest in Black Mountain, which owns the Black Mountain power generation facility.  During the years ended December 31, 2008, 2007 and 2006, our portion of the net income from joint ventures with CUSA was approximately $1 million, $7 million and $8 million, respectively.

Other

Equity Investments.  We also hold three investments in joint ventures in which LS Power or its affiliates are also investors.  Dynegy has a 50 percent ownership interest in DLS Power Holdings and DLS Power Development.  DHI has a 50 percent ownership interest in SCEA, which was contributed to it by Dynegy in August 2007.  Effective January 1, 2009, Dynegy and LS Power Associates, L.P. agreed to dissolve the two companies' development joint venture.  Please read Note 13—Variable Interest Entities for further discussion.

December 2001 Equity Purchases.  In December 2001, ten former members of our senior management purchased Class A common stock from Dynegy in a private placement pursuant to Section 4(2) of the Securities Act of 1933.  These former officers received loans from Dynegy totaling approximately $25 million to purchase Dynegy’s common stock at a price of $19.75 per share, the same price as the net proceeds per share received by Dynegy from a concurrent public offering.  The loans bear interest at 3.25 percent per annum and are full recourse to the borrowers.  Such loans are accounted for as subscriptions receivable within Dynegy’s stockholders’ equity on the consolidated balance sheets.

Other.  DHI paid dividends of $342 million to Dynegy for the year ended December 31, 2007. Additionally, DHI paid a dividend of $175 million to Dynegy in January 2009.

On April 2, 2007, Dynegy contributed to Dynegy Illinois its interest in the Contributed Entities.  Also in April 2007, Dynegy Illinois contributed to DHI all of its interest in New York Holdings, together with its indirect interest in the subsidiaries of New York Holdings.  Please read Note 3—Business Combinations and Acquisitions—LS Power Business Combination for further discussion.  In August 2007, Dynegy contributed to DHI its 50 percent interest in SCH.  Please read Note 13—Variable Interest Entities—Sandy Creek for further information.

During 2006, DHI repaid a $120 million borrowing from Dynegy.  Also during 2006, DHI made a one-time dividend payment of $50 million to Dynegy from the proceeds of the Term Loan.  Please read Note 16—Debt for further discussion.

In the normal course of business, payments are made or cash is received by DHI on behalf of Dynegy, or by Dynegy on behalf of DHI.  As a result of such transactions, DHI has recorded over time a receivable from Dynegy in the aggregate amount of $827 million and $825 million at December 31, 2008 and 2007, respectively.  DHI resolved, effective December 31, 2007, to memorialize and distribute this receivable balance to Dynegy, once all required third-party approvals have been obtained.  As such, this receivable is classified as equity on DHI’s consolidated balance sheet as of December 31, 2008 and 2007.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 18—Income Taxes

Income Tax (Expense) Benefit-Dynegy.  We are subject to U.S. federal, foreign and state income taxes on our operations.

Dynegy’s components of income (loss) from continuing operations before income taxes were as follows:

	Year Ended December 31,
	2008	2007	2006
	(in millions)
Income (loss) from continuing operations before income taxes:
Domestic	$250	$251	$(363)
Foreign	28	(6)	5
	$278	$245	$(358)

Dynegy’s components of income tax (expense) benefit related to income (loss) from continuing operations were as follows:

	Year Ended December 31,
	2008	2007	2006
	(in millions)
Current tax expense:
Domestic	$(5)	$(22)	$(3)
Foreign	—	—	(2)
Deferred tax benefit (expense):
Domestic	(81)	(121)	112
Foreign	(4)	3	9
Income tax (expense) benefit	$(90)	$(140)	$116

Dynegy’s income tax (expense) benefit related to income (loss) from continuing operations for the years ended December 31, 2008, 2007 and 2006, was equivalent to effective rates of 32 percent, 57 percent and 32 percent, respectively.  Differences between taxes computed at the U.S. federal statutory rate and Dynegy’s reported income tax benefit were as follows:

	Year Ended December 31,
	2008	2007	2006
	(in millions)
Expected tax (expense) benefit at U.S. statutory rate (35%)	$(97)	$(86)	$126
State taxes (1)	(2)	(54)	36
Foreign taxes	—	5	(12)
Permanent differences	7	(2)	3
Valuation allowance	(6)	—	(4)
IRS and state audits and settlements	—	(3)	(38)
Other (2)	8	—	5
Income tax (expense) benefit	$(90)	$(140)	$116
___________________
(1)	Includes a benefit of $18 million and expense of $21 million for the years ended December 31, 2008 and 2007, respectively, related to adjustments arising from measurement of temporary differences.
(2)	Includes a benefit of $8 million for the year ended December 31, 2008 arising from the conversion of a foreign tax credit to a deduction.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income Tax (Expense) Benefit-DHI.  DHI’s components of income (loss) from continuing operations before income taxes were as follows:

	Year Ended December 31,
	2008	2007	2006
	(in millions)
Income (loss) from continuing operations before income taxes:
Domestic	$332	$276	$(311)
Foreign	28	(6)	5
	$360	$270	$(306)

DHI’s components of income tax benefit related to loss from continuing operations were as follows:

	Year Ended December 31,
	2008	2007	2006
	(in millions)
Current tax benefit (expense):
Domestic	$(3)	$(11)	$(1)
Foreign	—	—	(2)
Deferred tax benefit (expense):
Domestic	(131)	(97)	83
Foreign	(4)	3	9
Income tax (expense) benefit	$(138)	$(105)	$89

DHI’s income tax (expense) benefit related to income (loss) from continuing operations for the years ended December 31, 2008, 2007 and 2006, was equivalent to effective rates of 38 percent, 39 percent and 29 percent, respectively.  Differences between taxes computed at the U.S. federal statutory rate and DHI’s reported income tax benefit were as follows:

	Year Ended December 31,
	2008	2007	2006
	(in millions)
Expected tax benefit at U.S. statutory rate (35%)	$(126)	$(94)	$107
State taxes (1)	(16)	(20)	21
Foreign taxes	—	5	(12)
Permanent Differences	7	(2)	5
Valuation allowance	(6)	—	(4)
IRS and state audits and settlements	—	8	(38)
Other (2)	3	(2)	10
Income tax (expense) benefit	$(138)	$(105)	$89
___________________
(1)	Includes a benefit of $12 million and expense of $19 million for the years ended December 31, 2008 and 2007, respectively, related to adjustments arising from measurement of temporary differences.
(2)	Includes a benefit of $8 million for the year ended December 31, 2008 arising from the conversion of a foreign tax credit to a deduction.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred Tax Liabilities and Assets.  Our significant components of deferred tax assets and liabilities were as follows:

	Dynegy		DHI
	Year ended December 31,		Year ended December 31,
	2008	2007	2008	2007
	(in millions)
Deferred tax assets:
Current:
Reserves (legal, environmental and other)	$—	$28	$—	$28
NOL carryforwards	13	58	12	48
Miscellaneous book/tax recognition differences	4	—	4	—
Subtotal	17	86	16	76
Less: valuation allowance	(5)	(18)	(5)	(16)
Total current deferred tax assets	12	68	11	60

Non-current:
NOL carryforwards	35	97	35	86
AMT credit carryforwards	271	262	—	—
Capital loss carryforward	10	17	10	17
Foreign tax credits	—	24	—	21
Reserves (legal, environmental and other)	42	53	42	53
Other comprehensive income	146	30	146	30
Miscellaneous book/tax recognition differences	71	30	47	26
Subtotal	575	513	280	233
Less: valuation allowance	(32)	(44)	(32)	(43)
Total non-current deferred tax assets	543	469	248	190

Deferred tax liabilities:
Current:
Reserves (legal, environmental and other)	6	—	8	—
Miscellaneous book/tax recognition differences	—	23	—	30
Total current deferred tax liabilities	6	23	8	30

Non-current:
Depreciation and other property differences	1,620	1,640	1,207	1,184
Power contract	89	75	93	54
Total non-current deferred tax liabilities	1,709	1,715	1,300	1,238
Net deferred tax liability	$1,160	$1,201	$1,049	$1,018

NOL Carryforwards-Dynegy.  At December 31, 2008, Dynegy had approximately $32 million of regular federal tax NOL carryforwards and $1 billion of AMT NOL carryforwards.  The federal and AMT NOL carryforwards will expire beginning in 2027 and 2024, respectively.  As a result of the application of certain provisions of the Internal Revenue Code, Dynegy incurred an ownership change in May 2007 that placed an annual limitation on its ability to utilize certain tax carryforwards, including its NOL carryforwards.  We do not expect that the ownership change will have a material impact on Dynegy’s tax liability.  There was no valuation allowance established at December 31, 2008 for Dynegy’s federal NOL carryforwards, as management believes Dynegy’s NOL carryforward is more likely than not to be fully realized in the future based, among other things, on management’s estimates of future taxable net income, future reversals of existing taxable temporary differences and tax planning.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2008 and 2007, state NOL carryforwards totaled $815 million and $1.3 billion, respectively.  At December 31, 2008 and 2007, foreign NOL carryforwards totaled $4 million and $1 million, respectively.

NOL Carryforwards-DHI.  At December 31, 2008, DHI had approximately $28 million of regular federal tax NOL carryforwards.  The federal NOL carryforwards will expire beginning in 2027.  As a result of the application of certain provisions of the Internal Revenue Code, Dynegy incurred an ownership change in May 2007 that placed an annual limitation on its ability to utilize certain tax carryforwards, including its NOL carryforwards.  We do not expect that the ownership change will have a material impact on DHI’s tax liability.  There was no valuation allowance established at December 31, 2008 for DHI’s federal NOL carryforwards, as management believes DHI’s NOL carryforward is more likely than not to be fully realized in the future based, among other things, on management’s estimates of future taxable net income, future reversals of existing taxable temporary differences and tax planning.

At December 31, 2008 and 2007, state NOL carryforwards totaled $815 million and $1.3 billion, respectively.  At December 31, 2008 and 2007, foreign NOL carryforwards totaled $4 million and $1 million, respectively.

AMT Credit Carryforwards.  At December 31, 2008, Dynegy had approximately $271 million of AMT credit carryforwards.  The AMT credit carryforwards do not expire.  As a result of the application of certain provisions of the internal revenue code, Dynegy incurred an ownership change on May 2007 that placed an annual limitation on its liability to utilize certain tax carryforwards, including its AMT credits.  We do not expect that the ownership change will have a material impact on Dynegy’s tax liability.  There was no valuation allowance established at December 31, 2008 for Dynegy’s AMT credit carryforwards, as management believes the AMT credit carryforward is more likely than not to be fully realized in the future based, among other things, on management’s estimates of future taxable net income and future reversals of existing taxable temporary differences.

Capital Loss Carryforwards.  At December 31, 2008, we had approximately $10 million of federal capital loss carryforwards.  The capital loss carryforwards expire in 2009.  At December 31, 2008, we had a full valuation allowance against our capital loss carryforwards, which management believes are not likely to be fully realized in the future based on our ability to generate capital gains.

Foreign Tax Credits.  At December 31, 2008 and 2007, Dynegy had approximately zero and $24 million of foreign tax credits.  The foreign tax credits, which had expiration dates between 2010 and 2016 were converted to a foreign tax deduction in 2008.  In conjunction with the conversion, the associated $24 million valuation allowance was released and a tax benefit of $8 million was recognized.

At December 31, 2008 and 2007, DHI had approximately zero and $21 million of foreign tax credits.  The foreign tax credits, which had expiration dates between  2010 and 2016, were converted to a foreign tax deduction in 2008.  In conjunction with the conversion, the associated $21 million valuation allowance was released and a tax benefit of $8 million was recognized.

Residual U.S. Income Tax on Foreign Earnings.  We do not have material undistributed non-previously taxed earnings from our foreign operations, and therefore, we have not provided any U.S. deferred taxes or foreign withholding taxes on the actual or deemed remittance of any such earnings.

Change in Valuation Allowance.  Realization of our deferred tax assets is dependent upon, among other things, our ability to generate taxable income of the appropriate character in the future.  At December 31, 2008, valuation allowances related to capital loss carryforwards, foreign NOL carryforwards, other foreign book-tax differences and state NOL carryforwards have been established.  During 2008, we decreased our valuation allowance associated with capital loss carryforwards and foreign tax credits, and increased our valuation allowance on state NOL carryforwards, foreign NOL carryforwards, and foreign book-tax differences.  During 2007, we decreased our valuation allowance associated with various state NOL carryforwards, and increased our valuation allowance on foreign tax credit carryforwards.  During 2006, we increased our valuation allowance associated with various state NOL carryforwards and released a valuation allowance on foreign NOL carryforwards.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The changes in the valuation allowance by attribute for Dynegy were as follows:

	Capital Loss Carryforwards	Foreign Tax Credits	State NOL Carryforwards	Foreign NOL Carryforwards and Deferred Tax Assets	Total
	(in millions)
Balance as of December 31, 2005	$(17)	$(23)	$(17)	$(13)	$(70)
Changes in valuation allowance—Sithe subordinated debt exchange	—	—	5	—	5
Changes in valuation allowance—continuing operations	—	—	(10)	13	3
Changes in valuation allowance—discontinued operations	—	—	(7)	—	(7)
Balance as of December 31, 2006	(17)	(23)	(29)	—	(69)
Changes in valuation allowance—continuing operations	—	—	6	—	6
Changes in valuation allowance—discontinued operations	—	(1)	2	—	1
Balance as of December 31, 2007	(17)	(24)	(21)	—	(62)
Changes in valuation allowance—continuing operations	—	8	(2)	(4)	2
Other release	7	16	—	—	23

Balance as of December 31, 2008	$(10)	$—	$(23)	$(4)	$(37)

The changes in the valuation allowance by attribute for DHI were as follows:

	Capital Loss Carryforwards	Foreign Tax Credits	State NOL Carryforwards	Foreign NOL Carryforwards and Deferred Tax Assets	Total
	(in millions)
Balance as of December 31, 2005	$(17)	$(5)	$(17)	$(13)	$(52)
Changes in valuation allowance—Sithe subordinated debt exchange	—	—	5	—	5
Changes in valuation allowance—continuing operations	—	(15)	(10)	13	(12)
Changes in valuation allowance—discontinued operations	—	—	(7)	—	(7)
Balance as of December 31, 2006	(17)	(20)	(29)	—	(66)
Changes in valuation allowance—continuing operations	—	—	6	—	6
Changes in valuation allowance—discontinued operations	—	(1)	2	—	1
Balance as of December 31, 2007	(17)	(21)	(21)	—	(59)
Changes in valuation allowance—continuing operations	—	8	(2)	(4)	2
Other release	7	13	—	—	20

Balance as of December 31, 2008	$(10)	$—	$(23)	$(4)	$(37)

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Acquisition of LS Power.  On April 2, 2007, Dynegy acquired the Contributed Entities.  Please read Note 3—Business Combinations and Acquisitions—LS Power for further discussion.  As a part of this transaction, Dynegy recorded a net deferred tax liability of $627 million.

Unrecognized Tax Benefits.  Dynegy files a consolidated income tax return in the U.S. federal jurisdiction, and we file other income tax returns in various states and foreign jurisdictions.  DHI is included in Dynegy’s consolidated federal tax returns.  With few exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2004.  Our federal income tax returns are routinely audited by the IRS, and provisions are routinely made in the financial statements in anticipation of the results of these audits.  We have begun the IRS audit of our 2006-2007 tax years and expect to finalize our 2004-2005 audit in the first quarter 2009.  As a result of the IRS Revenue Agent’s Report for our 2004-2005 audit, a 2007 settlement of a Canadian audit, and various state settlements, we recorded, and included in our income tax expense, a benefit of $1 million and an expense of $8 million for the years ended December 31, 2008 and 2007, respectively.

Dynegy adopted the provisions of FIN No. 48 on January 1, 2007 and recorded a decrease of $7 million to its accumulated deficit as of January 1, 2007 to reflect the cumulative effect of adopting FIN No. 48.  DHI adopted the provisions of FIN No. 48 on January 1, 2007 and recorded a decrease of $13 million to its accumulated deficit as of January 1, 2007 to reflect the cumulative effect of adopting FIN No. 48.  Additionally, in conjunction with the adoption of FIN No. 48, as of January 1, 2007, Dynegy reduced its regular federal tax NOL carryforwards by $253 million, from $948 million to $695 million.  The reduction was offset by corresponding changes to its net deferred tax liability and reserve for uncertain tax positions.  DHI reduced its regular federal tax NOL carryforwards by $153 million, from $597 million to $444 million.  The reduction was offset by corresponding changes to its net deferred tax liability and reserve for uncertain tax positions.

A reconciliation of Dynegy’s and DHI’s beginning and ending amounts of unrecognized tax benefits follows:

	Dynegy	DHI
	(in millions)

Balance at January 1, 2007	$111	$77
Additions based on tax positions related to the current year	1	1
Additions based on tax positions related to the prior year	11	1
Reductions based on tax positions related to the prior year	(47)	(46)
Settlements	(43)	(25)

Balance at December 31, 2007	$33	$8
Additions based on tax positions related to the prior year	2	2
Reductions based on tax positions related to the prior year	(3)	(3)
Balance at December 31, 2008	$32	$7

As of December 31, 2008 and December 31, 2007, approximately $30 million and $31 million of unrecognized tax benefits would impact Dynegy’s effective tax rate if recognized.  As of December 31, 2008 and December 31, 2007, approximately $6 million and $6 million of unrecognized tax benefits would impact DHI’s effective tax rate if recognized.

The changes to our unrecognized tax benefits during the twelve months ended December 31, 2008 primarily resulted from changes in various state audits and positions.  The adjustments to our reserves for uncertain tax positions as a result of these changes had an insignificant impact on our net income.

Included in our balance of unrecognized tax benefits at December 31, 2008 is $2 million of tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.  Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authorities to an earlier period.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During both the years ended December 31, 2008 and 2007, we recognized less than $1 million in interest and penalties.  Dynegy and DHI had approximately $2 million and $(1) million accrued for the payment of interest and penalties at December 31, 2008 and December 31, 2007, respectively.

We expect that our unrecognized tax benefits could continue to change due to the settlement of audits and the expiration of statutes of limitation in the next twelve months; however, we do not anticipate any such change to have a significant impact on our results of operations, financial position or cash flows in the next twelve months.

Note 19—Dynegy’s Earnings (Loss) Per Share

The reconciliation of basic earnings (loss) per share from continuing operations to diluted earnings (loss) per share from continuing operations of Dynegy common stock outstanding during the period is shown in the following table.  Diluted earnings (loss) per share represents the amount of earnings (losses) for the period available to each share of Dynegy common stock outstanding during the period plus each share that would have been outstanding assuming the issuance of common shares for all dilutive potential common shares outstanding during the period.

	Year Ended December 31,
	2008	2007	2006
	(in millions, except per share amounts)
Income (loss) from continuing operations	$188	$105	$(242)
Less: Net income (loss) attributable to the noncontrolling interests	(3)	7	—
Convertible preferred stock dividends	—	—	(9)
Income (loss) from continuing operations attributable to Dynegy Inc. common stockholders for basic earnings (loss) per share	$191	$98	$(251)
Effect of dilutive securities:
Interest on convertible subordinated debentures	—	—	3
Dividends on Series C convertible preferred stock	—	—	9
Income (loss) from continuing operations attributable to Dynegy Inc. common stockholders for diluted earnings (loss) per share	$191	$98	$(239)
Basic weighted-average shares	840	752	459
Effect of dilutive securities:
Stock options	2	2	2
Convertible subordinated debentures	—	—	20
Series C convertible preferred stock	—	—	28
Diluted weighted-average shares	842	754	509
Earnings (loss) per share from continuing operations attributable to Dynegy Inc. common stockholders:
Basic	$0.23	$0.13	$(0.55)
Diluted (1)	$0.23	$0.13	$(0.55)
___________________
(1)
When an entity has a net loss from continuing operations adjusted for preferred dividends, SFAS No. 128, “Earnings per Share”, prohibits the inclusion of potential common shares in the computation of diluted per-share amounts.  Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for the year ended December 31, 2006.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 20—Commitments and Contingencies

Legal Proceedings

Set forth below is a summary of our material ongoing legal proceedings.  In accordance with SFAS No. 5, we record reserves for contingencies when information available indicates that a loss is probable and the amount of the loss is reasonably estimable.  In addition, we disclose matters for which management believes a material loss is at least reasonably possible.  In all instances, management has assessed the matters below based on current information and made a judgment concerning their potential outcome, giving due consideration to the nature of the claim, the amount and nature of damages sought and the probability of success.  Management’s judgment may prove materially inaccurate and such judgment is made subject to the known uncertainty of litigation.

Gas Index Pricing Litigation.  We, several of our affiliates, our former joint venture affiliate WCP (Generation) Holdings LLC (“West Coast Power”) and other energy companies were named as defendants in numerous lawsuits in state and federal court claiming damages resulting from alleged price manipulation and false reporting of natural gas prices to various index publications in the 2000-2002 timeframe.  Many of the cases have been resolved and those which remain are pending in Nevada federal district court and Tennessee state appellate court.  Recent developments include:

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In February 2007, the Tennessee state court dismissed a class action on defendants’ motion. Plaintiffs appealed and in November 2007, the case was argued to the appellate court.  In October 2008, the appellate court reversed the dismissal and remanded the case for further proceedings.  In December 2008, the defendants applied for leave to appeal the appellate court decision to the Tennessee Supreme Court.

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In February 2008, the United States District Court in Las Vegas, Nevada granted defendants’ motion for summary judgment in a Colorado class action, which had been transferred to Nevada through the multi-district litigation management process, thereby dismissing the case and all of plaintiffs’ claims.  Plaintiffs moved for reconsideration and the court ordered additional briefing on plaintiffs’ declaratory judgment claims.  In January 2009, the court dismissed plaintiffs’ remaining declaratory judgment claims.  The decision is subject to appeal.

•
The remaining six cases, three of which seek class certification, are also pending in Nevada federal court.  Five of the cases were transferred through the multi-district litigation management process from other states, including Kansas, Wisconsin, Missouri and Illinois.  All of the cases contain similar claims that individually and in conjunction with other energy companies, we engaged in an illegal scheme to inflate natural gas prices by providing false information to natural gas index publications.  The complaints rely heavily on prior FERC and CFTC investigations into and reports concerning index manipulation in the energy industry.  The lawsuits seek actual and punitive damages, restitution and/or expenses, and are currently in the discovery phase.

We continue to analyze the Gas Index Pricing Litigation and are vigorously defending the remaining individual matters.  Due to the uncertainty of litigation, we cannot predict whether we will incur any liability in connection with these lawsuits.  However, given the nature of the claims, an adverse result in these proceedings could have a material effect on our financial condition, results of operations and cash flows.

Nevada Power Arbitration.  Through indirect subsidiaries, Chevron USA and we are equal stakeholders in Nevada Cogeneration Associates #2 (“Black Mountain”), a power generation facility located in Clark County, Nevada.  Black Mountain operates under a long-term power sale agreement (“PSA”) with NV Energy Inc (formerly known as Nevada Power Company) through April 2023.  In October 2007, NV Energy Inc. (“NV Energy”) initiated an arbitration against the joint venture seeking declaratory relief that (i) NV Energy’s methodology for calculating a cumulative excess payment in the event of default or early termination is correct and (ii) the joint venture is obligated to repay to NV Energy the full amount of any outstanding excess payment in the event of a default or early termination or upon the expiration of the PSA in 2023.  NV Energy alleged that as of December 31, 2007, the balance of the cumulative excess payment was approximately $136 million.  NV Energy further alleged that the cumulative excess payment balance was projected to be approximately $365 million in 2023, which amount would be payable upon the scheduled termination of the PSA.  We did not believe that any amount would be owed to NV Energy upon the scheduled termination of the PSA.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In July 2008, the parties presented evidence and arguments during an arbitration proceeding.  In October 2008, following post hearing briefing and closing arguments, the case was submitted to the arbitrator for decision. In January 2009, the arbitrator issued an interim opinion, holding that under the PSA: (i) the cumulative excess payment was intended solely as a remedy in the event of a material breach of the PSA by Black Mountain, and that the cumulative excess payment amount, if one then exists, is not owed at the end of the contract term; and (ii) the cumulative excess payment must be calculated using simple interest, not compound interest.  The arbitrator requested further briefing on reapportionment of costs associated with the arbitration.  Once the arbitrator addresses the apportionment of costs, the interim order will become final.

New York Attorney General Subpoena.  On September 17, 2007, Dynegy and four other companies received a subpoena from the Office of the New York Attorney General.  The subpoena sought information and documents related to Dynegy’s public disclosures concerning the expected impact of climate change and the regulation of greenhouse gas emissions.  In October 2008, the Attorney General closed its inquiry and did not find any weakness or impropriety in Dynegy’s past disclosures.  Under an agreement reached with the Attorney General’s Office, Dynegy acknowledged that it will continue to provide timely and relevant information to investors about climate change risk in accordance with applicable SEC disclosure requirements.

Cooling Water Intake Permits.  The cooling water intake structures at several of our facilities are regulated under section 316(b) of the Clean Water Act.  This provision generally requires that standards set for facilities require that the location, design, construction, and capacity of cooling water intake structures reflect the best technology available (“BTA”) for minimizing adverse environmental impact.  These standards are developed and implemented for power generating facilities through the National Pollutant Discharge Elimination System (“NPDES”) permits or individual State Pollutant Discharge Elimination System (“SPDES”) permits.  Historically, standards for minimizing adverse environmental impacts of cooling water intakes have been made by permitting agencies on a case-by-case basis considering the best professional judgment of the permitting agency.

In 2004, the U.S. EPA issued Cooling Water Intake Structures Phase II regulations setting forth standards to implement the BTA requirements for cooling water intakes at existing facilities.  The rule was challenged by several environmental groups and in 2007 was struck down by the U.S. Court of Appeals for the Second Circuit in Riverkeeper, Inc. v. EPA.  The Court’s decision remanded several provisions of the rule to the U.S. EPA for further rulemaking.  Several parties sought review of the decision before the U.S. Supreme Court and in April 2008 that court granted review concerning whether the cost and benefit of controls could be considered by the agency in determining BTA.  A decision by the U.S. Supreme Court is expected in early 2009.

The environmental groups that participate in NPDES and SPDES permit proceedings generally argue that only closed cycle cooling meets the BTA requirement.  The issuance and renewal of NPDES or SPDES permits for three of our facilities have been challenged on this basis.

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Danskammer SPDES Permit — In January 2005, the New York State Department of Environmental Conservation (“NYSDEC”) issued a Draft SPDES Permit renewal for the Danskammer plant.  Three environmental groups sought to impose a permit requirement that the Danskammer plant install a closed cycle cooling system.  A formal evidentiary hearing was held and the revised Danskammer SPDES Permit was issued on June 1, 2006 with conditions generally favorable to us.  While the revised Danskammer SPDES Permit does not require installation of a closed cycle cooling system, it does require aquatic organism mortality reductions resulting from NYSDEC’s determination of BTA requirements under its regulations.  The petitioners appealed and on September 19, 2008, the Appellate Division issued its Memorandum and Judgment confirming the determination of NYSDEC in issuing the revised Danskammer SPDES Permit and dismissed the appeal.  Both the Third Department and the New York Court of Appeals have denied petitions for leave to appeal.

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Roseton SPDES Permit — In April 2005, the NYSDEC issued a Draft SPDES Permit renewal for the Roseton plant.  The Draft Roseton SPDES Permit would require the facility to actively manage its water intake to substantially reduce mortality of aquatic organisms.  In July 2005, a public hearing was held to receive comments on the Draft Roseton SPDES Permit.  Three environmental organizations filed petitions for party status in the permit renewal proceeding.  The petitioners are seeking to impose a permit requirement that the Roseton plant install a closed cycle cooling system.  In September 2006, the administrative law judge issued a ruling admitting the petitioners to party status and setting forth the issues to be adjudicated in the permit renewal hearing.  Various holdings in the ruling have been appealed to the Commissioner of NYSDEC by the petitioners, NYSDEC staff and us.  We expect that the adjudicatory hearing on the Draft Roseton SPDES Permit will begin in 2009.  We believe that the petitioners’ claims lack merit and we plan to oppose those claims vigorously.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

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Moss Landing NPDES Permit — The California Regional Water Quality Control Board (“Water Board”) issued an NPDES permit for the Moss Landing Power Plant in 2000 in connection with modernization of the plant.  A local environmental group sought review of the permit contending that the once through seawater-cooling system at Moss Landing should be replaced with a closed cycle cooling system to meet the BTA requirements.  Following an initial remand from the courts, the Water Board affirmed its BTA finding.  The Water Board’s decision was affirmed by the Superior Court in 2004 and by the Court of Appeals in 2007.  The petitioners filed a Petition for Review by the Supreme Court of California, which was granted in March 2008, with further action deferred pending disposition of petitions for certiorari in the U.S. Supreme Court regarding the Phase II Rule.  We believe that petitioner’s claims lack merit and we plan to oppose those claims vigorously.

Given the numerous variables and factors involved in calculating the potential costs associated with installing a closed cycle cooling system, any decision to install such a system at any of our plants would be made on a case-by-case basis considering all relevant factors at such time.  If capital expenditures related to cooling water systems become great enough to render the operation of the plant uneconomical, we could, at our option, and subject to any applicable financing agreements or other obligations, reduce operations or cease to operate that facility and forego the capital expenditures.

Native Village of Kivalina and City of Kivalina v. ExxonMobil Corporation, et al.  In February 2008, the Native Village of Kivalina and the City of Kivalina, Alaska initiated an action in federal court in the Northern District of California against DHI and 23 other companies in the energy industry.  Plaintiffs claim that defendants’ emissions of greenhouse gases including CO2 contribute to climate change and have caused significant damage to a native Alaskan Eskimo village through increased vulnerability to waves, storm surges and erosion.  In June 2008, defendants filed multiple motions to dismiss which are now fully briefed.  A hearing on defendants’ motions is scheduled for May 2009.  We believe the plaintiffs’ suit lacks merit and we intend to oppose their claims vigorously.

Ordinary Course Litigation.  In addition to the matters discussed above, we are party to numerous legal proceedings arising in the ordinary course of business or related to discontinued business operations.  In management’s judgment, which may prove to be materially inaccurate as indicated above, the disposition of these matters will not materially affect our financial condition, results of operations or cash flows.

Other Commitments and Contingencies

In conducting our operations, we have routinely entered into long-term commodity purchase and sale commitments, as well as agreements that commit future cash flow to the lease or acquisition of assets used in our businesses.  These commitments have been typically associated with commodity supply arrangements, capital projects, reservation charges associated with firm transmission, transportation, storage and leases for office space, equipment, plant sites, power generation assets and LPG vessel charters.  The following describes the more significant commitments outstanding at December 31, 2008.

Purchase Obligations.  We have firm capacity payments related to transportation of natural gas.  Such arrangements are routinely used in the physical movement and storage of energy.  The total of such obligations was $345 million as of December 31, 2008.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Transmission Obligation.  We have a transmission obligation with respect to transmission services for our Griffith facility, which expires in 2039.  Our obligation under this agreement is approximately $6 million per year through the term of the contract.

Interconnection Obligations.  We have an interconnection obligation with respect to interconnection services for our Ontelaunee facility, which expires in 2025.  Our obligation under this agreement is approximately $1 million per year for through the term of the contract.

Consent Decree.  In 2005, we settled a lawsuit filed by the U.S. EPA and the United States Department of Justice in the U.S. District Court for the Southern District of Illinois that alleged violations of the Clean Air Act and related federal and Illinois regulations concerning certain maintenance, repair and replacement activities at our Baldwin generating station.  A Consent Decree was finalized in July 2005.  Among other provisions of the Consent Decree, we are required to not operate certain of our power generating facilities after specified dates unless certain emission control equipment is installed.  We have spent approximately $290 million through December 31, 2008 related to these Consent Decree projects and anticipate incurring significantly more costs over the course of the next five years in connection with the Consent Decree.  If the costs of these capital expenditures become great enough to render the operation of the facility uneconomical, we could, at our option, cease to operate the facility or facilities and forego these capital expenditures without incurring any further obligations.

Other Minimum Commitments.  In January 2006, we entered into an obligation under a capital lease related to a coal loading facility which is used in the transportation of coal to our Vermilion power generating facility.  The Vermilion facility is included in the GEN-MW segment.  Pursuant to our agreement with the lessor, we are obligated for minimum payments in the aggregate amount of $12 million over the remaining term of the lease.  Minimum commitments at December 31, 2008 were $2 million for each of the years ending 2009, 2010, 2011, 2012 and 2013 and a total of $2 million thereafter.

In the first quarter 2001, we acquired the DNE power generation facilities.  These facilities consist of a combination of baseload, intermediate and peaking facilities aggregating approximately 1,700 MW.  The facilities are approximately 50 miles north of New York City and were acquired for approximately $903 million cash, plus inventory and certain working capital adjustments.  In May 2001, two of our subsidiaries completed a sale-leaseback transaction to provide term financing for the DNE facilities.  Under the terms of the sale-leaseback transaction, our subsidiaries sold plants and equipment and agreed to lease them back for terms expiring within 34 years, exclusive of renewal options.  We have no option to purchase the leased facilities at the end of their respective lease terms.  If one or more of the leases were to be terminated because of an event of loss, because it becomes illegal for the applicable lessee to comply with the lease or because a change in law makes the facility economically or technologically obsolete, DHI would be required to make a termination payment.  As of December 31, 2008, the termination payment would be approximately $930 million for all of the DNE facilities.

Minimum commitments in connection with office space, equipment, plant sites and other leased assets, including the leases discussed above, at December 31, 2008, were as follows: 2009—$149 million, 2010—$104 million, 2011—$119 million, 2012—$182 million, 2013—$146 million and beyond—$407 million.

Rental payments made under the terms of these arrangements totaled $148 million in 2008, $122 million in 2007 and $80 million in 2006.

We are party to two charter party agreements relating to VLGCs previously utilized in our former global liquids business.  The aggregate minimum base commitments of the charter party agreements are approximately $14 million for each year from 2009 through 2012, and approximately $17 million for 2013 through lease expiration.  The charter party rates payable under the two charter party agreements float in accordance with market based rates for similar shipping services.  The $14 million and $17 million amounts set forth above are based on the minimum obligations set forth in the two charter party agreements.  The primary term of one charter is through September 2013 while the primary term of the second charter is through September 2014.  On January 1, 2003, in connection with the sale of our global liquids business, we sub-chartered both VLGCs to a wholly owned subsidiary of Transammonia Inc.  The terms of the sub-charters are identical to the terms of the original charter agreements.  To date, the subsidiary of Transammonia has complied with the terms of the sub-charter agreements.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Guarantees and Indemnifications

In the ordinary course of business, we routinely enter into contractual agreements that contain various representations, warranties, indemnifications and guarantees.  Examples of such agreements include, but are not limited to, service agreements, equipment purchase agreements, engineering and technical service agreements, asset sales and procurement and construction contracts.  Some agreements contain indemnities that cover the other party’s negligence or limit the other party’s liability with respect to third party claims, in which event we will effectively be indemnifying the other party.  Virtually all such agreements contain representations or warranties that are covered by indemnifications against the losses incurred by the other parties in the event such representations and warranties are false.  While there is always the possibility of a loss related to such representations, warranties, indemnifications and guarantees in our contractual agreements, and such loss could be significant, in most cases management considers the probability of loss to be remote.  Related to the indemnifications discussed below, we have accrued approximately $6 million as of December 31, 2008.

West Coast Power Indemnities.  In connection with the sale of our 50 percent interest in West Coast Power to NRG on March 31, 2006, an agreement was executed to allocate responsibility for managing certain litigation and provide for certain indemnities with respect to such litigation.  The agreement provides that we will manage the Gas Index Pricing Litigation described above for which NRG could suffer a loss subsequent to the closing and that we would indemnify NRG for all costs or losses resulting from such litigation, as well as from other proceedings based on similar acts or omissions.  West Coast Power is no longer a party to any active Gas Index Pricing Litigation matters.  The indemnification agreement further provides that NRG assumes responsibility for all defense costs and any risk of loss, subject to certain conditions and limitations, arising from a February 2002 complaint filed at FERC by the California Public Utilities Commission alleging that several parties, including West Cost Power subsidiaries, overcharged the State of California for wholesale power.  FERC found the rates charged by wholesale suppliers to be just and reasonable.  However, this matter was appealed to the U.S. Supreme Court, which remanded the case to FERC for further review.

Targa Indemnities.  During 2005, as part of our sale of DMSLP, we agreed to indemnify Targa Resources, Inc. (“Targa”) against losses it may incur under indemnifications DMSLP provided to purchasers of certain assets, properties and businesses disposed of by DMSLP prior to our sale of DMSLP.  We have incurred no significant expense under these prior indemnities and deem their value to be insignificant.  We have recorded an accrual in association with the remediation of groundwater contamination at the Breckenridge Gas Processing Plant.  The indemnification provided by DMSLP to the purchaser of the plant has a limit of $5 million.  We have also indemnified Targa for certain tax matters arising from periods prior to our sale of DMSLP.  We have recorded a tax reserve associated with this indemnification.

Illinois Power Indemnities.  As a condition of Dynegy’s 2004 sale of Illinois Power and its interest in Electric Energy Inc.’s plant in Joppa, Illinois, Dynegy provided indemnifications to third parties regarding environmental, tax, employee and other representations.  These indemnifications are limited to a maximum recourse of $400 million.  Additionally, Dynegy has indemnified third parties against losses resulting from possible adverse regulatory actions taken by the ICC that could prevent Illinois Power from recovering costs incurred in connection with purchased natural gas and investments in specified items.  Although there is no limitation on Dynegy’s liability under this indemnity, the amount of the indemnity is limited to 50 percent of any such losses.  Dynegy has made certain payments in respect of these indemnities following regulatory action by the ICC, and has established reserves for further potential indemnity claims.  Further events, which fall within the scope of the indemnity, may still occur.  However, Dynegy is not required to accrue a liability in connection with these indemnifications, as management cannot reasonably estimate a range of outcomes or at this time considers the probability of an adverse outcome as only reasonably possible.  Dynegy intends to contest any proposed regulatory actions.

Other Indemnities.  During 2003, as part of our sales of the Rough and Hornsea natural gas storage facilities and certain natural gas liquids assets, we provided indemnities to third parties regarding tax representations. Maximum recourse under these indemnities is limited to $857 million and $28 million, respectively.  As of December 31, 2008, no claims have been made against these indemnities.  We also entered into similar indemnifications regarding environmental, tax, employee and other representations when completing other asset sales such as, but not limited to the Rolling Hills, Calcasieu and CoGen Lyondell power generating facilities.  As of December 31, 2008, no claims have been made against these indemnities.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 21—Capital Stock

At December 31, 2008, Dynegy had authorized capital stock consisting of 2,100,000,000 shares of Class A common stock, $0.01 par value per share and 850,000,000 shares of Class B common stock, $0.01 par value per share.

All of DHI’s outstanding equity securities are held by its parent, Dynegy.  There is no established trading market for such securities, and they are not traded on any exchange.

Preferred Stock.  Dynegy has authorized preferred stock consisting of 100,000,000 shares, $0.01 par value.  Dynegy preferred stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences, rights, qualifications, limitations and restrictions thereof as specified by Dynegy’s Board of Directors.

Common Stock.  At December 31, 2008, there were 845,821,277 shares of Dynegy Class A and B common stock issued in the aggregate and 2,568,286 shares were held in treasury.  During 2008 and 2007, no quarterly cash dividends were paid by Dynegy.

Pursuant to the terms of the Merger Agreement, Dynegy established two classes of common shares, Class A and Class B.  All of Dynegy’s outstanding Class B common stock is owned by the LS Contributing Entities and its permitted transferees, affiliates and associates (the “LS Control Group”).  Generally, holders of Class B common stock vote together with the holders of Class A common stock as a single class on every matter acted upon by the stockholders except for the following matters:

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the holders of Class B common stock vote as a separate class for the election of up to three of Dynegy’s directors, while the holders of Class A common stock vote as a separate class for the remaining directors;

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any amendment to the provisions of Dynegy’s Amended and Restated Certificate of Incorporation addressing the voting rights of holders of Class A and Class B common stock or to Section 7 of Article III or Article X of its Bylaws requires the affirmative vote of a majority of the outstanding shares of Class B common stock voting as a separate class, and the affirmative vote of a majority of the shares of common stock, voting together as a single class, except that no such stockholder approval is required with respect to an amendment to Section 7 of Article III or Article X of Dynegy’s Amended and Restated Bylaws if such amendment is approved by a majority of the Class B Directors present at a meeting where such amendment is considered and by a majority of all Dynegy directors; and

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any agreement of merger or consolidation if a party to such agreement is a member of the LS Control Group or an affiliate of such group requires the affirmative vote of a majority of the shares of Class A common stock outstanding, voting as a separate class, and the affirmative vote of a majority of all shares of common stock outstanding, voting together as a single class.

Holders of Dynegy’s Class A and Class B common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.  Holders of common stock will not be entitled to cumulative voting. The voting rights of any holders of common stock will be subject to the voting rights of holders of any series of preferred stock that may be issued from time to time.

Subject to the preferences of preferred stock, holders of Dynegy’s Class A and Class B common stock have equal and ratable rights to dividends, when and if dividends are declared by Dynegy’s Board of Directors.  Holders of Dynegy’s Class A and Class B common stock are entitled to share ratably, as a single class, in all of Dynegy’s assets available for distribution to holders of shares of common stock upon the liquidation, dissolution or winding up of Dynegy’s affairs, after payment of Dynegy’s liabilities and any amounts to holders of preferred stock, if any.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A share of Class B common stock automatically converts into a share of Class A common stock if it is transferred to any person other than a member of the LS Control Group.  Additionally, each share of Class B common stock automatically converts into a share of Class A common stock when the outstanding shares of Class B common stock represent less than 10 percent of the total outstanding shares of Dynegy’s common stock.  As long as the outstanding shares of Class B common stock represent at least 10 percent of the total outstanding shares, each share of Class A common stock owned by the LS Control Group will automatically be converted into one share of Class B common stock.

Holders of Class A and Class B common stock generally are not entitled to preemptive rights, subscription rights, or redemption rights, except that the LS Control Group is entitled to preemptive rights under the shareholder agreement.  The rights and preferences of holders of common stock are subject to the rights of any series of preferred stock we may issue.

Common stock activity for the three years ended December 31, 2008 was as follows:

	Class A Common Stock		Class B Common Stock held by CUSA		Class B Common Stock held by LS Power
	Shares	Amount	Shares	Amount	Shares	Amount
	(in millions)
December 31, 2005	305	$2,949	97	$1,006	—	$—
Options exercised	3	5	—	—	—	—
401(k) plan and profit sharing	1	3	—	—	—	—
Equity issuance	40	185	—	—	—	—
Equity conversion	54	225	—	—	—	—
December 31, 2006	403	$3,367	97	$1,006	—	$—
Options exercised	2	1	—	—	—	—
401(k) plan and profit sharing	1	1	—	—	—	—
LS Power Business Combination:
Conversion of Chevron Class B shares to Class A shares	97	1,006	(97)	(1,006)	—	—
Conversion from Illinois entity to Delaware entity	—	(4,370)	—	—	—	—
Issuance of LS Power Class B shares	—	—	—	—	340	3
December 31, 2007	503	$5	—	$—	340	$3
Options exercised	2	—	—	—	—	—
401(k) plan and profit sharing	1	—	—	—	—	—
December 31, 2008	506	$5	—	$—	340	$3

Treasury Stock.  During 2008, 2007 and 2006, Class A common shares purchased into treasury totaled 119,027, 662,255 and 72,978, respectively.  All of the purchases were related to shares withheld to satisfy income tax withholding requirements in connection with forfeitures of restricted stock awards.

Stock Award Plans.  Dynegy has nine stock option plans, all of which provide for the issuance of authorized shares of Dynegy’s Class A common stock.  Restricted stock awards and option grants are issued under the plans.  Each option granted is exercisable at a strike price, which ranges from $1.77 per share to $56.98 per share for options currently outstanding.  A brief description of each plan is provided below:

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NGC Plan.  Created early in Dynegy’s history and revised prior to Dynegy becoming a publicly traded company in 1996, this plan provided for the issuance of 13,651,802 authorized shares, had a 10-year term, and expired in May 2006.  All option grants are vested.

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Employee Equity Plan.  This plan is the only plan under which Dynegy granted options below the fair market value of its Class A common stock on the date of grant.  This plan provided for the issuance of 20,358,802 authorized shares and expired in May 2002.  Grants under this plan vested on the fifth anniversary from the date of the grant.  All option grants are vested.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

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Illinova Plan.  Adopted by Illinova prior to the merger with Dynegy, this plan provided for the issuance of 3,000,000 authorized shares and expired upon the merger date in February 2000.  All option grants are vested.

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Extant Plan.  Adopted by Extant prior to its acquisition by Dynegy, this plan provided for the issuance of 202,577 authorized shares and expired in September 2000.  Grants from this plan vested at 25 percent per year.  All option grants are vested.

•	UK Plan. This plan provided for the issuance of 276,000 authorized shares and has been terminated. All option grants are vested.

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Dynegy 1999 Long-Term Incentive Plan (“LTIP”).  This annual compensation plan provides for the issuance of 6,900,000 authorized shares, has a 10-year term and expires in 2009.  All option grants are vested.

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Dynegy 2000 LTIP.  This annual compensation plan, created for all employees upon Illinova’s merger with us, provides for the issuance of 10,000,000 authorized shares, has a 10-year term and expires in June 2009.  Grants from this plan vest in equal annual installments over a three-year period.

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Dynegy 2001 Non-Executive LTIP.  This plan is a broad-based plan and provides for the issuance of 10,000,000 authorized shares, has a ten-year term and expires in September 2011.  Grants from this plan vest in equal annual installments over a three-year period.

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Dynegy 2002 LTIP.  This annual compensation plan provides for the issuance of 10,000,000 authorized shares, has a 10-year term and expires in May 2012.  Grants from this plan vest in equal annual installments over a three-year period.

All options granted under Dynegy’s option plans cease vesting for employees who are terminated for cause.  For severance eligible terminations, as defined under the applicable severance pay plan, disability, retirement or death, continued vesting and/or an extended period in which to exercise vested options may apply, dependent upon the terms of the grant agreement applying to a specific grant that was awarded.  It has been Dynegy’s practice to issue shares of common stock upon exercise of stock options generally from previously unissued shares.  Options awarded to Dynegy’s executive officers and others who participate in our Executive Change in Control Severance Pay Plan vest immediately upon the occurrence of a change in control.

The Merger constituted a change in control as defined in Dynegy’s severance pay plans, as well as the various grant agreements.  Please read Note 3—Business Combinations and Acquisitions—LS Power Business Combination for further discussion of the transaction.  As a result, all options previously granted to employees fully vested immediately upon the closing of the Merger and related change in control.  This occurrence resulted in the accelerated vesting of the unvested tranche of previous option grants issued in 2006 and 2005, which did not have a material effect on Dynegy’s financial condition, results of operations or cash flows.

During 2006, Dynegy entered into an exchange transaction with its Chairman and CEO.  Under the terms of the transaction, the purpose of which was to address uncertainties created by proposed regulations issued in late 2005 pursuant to Section 409A of the Internal Revenue Code, Dynegy cancelled all of the 2,378,605 stock options then held by its Chairman and CEO.  As consideration for canceling these stock options, Dynegy granted its Chairman and CEO 967,707 stock options at an exercise price of $4.88, which equaled the closing price of its Class A common stock on the date of grant, and made a cash payment to him of approximately $5.6 million on January 15, 2007 based on the in-the-money value of the vested stock options that were cancelled.  These stock options vested immediately upon the closing of the Merger and related change in control.  Please read Note 3—Business Combinations and Acquisitions—LS Power Business Combination for further discussion.  We were not required to record any incremental compensation expense in connection with the transaction.

Compensation expense related to options granted and restricted stock awarded totaled $15 million, $19 million and $8 million for the years ended December 31, 2008, 2007 and 2006, respectively.  We recognize compensation expense ratably over the vesting period of the respective awards.  Tax benefits for compensation expense related to options granted and restricted stock awarded totaled $5 million, $8 million and $3 million for the years ended December 31, 2008, 2007 and 2006, respectively.  As of December 31, 2008, $5 million of total unrecognized compensation expense related to options granted and restricted stock awarded is expected to be recognized over a weighted-average period of 1.7 years.  The total fair value of shares vested was $7 million, $20 million and $4 million for the years ended December 31, 2008, 2007 and 2006, respectively.  We did not capitalize or use cash to settle any share-based compensation in the years ended December 31, 2008, 2007 or 2006, other than as described above.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash received from option exercises for the years ended December 31, 2008, 2007 and 2006 was $2 million, $4 million and $5 million, and the tax benefit realized for the additional tax deduction from share-based payment awards totaled $3 million, $4 million and $3 million, respectively.  The total intrinsic value of options exercised and released for the years ended December 31, 2008, 2007 and 2006 was $5 million, $23 million and $5 million, respectively.

In 2008, we granted stock-based compensation awards to certain of our employees that cliff vest after three years based on achievement of Dynegy’s stock price target on March 6, 2011.  In 2007, we granted stock-based compensation awards to certain of our employees that cliff vest after three years based on achievement of Dynegy’s stock price target on April 23, 2010.  Compensation expense recorded in the years ended December 31, 2008 and 2007 related to these “performance units” was $5 million and $4 million, respectively, and was accrued in Other long-term liabilities in our consolidated balance sheets.  The Merger constituted a change in control as related to the 2006 performance units.  Please read Note 3—Business Combinations and Acquisitions—LS Power Business Combination for further discussion.

Stock option activity for the years ended December 31, 2008, 2007 and 2006 was as follows:

	Year Ended December 31,
	2008		2007		2006
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
	(options in thousands)
Outstanding at beginning of period	8,420	$12.60	7,361	$12.63	9,314	$12.66
Granted	1,565	$7.48	2,136	$9.67	3,268	$4.88
Exercised	(555)	$4.03	(872)	$4.29	(1,560)	$3.46
Cancelled or expired	(614)	$16.88	(205)	$18.60	(3,661)	$9.68
Outstanding at end of period	8,816	$11.93	8,420	$12.60	7,361	$12.63
Vested and unvested expected to vest	8,702	$11.98	8,137	$12.70	6,898	$13.16
Exercisable at end of period	5,878	$13.64	6,305	$13.59	3,774	$20.07

	Year Ended December 31, 2008
	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
	(in years)	(in millions)
Outstanding at end of period	6.22	$0.04
Vested and unvested expected to vest	6.18	$0.04
Exercisable at end of period	5.03	$0.04

During the three-year period ended December 31, 2008, we did not grant any options at an exercise price less than the market price on the date of grant.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Options outstanding as of December 31, 2008 are summarized below:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options Outstanding at December 31, 2008	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable at December 31, 2008	Weighted Average Exercise Price
	(options in thousands)
$1.77-$4.48	658	4.75	$3.68	658	$3.68
$4.88	2,402	7.21	$4.88	2,402	$4.88
$7.02	12	0.38	$7.02	12	$7.02
$7.48	1,552	9.18	$7.48	—	$—
$8.70	9	8.70	$8.70	3	$8.70
$9.67	2,070	7.87	$9.67	695	$9.67
$10.17-$23.85	1,476	1.68	$20.64	1,471	$20.68
$28.47-$50.63	620	1.96	$44.90	620	$44.90
$52.50	5	1.70	$52.50	5	$52.50
$56.98	12	0.38	$56.98	12	$56.98
	8,816			5,878

For stock options, we determine the fair value of each stock option at the grant date using a Black-Scholes model, with the following weighted-average assumptions used for grants.

	Year Ended December 31,
	2008	2007	2006
Dividends	—	—	—
Expected volatility (historical)	45.07%	45.60%	48.8%
Risk-free interest rate	3.80%	4.9%	5.1%
Expected option life	6 Years	6 Years	6 Years

The expected volatility was calculated based on a five-, four- and three-year historical volatility of Dynegy’s Class A common stock price for the years ended December 31, 2008, 2007 and 2006, respectively. The risk-free interest rate was calculated based upon observed interest rates appropriate for the term of our employee stock options.  Currently, we calculate the expected option life using the simplified methodology suggested by SAB 107, “Share-Based Payment”.  For restricted stock awards, we consider the fair value to be the closing price of the stock on the grant date.  We recognize the fair value of our share-based payments over the vesting periods of the awards, which is typically a three-year service period.

The weighted average grant-date fair value of options granted during the years ended December 31, 2008, 2007 and 2006 was $3.63, $4.91 and $2.61, respectively.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Restricted stock activity for the three years ended December 31, 2008 was as follows:

	Year Ended December 31,
	2008		2008 Weighted Average Grant Date Fair Value	2007		2006
	(restricted stock shares in thousands)
Outstanding at beginning of period	1,552		$9.67	2,114		1,239
Granted	1,445	(1)	$7.48	1,643	(2)	1,311	(3)
Vested	(367)		$9.53	(2,113)		(251)
Cancelled or expired	(85)		$8.69	(92)		(185)
Outstanding at end of period	2,545		$8.48	1,552		2,114
___________________
(1)	We awarded 1,445,061 shares of restricted stock in March 2008. The closing stock price was $7.48 on the date of the award.
(2)
We awarded 1,639,088 shares, 1,967 shares and 2,299 shares of restricted stock in April 2007, May 2007 and September 2007, respectively.  The closing stock prices were $9.67, $10.17 and $8.70, respectively, on the dates of the awards.

(3)	We awarded 1,311,149 shares of restricted stock in March 2006. The closing stock price was $4.88 on the date of the award.

All restricted stock awards to employees vest immediately upon the occurrence of a change in control in accordance with the terms of the applicable Change in Control Severance Pay Plan.  The Merger constituted a change in control as defined in our restricted stock agreements.  Please read Note 3—Business Combinations and Acquisitions—LS Power Business Combination for further discussion.

Note 22—Employee Compensation, Savings and Pension Plans

We sponsor and administer defined benefit plans and defined contribution plans for the benefit of our employees.  We also provide other post retirement benefits to retirees who meet age and service requirements.  The following summarizes these plans:

Short-Term Incentive Plan.  We maintain a discretionary incentive compensation plan to provide employees with rewards for the achievement of corporate goals and individual, professional accomplishments.  Specific awards are determined by the Compensation and Human Resources Committee of the Board of Directors and are based on predetermined goals and objectives established at the start of each performance year.

401(k) Savings Plans.  During the year ended December 31, 2008, our employees participated in four 401(k) savings plans, all of which meet the requirements of Section 401(k) of the Internal Revenue Code and are defined contribution plans subject to the provisions of ERISA.  The following summarizes the plans:

•
Dynegy Inc. 401(k) Savings Plan.  This plan and the related trust fund are established and maintained for the exclusive benefit of participating employees in the United States.  Generally, all employees of designated Dynegy subsidiaries are eligible to participate in the plan.  Employee pre-tax and Roth contributions to the plan are matched by the company at 100 percent, up to a maximum of five percent of base pay, subject to IRS limitations.  Vesting in company contributions is based on years of service at 25 percent per full year of service.  However, effective January 1, 2009, generally, vesting in company contributions is based on years of service at 50 percent per full year of service.  The Plan also allows for a discretionary contribution to eligible employee accounts for each plan year, subject to the sole discretion of the Compensation and Human Resources Committee of the Board of Directors.  Matching and discretionary contributions, if any, are allocated in the form of units in the Dynegy common stock fund.  During the years ended December 31, 2008, 2007 and 2006, we issued approximately 0.8 million, 0.3 million and 0.3 million shares, respectively, of Dynegy’s Class A common stock in the form of matching contributions to fund the plan.  No discretionary contributions were made for any of the years in the three-year period ended December 31, 2008.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•
Dynegy Midwest Generation, Inc. 401(K) Savings Plan (formerly the Illinois Power Company Incentive Savings Plan) and Dynegy Midwest Generation, Inc. 401(K) Savings Plan for Employees Covered Under a Collective Bargaining Agreement (formerly the Illinois Power Company Incentive Savings Plan for Employees Covered Under A Collective Bargaining Agreement).  We match 50 percent of employee pre-tax and Roth contributions to the plans, up to a maximum of 6 percent of compensation, subject to IRS limitations.  Employees are immediately 100 percent vested in all contributions. The Plan also provides for an annual discretionary contribution to eligible employee accounts for a plan year, subject to the sole discretion of the Compensation and Human Resources Committee of the Board of Directors.  Matching contributions and discretionary contributions, if any, to the plans are initially allocated in the form of units in the Dynegy common stock fund.  During the years ended December 31, 2008, 2007 and 2006, we issued 0.3 million, 0.1 million and 0.2 million shares, respectively, of Dynegy’s Class A common stock in the form of matching contributions to the plans. No discretionary contributions were made for any of the years in the three-year period ended December 31, 2008.

•
Dynegy Northeast Generation, Inc. Savings Incentive Plan.  Under this plan we match 50 percent of employee pre-tax contributions up to six percent of base salary for union employees and 50 percent of employee contributions up to eight percent of base salary for non-union employees, in each case subject to IRS limitations.  Employees are immediately 100 percent vested in our contributions.  Matching contributions to this plan are made in cash and invested according to the employee’s investment discretion.

During the years ended December 31, 2008, 2007 and 2006, we recognized aggregate costs related to these employee compensation plans of $5 million, $4 million and $3 million, respectively.

Pension and Other Post-Retirement Benefits

We have various defined benefit pension plans and post-retirement benefit plans.  Generally, all employees participate in the pension plans (subject to the plans eligibility requirements), but only some of our employees participate in the other post-retirement medical and life insurance benefit plans.  Our pension plans are in the form of cash balance plans and more traditional career average or final average pay formula plans.

Restoration Plans.  In 2008, we also adopted the Dynegy Inc. Restoration 401(k) Savings Plan, or the Restoration 401(k) Plan, and the Dynegy Inc. Restoration Pension Plan, or the Restoration Pension Plan, two nonqualified plans that supplement or restore benefits lost by certain of our highly compensated employees under the qualified plans as a result of Internal Revenue Code limitations that apply to the qualified plans.  The Restoration 401(k) Plan is intended to supplement benefits under certain of the 401(k) plans, and the Restoration Pension Plan is intended to supplement benefits under certain of the pension plans.  Employees who are eligible employees under the related qualified plans and earn in excess of certain of the qualified plan limits are eligible to participate in the restoration plans.  The definitions of plan pay under the restoration plans, as well as the vesting rules, mirror those under the related qualified plans.  Benefits under the restoration plans are paid as a lump sum.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Obligations and Funded Status.  The following tables contain information about the obligations and funded status of these plans on a combined basis:

	Pension Benefits		Other Benefits
	2008	2007	2008	2007
	(in millions)
Projected benefit obligation, beginning of the year	$182	$182	$58	$61
Service cost	11	10	3	3
Interest cost	11	10	4	4
Actuarial (gain) loss	17	(15)	(2)	(9)
Benefits paid	(4)	(5)	(1)	(1)
Plan amendments	—	—	(1)	—
Projected benefit obligation, end of the year	$217	$182	$61	$58

Fair value of plan assets, beginning of the year	$154	$135	$—	$—
Actual return on plan assets	(44)	10	—	—
Employer contributions	29	14	1	1
Benefits paid	(4)	(5)	(1)	(1)
Fair value of plan assets, end of the year	$135	$154	$—	$—

Funded status	$(82)	$(28)	$(61)	$(58)

The accumulated benefit obligation for all defined benefit pension plans was $187 million and $125 million at December 31, 2008 and 2007, respectively.  The following summarizes information for our defined benefit pension plans, all of which have an accumulated benefit obligation in excess of plan assets at December 31, 2008:

	December 31,
	2008	2007
	(in millions)
Projected benefit obligation	$217	$143
Accumulated benefit obligation	187	125
Fair value of plan assets	135	120

On September 29, 2006, the FASB issued SFAS No. 158.  SFAS No. 158 requires employers to recognize the overfunded or underfunded status of a defined benefit or other postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position, and to recognize changes in that funded status in the year in which the changes occur through other comprehensive income (loss).

Under SFAS No. 158, adjustments to the minimum pension liability were eliminated.  In the year of adoption, we were required to adjust the minimum pension liability for a final time in accordance with SFAS No. 87. The following table summarizes the change to accumulated other comprehensive income (loss) associated with the minimum pension liability:

	2008	2007	2006
	(in millions)
Change in minimum liability included in other comprehensive income (loss) (net of tax benefit (expense) of zero, zero million and ($5) million, respectively)	$—	$—	$10

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Subsequent to the final minimum pension liability adjustment, we were required to recognize as a component of Accumulated other comprehensive income (loss) the gains or losses and prior service costs that existed at December 31, 2006, but that had not been recognized as components of net period benefit cost pursuant to SFAS No. 87 and SFAS No. 106.  As a result, the pre-tax amounts recognized in accumulated other comprehensive income (loss) consist of:

	Year Ended December 31,
	2008		2007
	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
	(in millions)
Prior service cost	$5	$(1)	$6	$—
Actuarial loss	95	11	22	13

Net amount recognized	$100	$10	$28	$13

Amounts recognized in the consolidated balance sheets consist of:

	Year Ended December 31,
	2008		2007
	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
	(in millions)
Current liabilities	$—	$(1)	$—	$(1)
Noncurrent liabilities	(82)	(60)	(28)	(57)

Net amount recognized	$(82)	$(61)	$(28)	$(58)

The estimated net actuarial loss and prior service cost that will be amortized from Accumulated other comprehensive income (loss) into net periodic benefit cost during the year ended December 31, 2009  for the defined benefit pension plans are less than $4 million and $1 million, respectively.  The estimated net actuarial loss and prior service cost that will be amortized from Accumulated other comprehensive income (loss) into net periodic benefit cost during the year ended December 31, 2009 for other postretirement benefit plans are both zero.  The amortization of prior service cost is determined using a straight line amortization of the cost over the average remaining service period of employees expected to receive benefits under the Plan.

Components of Net Periodic Benefit Cost.  The components of net periodic benefit cost were:

	Pension Benefits			Other Benefits
	2008	2007	2006	2008	2007	2006
	(in millions)
Service cost benefits earned during period	$11	$10	$9	$3	$3	$3
Interest cost on projected benefit obligation	11	10	10	3	4	3
Expected return on plan assets	(13)	(11)	(10)	—	—	—
Amortization of prior service costs	1	1	1	—	—	—
Recognized net actuarial loss	—	1	3	1	1	1
Net periodic benefit cost	$10	$11	$13	$7	$8	$7
Additional cost due to curtailment	—	—	3	—	—	—
Total net periodic benefit cost	$10	$11	$16	$7	$8	$7

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Assumptions.  The following weighted average assumptions were used to determine benefit obligations:

	Pension Benefits		Other Benefits
	December 31,		December 31,
	2008	2007	2008	2007
Discount rate (1)	6.12%	6.46%	5.93%	6.48%
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%
___________________
(1)	We utilized a yield curve approach to determine the discount. Projected benefit payments for the plans were matched against the discount rates in the yield curve.

The following weighted average assumptions were used to determine net periodic benefit cost:

	Pension Benefits			Other Benefits
	Year Ended December 31,			Year Ended December 31,
	2008	2007	2006	2008	2007	2006
Discount rate	6.46%	5.87%	5.52%	6.48%	5.90%	5.53%
Expected return on plan assets	8.25%	8.25%	8.25%	N/A	N/A	N/A
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%
Our expected long-term rate of return on plan assets for the year ended December 31, 2009 will be 8.25% percent.  This figure begins with a blend of asset class-level returns developed under a theoretical global capital asset pricing model methodology conducted by an outside consultant.  In development of this figure, the historical relationships between equities and fixed income are preserved consistent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long-term.  Current market factors such as inflation and interest rates are also incorporated in the assumptions.  The figure also incorporates an upward adjustment reflecting the plan’s use of active management and favorable past experience.

The following summarizes our assumed health care cost trend rates:

	December 31,
	2008	2007
Health care cost trend rate assumed for next year	7.83%	8.99%
Ultimate trend rate	4.90%	5.00%
Year that the rate reaches the ultimate trend rate	2060	2016

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans.  The impact of a one percent increase/decrease in assumed health care cost trend rates is as follows:

	Increase	Decrease
	(in millions)
Aggregate impact on service cost and interest cost	$1	$(1)
Impact on accumulated post-retirement benefit obligation	$11	$(9)

Plan Assets.  We employ a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk.  The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run.  Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition.  The investment portfolio contains a diversified blend of equity and fixed income investments.  Furthermore, equity investments are diversified across U.S. and non-U.S. stocks as well as growth, value, and small and large capitalizations.

Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investment.  Investment risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews, periodic asset/liability studies, and annual liability measurements.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our pension plans’ weighted-average asset allocations by asset category were as follows:

	December 31,
	2008	2007
Equity securities	65%	64%
Debt securities	35%	36%
Total	100%	100%

Equity securities did not include any of Dynegy’s Class A common stock at December 31, 2008 or 2007.

Contributions and Payments.  During the year ended December 31, 2008, we contributed approximately $29 million to our pension plans and $1 million to our other post-retirement benefit plans.  In 2009, we expect to contribute approximately $27 million to our pension plans and $1 million to our other postretirement benefit plans.

Our expected benefit payments for future services for our pension and other postretirement benefits are as follows:

	Pension Benefits	Other Benefits
	(in millions)
2009	$10	$1
2010	10	2
2011	10	2
2012	10	2
2013	11	3
2014 – 2018	78	19

Note 23—Segment Information

We report results of our power generation business in the following segments: (i) GEN-MW, (ii) GEN-WE and (iii) GEN-NE.  Beginning in the first quarter 2008, the results of our former CRM segment are included in Other as it did not meet the criteria required to be an operating segment as of January 1, 2008.  Accordingly, we have restated the corresponding items of segment information for prior periods.  Our consolidated financial results also reflect corporate-level expenses such as general and administrative and interest and depreciation and amortization.  Because of the diversity among their respective operations, we report the results of each business as a separate segment in our consolidated financial statements.

During 2008, one customer in our GEN-MW segment and one customer in our GEN-NE segment accounted for approximately 27 percent and 11 percent of our consolidated revenues, respectively.  During 2007, two customers in our GEN-MW segment and one customer in our GEN-NE segment accounted for approximately 25 percent, 12 percent and 18 percent of our consolidated revenues, respectively.  During 2006, two customers in our GEN-MW segment and one customer in our GEN-NE segment accounted for approximately 23 percent, 19 percent and 18 percent of our consolidated revenues, respectively.

In the second quarter 2007, we discontinued the use of hedge accounting for certain derivative transactions affecting the GEN-MW, GEN-WE and GEN-NE segments.  The operating results presented herein reflect the changes in market values of derivative instruments entered into by each of these segments.  Please read Note 7—Risk Management Activities, Derivatives and Financial Instruments for further discussion.  Reportable segment information for Dynegy, including intercompany transactions accounted for at prevailing market rates, for the years ended December 31, 2008, 2007 and 2006 is presented below:

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Dynegy’s Segment Data as of and for the Year Ended December 31, 2008
(in millions)

	Power Generation
	GEN-MW	GEN-WE	GEN-NE	Other	Total
Unaffiliated revenues:
Domestic	$1,621	$702	$890	$(5)	$3,208
Other	—	—	116	—	116
Total revenues	$1,621	$702	$1,006	$(5)	$3,324

Depreciation and amortization	$(205)	$(77)	$(54)	$(10)	$(346)
Impairment and other charges	—	—	—	—	—

Operating income (loss)	$686	$123	$67	$(132)	$744
Losses from unconsolidated investments	—	(40)	—	(83)	(123)
Other items, net	—	5	6	73	84
Interest expense					(427)

Income from continuing operations before taxes					278
Income tax expense					(90)

Income from continuing operations					188
Loss from discontinued operations, net of taxes					(17)

Net income					171
Less: Net loss attributable to the noncontrolling interests					(3)
Net income attributable to Dynegy Inc.					$174

Identifiable assets:
Domestic	$6,763	$3,410	$2,534	$1,494	$14,201
Other	—	—	5	7	12
Total	$6,763	$3,410	$2,539	$1,501	$14,213

Unconsolidated investments	$—	$—	$—	$15	$15

Capital expenditures and investments in unconsolidated affiliates	$(530)	$(29)	$(36)	$(32)	$(627)

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Dynegy’s Segment Data as of and for the Year Ended December 31, 2007
(in millions)

	Power Generation
	GEN-MW	GEN-WE	GEN-NE	Other	Total
Unaffiliated revenues:
Domestic	$1,323	$506	$920	$12	$2,761
Other	—	—	156	1	157
Total revenues	$1,323	$506	$1,076	$13	$2,918

Depreciation and amortization	$(193)	$(55)	$(45)	$(13)	$(306)

Operating income (loss)	$498	$98	$164	$(184)	$576
Earnings (losses) from unconsolidated investments	—	6	—	(9)	(3)
Other items, net	—	—	—	56	56
Interest expense					(384)

Income from continuing operations before taxes					245
Income tax expense					(140)

Income from continuing operations					105
Income from discontinued operations, net of taxes					166

Net income					271
Less: Net income attributable to the noncontrolling interests					7
Net income attributable to Dynegy Inc.					$264

Identifiable assets:
Domestic	$6,507	$3,251	$2,352	$1,075	$13,185
Other	—	5	12	19	36
Total	$6,507	$3,256	$2,364	$1,094	$13,221

Unconsolidated investments	$—	$18	$—	$61	$79

Capital expenditures and investments in unconsolidated affiliate	$(300)	$(17)	$(47)	$(25)	$(389)

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

 Dynegy’s Segment Data as of and for the Year Ended December 31, 2006
(in millions)

	Power Generation
	GEN-MW	GEN-WE	GEN-NE	Other	Total
Unaffiliated revenues:
Domestic	$966	$78	$501	$66	$1,611
Other	—	—	129	18	147
	966	78	630	84	1,758
Intersegment revenues	—	—	(21)	21	—
Total revenues	$966	$78	$609	$105	$1,758

Depreciation and amortization	$(164)	$(3)	$(24)	$(17)	$(208)
Impairment and other charges	—	(9)	—	—	(9)

Operating income (loss)	$323	$(2)	$55	$(156)	$220
Losses from unconsolidated investments	—	(1)	—	—	(1)
Other items, net	2	1	9	42	54
Interest expense and debt conversion costs					(631)

Loss from continuing operations before taxes					(358)
Income tax benefit					116

Loss from continuing operations					(242)
Loss from discontinued operations, net of taxes					(92)
Cumulative effect of change in accounting principle, net of taxes					1

Net loss attributable to Dynegy Inc.					$(333)

Identifiable assets:
Domestic	$5,036	$440	$1,373	$490	$7,339
Other	—	5	13	180	198
Total	$5,036	$445	$1,386	$670	$7,537

Capital expenditures	$(101)	$(24)	$(22)	$(8)	$(155)

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reportable segment information for DHI, including intercompany transactions accounted for at prevailing market rates, for the years ended December 31, 2008, 2007 and 2006 is presented below:

DHI’s Segment Data as of and for the Year Ended December 31, 2008
(in millions)

	Power Generation
	GEN-MW	GEN-WE	GEN-NE	Other	Total
Unaffiliated revenues:
Domestic	$1,621	$702	$890	$(5)	$3,208
Other	—	—	116	—	116
Total revenues	$1,621	$702	$1,006	$(5)	$3,324

Depreciation and amortization	$(205)	$(77)	$(54)	$(10)	$(346)
Impairment and other charges	—	—	—	—	—

Operating income (loss)	$686	$123	$67	$(132)	$744
Losses from unconsolidated investments	—	(40)	—	—	(40)
Other items, net	—	5	6	72	83
Interest expense					(427)

Income from continuing operations before taxes					360
Income tax expense					(138)

Income from continuing operations					222
Loss from discontinued operations, net of taxes					(17)

Net income					205

Less: Net loss attributable to the noncontrolling interests					(3)
Net income attributable to Dynegy Holdings Inc.					$208

Identifiable assets:
Domestic	$6,763	$3,410	$2,534	$1,455	$14,162
Other	—	—	5	7	12
Total	$6,763	$3,410	$2,539	$1,462	$14,174

Capital expenditures	$(530)	$(29)	$(36)	$(16)	$(611)

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DHI’s Segment Data as of and for the Year Ended December 31, 2007
(in millions)

	Power Generation
	GEN-MW	GEN-WE	GEN-NE	Other	Total
Unaffiliated revenues:
Domestic	$1,323	$506	$920	$12	$2,761
Other	—	—	156	1	157
Total revenues	$1,323	$506	$1,076	$13	$2,918

Depreciation and amortization	$(193)	$(55)	$(45)	$(13)	$(306)

Operating income (loss)	$498	$98	$164	$(165)	$595
Earnings from unconsolidated investments	—	6	—	—	6
Other items, net	—	—	—	53	53
Interest expense					(384)

Income from continuing operations before taxes					270
Income tax expense					(105)

Income from continuing operations					165
Income from discontinued operations, net of taxes					166

Net income					$331

Less: Net income attributable to the noncontrolling interests					7
Net income attributable to Dynegy Holdings Inc.					$324

Identifiable assets:
Domestic	$6,507	$3,256	$2,352	$973	$13,088
Other	—	—	12	7	19
Total	$6,507	$3,256	$2,364	$980	$13,107

Unconsolidated investments	$—	$18	$—	$—	$18

Capital expenditures	$(300)	$(17)	$(47)	$(15)	$(379)

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DHI’s Segment Data as of and for the Year Ended December 31, 2006
(in millions)

	Power Generation
	GEN-MW	GEN-WE	GEN-NE	Other	Total
Unaffiliated revenues:
Domestic	$966	$78	$501	$66	$1,611
Other	—	—	129	18	147
	966	78	630	84	1,758
Intersegment revenues	—	—	(21)	21	—
Total revenues	$966	$78	$609	$105	$1,758

Depreciation and amortization	$(164)	$(3)	$(24)	$(17)	$(208)
Impairment and other charges	—	(9)	—	—	(9)

Operating income (loss)	$323	$(2)	$55	$(153)	$223
Losses from unconsolidated investments	—	(1)	—	—	(1)
Other items, net	2	1	9	39	51
Interest expense and debt conversion costs					(579)

Loss from continuing operations before taxes					(306)
Income tax benefit					89

Loss from continuing operations					(217)
Loss from discontinued operations, net of taxes					(91)
Net loss attributable to Dynegy Holdings Inc.					$(308)

Identifiable assets:
Domestic	$5,038	$440	$1,373	$1,215	$8,066
Other	—	—	13	57	70
Total	$5,038	$440	$1,386	$1,272	$8,136

Capital expenditures	$(101)	$(24)	$(22)	$(8)	$(155)

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 24—Quarterly Financial Information (Unaudited)

The following is a summary of Dynegy’s unaudited quarterly financial information for the years ended December 31, 2008 and 2007:

	Quarter Ended
	March 2008	June 2008	September 2008		December 2008
	(in millions, except per share data)
Revenues	$530	$261	$1,759		$774
Operating income (loss)	(130)	(354)	1,063		165
Net income (loss)	(152)	(274)	604	(1)	(7)	(2)
Net income (loss) attributable to Dynegy Inc. common stockholders	(152)	(272)	605	(1)	(7)	(2)
Net income (loss) per share attributable to Dynegy Inc. common stockholders	$(0.18)	$(0.32)	$0.72	(1)	$(0.01)	(2)
___________________
(1)
Includes a gain on the sale of the Rolling Hills power generation facility of $56 million.  Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Dispositions and Contract Terminations—Rolling Hills for further information.

(2)
Includes an impairment of our Heard County power generation facility of $47 million.  Please read Note 6—Impairment Charges—Asset Impairments for further information.  Includes a loss on the dissolution of DLS Power Development of $47 million and an impairment of our investment in DLS Power Development of $24 million.  Please read Note 13—Variable Interest Entities—DLS Power Holdings and DLS Power Development for further information.  Also includes translation gains related to the substantial liquidation of a foreign entity of $24 million.

	Quarter Ended
	March 2007	June 2007		September 2007		December 2007
	(in millions, except per share data)
Revenues	$504	$869		$856		$$689
Operating income	82	262		122		110
Net income (loss)	14	85	(1)	219	(2)	(47)	(3)
Net income (loss) attributable to Dynegy Inc. common stockholders	14	76	(1)	220	(2)	(46)	(3)
Net income (loss) per share attributable to Dynegy Inc. common stockholders	$0.03	$0.09	(1)	$0.26	(2)	$(0.06)	(3)
___________________
(1)
Includes a gain related to a change in the fair value of interest rate swaps, net of minority interest of $30 million and a gain related to the settlement of the Kendall tolling arrangement of $31 million.

(2)
Includes a gain on the sale of the CoGen Lyondell power generation facility of $210 million.  Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—GEN-WE Discontinued Operations—CoGen Lyondell for further information.

(3)
Includes tax expense resulting from an increase in Dynegy’s estimated state tax rate of approximately $50 million.  Also includes a gain related to the sale of a portion of our interest in the Plum Point Project of $39 million.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a summary of DHI’s unaudited quarterly financial information for the years ended December 31, 2008 and 2007:

	Quarter Ended
	March 2008	June 2008	September 2008		December 2008
	(in millions, except per share data)
Revenues	$530	$261	$1,759		$774
Operating income (loss)	(130)	(354)	1,063		165
Net income (loss)	(153)	(271)	605	(1)	24	(2)
Net income (loss) attributable to Dynegy Holdings Inc.	(153)	(269)	606	(1)	24	(2)
___________________
(1)
Includes a gain on the sale of the Rolling Hills power generation facility of $56 million.  Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Dispositions and Contract Terminations—Rolling Hills for further information.

(2)
Includes an impairment of our Heard County power generation facility of $47 million.  Please read Note 6—Impairment Charges—Asset Impairments for further information.  Includes translation gains related to the substantial liquidation of a foreign entity of $24 million.

	Quarter Ended
	March 2007	June 2007		September 2007		December 2007
	(in millions, except per share data)
Revenues	$504	$869		$856		$689
Operating income	99	264		122		110
Net income (loss)	22	99	(1)	221	(2)	(11)	(3)
Net income (loss) attributable to Dynegy Holdings Inc.	22	90	(1)	222	(2)	(10)	(3)
___________________
(1)
Includes a gain related to a change in the fair value of interest rate swaps, net of minority interest of $30 million and a gain related to the settlement of the Kendall tolling arrangement of $31 million.

(2)
Includes a gain on the sale of the CoGen Lyondell power generation facility of $210 million.  Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—GEN-WE Discontinued Operations—CoGen Lyondell for further information.

(3)
Includes tax expense resulting from an increase in DHI’s estimated state tax rate of approximately $25 million.  Also includes a gain related to the sale of a portion of our interest in the Plum Point Project of $39 million.

Note 25—Subsequent Events (Unaudited)

Events subsequent to December 31, 2008 through February 26, 2009:

Development JV.  Effective January 1, 2009, Dynegy entered into an agreement with LS Associates to dissolve the two companies' development joint venture.  Please read Note 13—Variable Interest Entities— DLS Power Holdings and DLS Power Development for further discussion.

Credit Facility Amendments.  On February 13, 2009, we entered into Amendment No. 3 to the Fifth Amended and Restated Credit Facility.  Please read Note 16—Debt—Fifth Amended and Restated Credit Facility for further discussion.

We have not updated in this Current Report on Form 8-K our financial statements or accompanying footnotes for the events disclosed below.  Please read our Quarterly Reports on Form 10-Q for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009 and our Current Reports on Form 8-K and any amendments thereto filed since our 2008 Form 10-K, for updated information.  Events subsequent to February 26, 2009 include:

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Credit Facility Amendments.  On August 5, 2009, we entered into Amendment No. 4 (“Amendment No. 4”) to DHI’s Credit Facility, which includes, among other items, the following material amendments related to the: (i) ratio of secured debt to EBITDA; (ii) ratio of EBITDA to consolidated interest expense; (iii) ratio of total indebtedness to EBITDA; (iv) post-amendment asset sales; (v) prepayment covenants; (vi) margin for borrowings; and (vii) unused commitment fee.

Heard County.  On April 30, 2009, we completed our sale of our interest in the Heard County power generation facility to Oglethorpe for approximately $105 million.  Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—GEN-WE Discontinued Operations—Heard County for further discussion.

Goodwill and Asset Impairments.  In 2009, due to several factors including a steep decline in forward commodity prices, a lack of acquisition activity, and a decline in our market capitalization from December 31, 2008 through March 31, 2009, we updated our impairment assessment of goodwill.  As a result, we recorded 2009 impairment charges on all three of our reporting units, as follows: (i) GEN-MW $76 million, (ii) GEN-WE $260 million; and (iii) GEN-NE $97 million.  We also performed an impairment analysis of our long-lived assets and recorded a pre-tax impairment charge of $5 million ($3 million after tax) in conjunction with our goodwill impairment assessment during the first quarter 2009.

At June 30, 2009, in connection with discussions leading to the agreement with LS Power discussed in “LS Power Transaction” below, we determined it was more likely than not that certain assets would be sold prior to the end of their previously estimated useful lives.  Therefore, we updated our March 31, 2009 long-lived asset impairment analysis for each of the asset groups that we were considering for sale as part of the proposed transaction as of June 30, 2009.  As a result, we recorded a pre-tax impairment charge of $197 million ($120 million after-tax) in the second quarter 2009.

In addition, we updated our March 31, 2009 impairment analysis for our remaining power generation facilities not under consideration for sale at June 30, 2009.  As a result of changes in market conditions in the second quarter 2009 within the Northeast region, we recorded a pre-tax impairment charge of $208 million ($129 million after-tax) related to the Roseton and Danskammer power generation facilities.

LS Power Transaction.  On August 9, 2009, we entered into a purchase and sale agreement with LS Power pursuant to which we agreed to (i) sell to LS Power our interests in: Dynegy Arlington Valley, LLC; Griffith Energy LLC; Bridgeport Energy LLC; Rocky Road Power, LLC; Tilton Energy LLC; Riverside Generating Company, L.L.C.; Bluegrass Generation Company, L.L.C.; Renaissance Power, L.L.C.; Sandy Creek Services, LLC; and Dynegy Sandy Creek Holdings, LLC, and (ii) issue to Adio Bond, LLC, an affiliate of LS Power, $235 million aggregate principal amount of DHI 7.50 percent senior unsecured notes due 2015.  In exchange for the ownership interests and notes, at closing we will receive (i) $1.025 billion in cash (consisting, in part, of the release of $175 million of restricted cash on our unaudited condensed consolidated balance sheets that was used to support our funding commitment to Sandy Creek and approximately $200 million for the unsecured notes), subject to working capital adjustments, and (ii) 245 million shares of Dynegy’s Class B common stock (currently held by LS Power), with the remaining 95 million shares of Dynegy’s Class B common stock held by LS Power to be converted at closing to the same number of shares of Dynegy’s Class A common stock.  Assuming all necessary conditions are satisfied or waived, the pending sale is expected to close in the fourth quarter 2009.

In connection with discussions leading to the agreement with LS Power, we determined it was more likely than not that certain assets would be sold prior to the end of their previously estimated useful lives.  Therefore, we updated our March 31, 2009 impairment analysis for each of the asset groups that we were considering for sale as part of the pending transaction with LS Power.  As a result of this evaluation, we recorded pre-tax impairment charges of $197 million during the second quarter 2009.  Of this charge, $179 million relates to the Bridgeport power generation facility and related assets and is included in Impairment and other charges in our unaudited condensed consolidated statements of operations in the GEN-NE segment.  The remaining $18 million ($11 million after-tax) relates to the Bluegrass power generation facility and related assets and is included in Income (loss) from discontinued operations in our unaudited condensed consolidated statements of operations in the GEN-MW segment.  As of the signing of our purchase and sale agreement with LS Power on August 9, 2009, the assets to be sold under this agreement met the criteria of held for sale.  Based on the fair value at September 30, 2009 of the consideration to be received from LS Power we recorded further pre-tax impairment charges of approximately $382 million, inclusive of costs to sell of $25 million, in the third quarter 2009 upon the asset groups meeting the criteria of held for sale.  Of this charge, $147 million is included in Impairment and other charges in our unaudited condensed consolidated statements of operations in the GEN-NE segment.  The remaining $235 million is included in Income (loss) from discontinued operations in our unaudited condensed consolidated statements of operations in the GEN-WE segment.  The impairment charges recorded in the third quarter were based on Dynegy’s stock price at September 30, 2009, which was $2.55 per share.  We will record additional gains or losses on the pending sale based on changes in the fair value of consideration received between September 30, 2009 and the anticipated closing of the transaction.  Any such gains or losses could be material.  Additionally, we expect to record a fourth quarter net loss on the sale of assets of approximately $85 million, related to the pending sale of our Sandy Creek investment.  However, this estimate could change materially based on changes in the value of our investment in Sandy Creek from September 30, 2009 through the time the transaction is closed.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Plum Point.  The Plum Point interest rate swap agreements are unconditionally and irrevocably guaranteed by Ambac Assurance Corporation (“Ambac”).  On July 28, 2009, Ambac’s credit rating was downgraded.  As a result of the Ambac downgrade, on October 16, 2009, Plum Point’s credit rating was also downgraded.  Based on Plum Point’s downgrade, the interest rate swap agreements can now be terminated at Ambac’s discretion.  However, Ambac has given no indication that they intend to cause the swaps to be terminated.  In fact, if they were to do so, they would trigger their own obligation as insurer to pay the liability associated with the swaps, as Plum Point does not have the resources to do so.  Based on the events described above, as of July 28, 2009, we believe the interest rate swap agreements no longer qualify for cash flow hedge accounting because the hedged forecasted transaction is not probable of occurring.

Two of the three Plum Point interest rate swap agreements contain provisions that require Plum Point’s debt to maintain an investment grade credit rating from each of the major credit rating agencies.   As Plum Point’s debt has fallen below investment grade, the counterparties to these two interest rate swap agreements could request immediate payment or demand collateralization on instruments in net liability positions if Ambac, as guarantor, were to declare bankruptcy.   However, absent an Ambac bankruptcy or Plum Point’s failure to make payments pursuant to the terms of the swap agreements, Plum Point is under no obligation to post collateral or terminate the swaps.  At September 30, 2009, the amount of collateral that Plum Point could be required to post under these two interest rate swap agreements in the event of an Ambac bankruptcy was approximately $135 million.   However, Plum Point does not have the funds available to post this collateral in the event it is requested.   A default on Plum Point’s obligations pursuant to the interest rate swap agreements would cause Plum Point to also be in default of the terms of its project debt.  Our obligations related to our investment in Plum Point are limited to our $15 million letter of credit issued under our Credit Facility to support our contingent equity contribution to the Plum Point Project.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Schedule I

DYNEGY INC.

CONDENSED BALANCE SHEETS OF THE REGISTRANT
(in millions)

	December 31, 2008	December 31, 2007
ASSETS
Current Assets
Cash and cash equivalents	$22	$35
Intercompany accounts receivable	534	1,756
Short term investments	1	—
Deferred income taxes	6	45
Total Current Assets	563	1,836
Other Assets
Investments in affiliates	7,369	6,101
Unconsolidated investments	15	61
Deferred income taxes	—	6
Total Assets	$7,947	$8,004

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$19	$5
Intercompany accounts payable	2	—
Other current liabilities	1	—
Total Current Liabilities	22	5
Intercompany long-term debt	2,244	2,243
Deferred income taxes	1,166	1,250
Total Liabilities	3,432	3,498
Commitments and Contingencies (Note 3)
Stockholders’ Equity
Class A Common Stock, $0.01 par value, 2,100,000,000 shares authorized at December 31, 2008 and December 31, 2007; 505,821,277 shares and 502,819,794 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	5	5
Class B Common Stock, $0.01 par value, 850,000,000 shares authorized at December 31, 2008 and December 31, 2007; 340,000,000 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	3	3
Additional paid-in capital	6,485	6,463
Subscriptions receivable	(2)	(5)
Accumulated other comprehensive income (loss), net of tax	(215)	(25)
Accumulated deficit	(1,690)	(1,864)
Treasury stock, at cost, 2,568,286 shares and 2,449,259 shares at December 31, 2008 and December 31, 2007, respectively	(71)	(71)
Total Stockholders’ Equity	4,515	4,506
Total Liabilities and Stockholders’ Equity	$7,947	$8,004

See Notes to Registrant’s Financial Statements and Dynegy Inc.’s Consolidated Financial Statements

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Schedule I

DYNEGY INC.

CONDENSED STATEMENTS OF OPERATIONS OF THE REGISTRANT
(in millions)

	Year Ended December 31,
	2008	2007	2006

Operating loss	$—	$—	$—
Earnings (losses) from unconsolidated investments	249	503	(452)
Interest expense	—	—	(6)
Debt conversion costs	—	—	(46)
Other income and expense, net	1	3	9
Income (loss) before income taxes	250	506	(495)
Income tax (expense) benefit	(76)	(242)	162
Net income (loss)	174	264	(333)
Less: Preferred stock dividends	—	—	9
Net income (loss) attributable to common stockholders	$174	$264	$(342)

See Notes to Registrant’s Financial Statements and Dynegy Inc.’s Consolidated Financial Statements

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Schedule I

DYNEGY INC.

CONDENSED STATEMENTS OF CASH FLOWS OF THE REGISTRANT
(in millions)

	Year Ended December 31,
	2008	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Operating cash flow, exclusive of intercompany transactions	$—	$8	$14
Intercompany transactions	3	46	59

Net cash provided by operating activities	3	54	73

CASH FLOWS FROM INVESTING ACTIVITIES:
Unconsolidated investments	(16)	(10)	—
Loans to DHI	—	—	120
Business acquisitions, net of cash acquired	—	(128)	(8)
Short term investments	(2)	—	—

Net cash provided by (used in) investing activities	(18)	(138)	112

CASH FLOWS FROM FINANCING ACTIVITIES:
Debt conversion costs	—	—	(46)
Redemption of Series C Preferred	—	—	(400)
Proceeds from issuance of capital stock	2	4	183
Dividends and other distributions, net	—	—	(17)
Other financing, net	—	(6)	—

Net cash provided by (used in) financing activities	2	(2)	(280)

Net decrease in cash and cash equivalents	(13)	(86)	(95)
Cash and cash equivalents, beginning of period	35	121	216

Cash and cash equivalents, end of period	$22	$35	$121

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid (net of amount capitalized)	—	—	5
Taxes paid (net of refunds)	23	48	9

SUPPLEMENTAL NONCASH FLOW INFORMATION
Conversion of Convertible Subordinated Debentures due 2023	—	—	225
Contribution of Sandy Creek to DHI	—	(16)	—
See Notes to Registrant’s Financial Statements and Dynegy Inc.’s Consolidated Financial Statements

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Schedule I

DYNEGY INC.

NOTES TO REGISTRANT’S FINANCIAL STATEMENTS

Note 1—Background and Basis of Presentation

These condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X, as the restricted net assets of Dynegy Inc.’s subsidiaries exceeds 25 percent of the consolidated net assets of Dynegy Inc.  These statements should be read in conjunction with the Consolidated Statements and notes thereto of Dynegy Inc.

We are a holding company and conduct substantially all of our business operations through our subsidiaries.  We began operations in 1985 and became incorporated in the State of Delaware in 2007 in anticipation of our April 2007 merger with the Contributed Entities.

Note 2—Commitments and Contingencies

For a discussion of our commitments and contingencies, please read Note 20—Commitments and Contingencies of our consolidated financial statements.

Please read Note 16—Debt of our consolidated financial statements and Note 20—Commitments and Contingencies—Guarantees and Indemnifications of our consolidated financial statements for a discussion of our guarantees.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Schedule II

DYNEGY INC.

VALUATION AND QUALIFYING ACCOUNTS
Years Ended December 31, 2008, 2007 and 2006

	Balance at Beginning of Period	Charged to Costs and Expenses		Charged to Other Accounts		Deductions		Balance at End of Period
	(in millions)
2008
Allowance for doubtful accounts	$20	$4		$(2)		$—		$22
Allowance for risk-management assets (1)	11	—		(11)		—		—
Deferred tax asset valuation allowance	62	(2)		—		(23)	(6)	37

2007
Allowance for doubtful accounts	$48	$(3)		$(21)	(5)	$(4)		$20
Allowance for risk-management assets (1)	—	11		—		—		11
Deferred tax asset valuation allowance	69	(6)		(1)		—		62

2006
Allowance for doubtful accounts	$103	$(35)	(2)	$43	(3)	$(63)	(4)	$48
Allowance for risk-management assets (1)	10	—		—		(10)		—
Deferred tax asset valuation allowance	70	17		—		(18)		69
___________________

(1)
Changes in price and credit reserves related to risk-management assets are offset in the net mark-to-market income accounts reported in revenues. In connection with adopting SFAS No. 157, “Fair Value Measurement” on January 1, 2008, our price and credit reserves related to risk management assets were no longer considered allowances as they are included in the fair value measurement of our derivative contracts.

(2)
Primarily represents the reversal of previously reserved receivables associated with a foreign entity.  Dynegy revised its estimate of the uncollectible portion of these receivables.  The charges are included in bad debt expense or discontinued operations, depending on the nature of the underlying receivable, and are reflected on our consolidated statements of operations.

(3)	Primarily represents the establishment of an allowance for doubtful accounts on a foreign entity.

(4)
Primarily represents the write-off off an uncollectible receivable associated with a foreign entity, which was previously reserved, as a result of a bankruptcy settlement.  As a result, Dynegy reduced its allowance for doubtful accounts and reduced the corresponding accounts receivable.

(5)	Primarily represents a partial reversal of the allowance for doubtful accounts on a foreign entity as a result of a bankruptcy settlement, as such amount will be collected.

(6)	Primarily represents the release of valuation allowance associated with foreign tax credits, which were previously reserved.

DYNEGY INC. and DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Schedule II

DYNEGY HOLDINGS INC.

VALUATION AND QUALIFYING ACCOUNTS
Years Ended December 31, 2008, 2007 and 2006

	Balance at Beginning of Period	Charged to Costs and Expenses		Charged to Other Accounts		Deductions		Balance at End of Period
	(in millions)
2008
Allowance for doubtful accounts	$15	$5		$—		$—		$20
Allowance for risk-management assets (1)	11	—		(11)		—		—
Deferred tax asset valuation allowance	59	(2)		—		(20)	(6)	37

2007
Allowance for doubtful accounts	$48	$(3)		$(21)	(5)	$(9)		$15
Allowance for risk-management assets (1)	—	11		—		—		11
Deferred tax asset valuation allowance	66	(6)		(1)		—		59

2006
Allowance for doubtful accounts	$103	$(35)	(2)	$43	(3)	$(63)	(4)	$48
Allowance for risk-management assets (1)	10	—		—		(10)		—
Deferred tax asset valuation allowance	52	4		15		(5)		66
___________________

(1)
Changes in price and credit reserves related to risk-management assets are offset in the net mark-to-market income accounts reported in revenues. In connection with adopting SFAS No. 157, “Fair Value Measurement” on January 1, 2008, our price and credit reserves related to risk management assets were no longer considered allowances as they are included in the fair value measurement of our derivative contracts.

(2)
Primarily represents the reversal of previously reserved receivables associated with a foreign entity.  DHI revised its estimate of the uncollectible portion of these receivables.  The charges are included in bad debt expense or discontinued operations, depending on the nature of the underlying receivable, and are reflected on our consolidated statements of operations.

(3)	Primarily represents the establishment of an allowance for doubtful accounts on a foreign entity.

(4)
Primarily represents the write-off off an uncollectible receivable associated with a foreign entity, which was previously reserved, as a result of a bankruptcy settlement.  As a result, DHI reduced its allowance for doubtful accounts and reduced the corresponding accounts receivable.

(5)	Primarily represents a partial reversal of the allowance for doubtful accounts on a foreign entity as a result of a bankruptcy settlement, as such amount will be collected.

(6)	Primarily represents the release of valuation allowance associated with foreign tax credits, which were previously reserved.